As filed with the Securities and Exchange Commission on July 26, 2005
Registration No. 333-125728

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Colorado Interstate Gas Company
(Exact name of registrant as specified in its charter)

Delaware	4922	38-1281755
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
El Paso Building
1001 Louisiana Street
Houston, Texas 77002
(713) 420-2600
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive officer)
David L. Siddall, Esq.
El Paso Building
1001 Louisiana Street
Houston, Texas 77002
(713) 420-2600
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Michael O’Leary Andrews Kurth LLP 600 Travis Street, Suite 4200 Houston, Texas 77002 (713) 220-4200	Kelly J. Jameson, Esq. El Paso Building 1001 Louisiana Street Houston, Texas 77002 (713) 420-2600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering Price	Aggregate Offering	Registration
Securities to be Registered	to be Registered	Per Unit(1)	Price(1)	Fee

5.95% Senior Notes due 2015	$200,000,000	100%	$200,000,000	$23,540(1)

(1)	The registration fee was calculated pursuant to Rule 457(f) under the Securities Act of 1933. For purposes of this calculation, the Offering Price per Note was assumed to be the stated principal amount of each original note that may be received by the Registrant in the exchange transaction in which the notes will be offered.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 26, 2005
PROSPECTUS
Colorado Interstate Gas Company
$200,000,000
Offer to Exchange
All Outstanding 5.95% Senior Notes Due 2015
for
All Registered 5.95% Senior Notes Due 2015
THE EXCHANGE OFFER WILL EXPIRE AT 5:00 PM NEW YORK
CITY TIME, ON                         , 2005, UNLESS EXTENDED

The Notes
      We are offering to exchange all of our outstanding 5.95% Senior Notes due 2015 for our registered 5.95% Senior Notes due 2015. In this prospectus, we will call the original notes the “Old Notes” and the registered notes the “New Notes.” The Old Notes and New Notes are collectively referred to in this prospectus as the “notes.”
TERMS OF THE EXCHANGE OFFER:

•	The terms of the New Notes will be substantially identical to the Old Notes, except that the New Notes will not be subject to transfer restrictions or registration rights relating to the Old Notes. The New Notes will represent the same debt as the Old Notes, and will be issued under the same indenture.

•	Subject to certain customary conditions, which we may waive, the exchange offer is not conditioned upon a minimum aggregate principal amount of Old Notes being tendered.

•	Interest on the New Notes will accrue from March 9, 2005 at the rate of 5.95% per annum, payable semi-annually in arrears on each March 15 and September 15, beginning September 15, 2005.

•	We will exchange an equal principal amount of all Old Notes for New Notes that you validly tender and do not validly withdraw before the exchange offer expires. We do not currently intend to extend the exchange offer.

•	You may withdraw tenders of the Old Notes at any time prior to the expiration of the exchange offer.

•	The exchange of Old Notes for New Notes will not be a taxable event for United States federal income tax purposes.

•	We will not receive any proceeds from this exchange offer.

•	There is no existing market for the New Notes to be issued, and we do not intend to apply for their listing on any securities exchange or arrange for them to be quoted on any quotation system.
      See the section entitled “Description of the Notes” that begins on page 54 for more information about the New Notes issued in this exchange offer and the Old Notes.
       This investment involves risks. See the section entitled “Risk Factors” that begins on page 9 for a discussion of the risks that you should consider in connection with your investment in the notes.
       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
      Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. See “Plan of Distribution.”
The date of this prospectus is                     , 2005.

WHERE YOU CAN FIND MORE INFORMATION
      This prospectus, which constitutes a part of the registration statement on Form S-4 that we have filed with the Securities and Exchange Commission, or the SEC, under the Securities Act of 1933, as amended, or the Securities Act, does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. We refer you to the registration statement and to its exhibits for further information with respect to us and the New Notes. The statements contained in this prospectus concerning the provisions of any document are not necessarily complete, and, in each instance, we refer you to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.
      This prospectus incorporates important business and financial information about us that is not included in or delivered with the prospectus. This information is available without charge to holders of the notes upon written or oral request to the Corporate Secretary, El Paso Building, 1001 Louisiana Street, Houston, Texas 77002, telephone number (713) 420-2600. In order to obtain timely delivery, you must request documents from us no later than                     , 2005, which is five business days before the expiration of the exchange offer.
      We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or Exchange Act, and, in accordance therewith, file annual, quarterly and current reports and other information with the SEC. Such reports and other information may be read and copied at the SEC Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of such material by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for more information on the public reference

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room. The SEC also maintains an internet web site that contains reports and other information about us, that we file electronically with the SEC. The address of the site is http: //www.sec.gov.
      We have not authorized anyone to give any information or make any representation that differs from, or adds to, the information in this document or in our documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.
      If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this document, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this document does not extend to you.
      The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
      We have made statements in this document that constitute forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. Forward-looking statements include information concerning our possible or assumed future results of operations. These statements may relate to, but are not limited to, information or assumptions about capital and other expenditures, dividends, financing plans, capital structure, cash flow, pending legal and regulatory proceedings and claims, including environmental matters, future economic performance, operating income, cost savings, management’s plans, goals and objectives for future operations and growth. These forward-looking statements generally are accompanied by words such as “intend,” “anticipate,” “believe,” “estimate,” “expect,” “should” or similar expressions. You should understand that these forward-looking statements are estimates that reflect the best judgment of our senior management and are not guarantees of future performance. They are subject to a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements.
      For a description of certain risks relating to us and our business, see “Risk Factors” beginning on page 9 of this document and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 20 of this document. In addition, we can give you no assurance that:

•	we have correctly identified and assessed all of the factors affecting our businesses;

•	the publicly available and other information with respect to these factors on which we have based our analysis is complete or correct;

•	our analysis is correct; or

•	our strategies, which are based in part on this analysis, will be successful.
      Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date of this document.
      All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section and any other cautionary statements that may accompany such forward-looking statements. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, unless the securities laws require us to do so.

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PROSPECTUS SUMMARY
      This summary highlights some basic information appearing in other sections of this prospectus. It is not complete and does not contain all the information that you should consider before exchanging Old Notes for New Notes. You should carefully read this prospectus to understand fully the terms of the exchange offer and the New Notes, as well as the tax and other considerations that may be important to you. You should pay special attention to the “Risk Factors” section beginning on page 9 of this prospectus. You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document. For purposes of this prospectus, unless the context otherwise indicates, when we refer to “Colorado Interstate Gas,” “us,” “we,” “our,” or “ours,” we are describing Colorado Interstate Gas Company, together with its subsidiaries. References to “El Paso” mean El Paso Corporation.
Our Business
      We are a Delaware corporation incorporated in 1927. In January 2001, we became an indirect wholly owned subsidiary of El Paso Corporation. In January 2004, our parent, Noric Holdings III, L.L.C., was merged into El Paso Noric Investments III, L.L.C., or Noric III, a wholly owned indirect subsidiary of El Paso. Our primary business consists of interstate transportation and storage of natural gas. We conduct our business activities through our natural gas pipeline system and storage facilities as discussed below.
      The Pipeline System. The Colorado Interstate Gas system provides natural gas transmission, storage and processing services and consists of approximately 4,000 miles of pipeline with a design capacity of approximately 3 billion cubic feet per day, or Bcf/d. During 2004, 2003 and 2002, average throughput was 1,744 billion British thermal units per day, or BBtu/d, 1,685 BBtu/d and 1,649 BBtu/d. Our system extends from most production areas in the Rocky Mountain region and the Anadarko Basin to the front range of the Rocky Mountains and interconnects with several pipeline systems transporting gas to the Midwest, the Southwest, California and the Pacific Northwest.
      Storage Facilities. Along our pipeline system, we have approximately 29 billion cubic feet, or Bcf, of underground working natural gas storage capacity provided by four storage facilities located in Colorado and Kansas.
      Our principal executive offices are in the El Paso Building, located at 1001 Louisiana Street, Houston, Texas 77002, and our telephone number at that address is (713) 420-2600.

Summary of the Terms of the Exchange Offer

Initial Offering of Old Notes	On March 9, 2005, we issued in a private placement 5.95% Senior Notes due 2015. We refer to these notes as the Old Notes in this prospectus.

Registration Rights Agreement	Pursuant to the registration rights agreement between us and the initial purchasers entered into in connection with the private placement of the Old Notes, we have agreed to offer to exchange the Old Notes for up to $200,000,000 principal amount of 5.95% Senior Notes due 2015 that are being offered hereby. We refer to the notes issued for the Old Notes in this exchange offer as the New Notes. We have filed this registration statement to meet our obligation under the registration rights agreement. If we fail to satisfy these obligations under the registration rights agreement, we will be required to pay liquidated damages to holders of the Old Notes under specified circumstances.

The Exchange Offer	We are offering to exchange all Old Notes for the same aggregate principal amount of the New Notes, which have been registered under the Securities Act. The Old Notes may be tendered only in $1,000 increments. We will exchange all Old Notes for New Notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer. We will cause the exchange to be effected promptly after the expiration date of the exchange offer.

The New Notes will evidence the same debt as the Old Notes and will be issued under and entitled to the benefits of the same indenture that governs the Old Notes. Because we have registered the New Notes, the New Notes will not be subject to transfer restrictions, and holders of Old Notes that have tendered and had their outstanding notes accepted in the exchange offer will have no registration rights.

If You Fail to Exchange Your Old Notes	If you do not exchange your Old Notes for New Notes in the exchange offer, you will continue to be subject to the restrictions on transfer provided in the Old Notes and the indenture governing those notes. In general, you may not offer or sell your Old Notes unless they are registered under the federal securities laws or are sold in a transaction exempt from or not subject to the registration requirements of the federal securities laws and applicable state securities laws.

Procedures for Tendering Your Old Notes	If you wish to tender your Old Notes for New Notes, you must:

• complete and sign the enclosed letter of transmittal by following the related instructions, and

• send the letter of transmittal, as directed in the instructions, together with any other required documents, to the exchange agent either (1) with the Old Notes to be tendered, or (2) in compliance with the specified procedures for guaranteed delivery of the Old Notes.

Brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer.

By executing the letter of transmittal or by transmitting an agent’s message in lieu thereof, you will represent to us that, among other things:

• the New Notes you receive will be acquired in the ordinary course of your business;

• you are not participating, and you have no arrangement with any person or entity to participate, in the distribution of the New Notes;

• you are not our “affiliate,” as defined in Rule 405 under the Securities Act, or a broker-dealer tendering Old Notes acquired directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

• if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the New Notes.

If your Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact that person promptly if you wish to tender your Old Notes pursuant to this exchange offer. See “The Exchange Offer — Procedures for Tendering Old Notes.” Please do not send your letter of transmittal or certificates representing your Old Notes to us. Those documents should be sent only to the exchange agent. Questions regarding how to tender and requests for information should be directed to the exchange agent. See “The Exchange Offer — Exchange Agent.”

Resale of the New Notes	Except as provided below, we believe that the New Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

• the New Notes are being acquired in the ordinary course of business,

• you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the New Notes issued to you in the exchange offer,

• you are not our affiliate, and

• you are not a broker-dealer tendering Old Notes acquired directly from us for your account.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties that are not related to us. The SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the SEC would make similar determinations with respect to this exchange offer. If any of these conditions are not satisfied, or if our belief is not accurate, and you transfer any New Notes issued to you in the exchange offer without delivering a resale prospectus meeting the requirements of the Securities Act or without an exemption from registration of your New Notes from those requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where the Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See “Plan of Distribution.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2005, unless we decide to extend the expiration date. We do not currently intend to extend the exchange offer.

Conditions to the Exchange Offer	The exchange offer is not subject to any conditions other than that it does not violate applicable law or any applicable interpretation of the staff of the SEC.

Exchange Agent	We have appointed The Bank of New York Trust Company, N.A., as exchange agent for the exchange offer. You can reach the exchange agent at the address set forth on the back cover of this prospectus. For more information with respect to the exchange offer, you may call the exchange agent at (212) 815-6331; the fax number for the exchange agent is (212) 298-1915.

Withdrawal Rights	You may withdraw the tender of your Old Notes at any time before the expiration date of the exchange offer. You must follow the withdrawal procedures as described under the heading “The Exchange Offer — Withdrawal of Tenders.”

Federal Income Tax Considerations	The exchange of Old Notes for the New Notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. See “Material United States Federal Income Tax Considerations.”

Acceptance of Old Notes and Delivery of New Notes	We will accept for exchange any and all Old Notes that are properly tendered in the exchange offer prior to the expiration date. See “The Exchange Offer — Procedures for Tendering Old Notes.” The New Notes issued pursuant to the exchange offer will be delivered promptly following the expiration date.

Summary of Terms of New Notes

Issuer	Colorado Interstate Gas Company

New Notes	$200,000,000 aggregate principal amount of 5.95% Senior Notes due 2015.

Maturity Date	March 15, 2015.

Interest Rate	5.95% per annum, accruing from March 9, 2005.

Interest Payment Dates	March 15 and September 15 of each year, beginning September 15, 2005.

Optional Redemption	We may redeem some or all of the New Notes, at any time, at the redemption price described under “Description of the Notes — Optional Redemption,” which will include a make-whole premium.

Ranking	The New Notes will be:

• our senior unsecured indebtedness ranking equally in right of payment with all of our existing and future unsubordinated debt;

• senior in right of payment to any of our future subordinated debt;

• effectively junior to our secured indebtedness to the extent of the assets securing such indebtedness; and

• not guaranteed by any of our subsidiaries or parent companies, and accordingly, will be effectively junior to all existing and future indebtedness and other liabilities of our subsidiaries. See “Description of the Notes — Ranking.”

Our consolidated subsidiaries have no outstanding indebtedness. We do not currently conduct any material activates through our subsidiaries.

Certain Covenants	The indenture governing the notes contains covenants for your benefit. These covenants restrict our ability to:

• incur debt secured by liens;

• engage in sale-leaseback transactions; or

• merge or consolidate with another entity or sell, lease or transfer substantially all of our properties or assets to another entity.

Use of Proceeds	We will not receive any proceeds from the exchange of the outstanding Old Notes for the New Notes.

Risk Factors	You should read the “Risk Factors” section beginning on page 9, as well as the other cautionary statements throughout this prospectus, to ensure you understand the risks associated with the exchange of the outstanding Old Notes for the New Notes.

Further Issuances	We may, from time to time, without notice to or the consent of the holders of the New Notes, increase the principal amount of this series of notes under the indenture and issue such increased principal amount (or any portion thereof), in which case any additional notes so issued will have the same form and terms (other than the date of issuance and, under certain circumstances, the date from which interest thereon will begin to accrue), and will carry the same right to receive accrued and unpaid interest, as the New Notes previously issued, and such additional notes will form a single series with the notes.

Summary Historical Financial and Operating Information
      You should read the following summary historical consolidated financial and operating information in connection with the consolidated financial statements and related notes included in this prospectus. The historical consolidated financial and operating data for each of the three fiscal years ended December 31, 2004 were derived from the annual consolidated financial statements included in this prospectus. The data for the quarters ended March 31, 2004 and 2005 were derived from our unaudited interim condensed consolidated financial statements also appearing in this prospectus. Our summary historical results are not necessarily indicative of results to be expected in future periods.

				Quarter Ended
	Year Ended December 31,			March 31,

	2002	2003	2004	2004	2005

				(Unaudited)
	(In millions)
Operating Results Data:
Operating revenues	$256	$279	$284	$75	$77
Operating expenses
Operation and maintenance	88	94	122	25	34
Depreciation, depletion and amortization	21	21	30	7	7
Gain on long-lived assets	(1)	(6)	—	—	—
Taxes, other than income taxes	7	11	12	4	4

	115	120	164	36	45
Operating income	141	159	120	39	32
Other income, net	—	22	2	—	1
Affiliated dividend income	14	—	—	—	—
Interest and debt expense	(23)	(24)	(25)	(6)	(7)
Affiliated interest income, net	4	10	15	4	5

Income before income taxes	136	167	112	37	31
Income taxes	45	64	39	14	12

Income from continuing operations	91	103	73	23	19
Discontinued operations, net of income taxes	66	8	—	—	—

Net income	$157	$111	$73	$23	$19
Other comprehensive (loss)	(3)	—	—	—	—

Comprehensive income	$154	$111	$73	$23	$19

Cash Flow Data:
Cash from continuing operations:
Provided by operating activities	$190	$172	$80	$44	$53
Used in investing activities	(328)	(208)	(84)	(48)	(53)
Provided by financing activities	148	29	—	—	197
Cash from net operations:
Provided by operating activities	203	168	80	44	53
Used in investing activities	(193)	(134)	(84)	(48)	(53)
Provided by (used in) financing activities	—	(41)	—	—	197

							Quarter Ended
	Year Ended December 31,						March 31,

	2002		2003		2004		2004		2005

							(Unaudited)
	(In millions, except volumes and ratios)
Financial Position Data:
Total property, plant and equipment, net	$756		$785		$807		$791		$803
Total assets	1,417		1,424		1,480		1,466		1,740
Total debt	280		280		280		280		480
Stockholder’s equity	790		859		932		882		951
Other Financial Data (Unaudited):
Ratio of earnings to fixed charges(1)	6.1	x	7.4	x	5.3	x	7.2	x	5.4	x
Operating Data (Unaudited):
Throughput Volumes (BBtu/d)(2)	1,649		1,685		1,744		1,775		1,863

(1)	For purposes of this computation, earnings represents income from continuing operations before income taxes, interest expense, excluding interest on rate refunds, amortization of debt costs and that portion of rental expense which represents an interest factor. Fixed charges means that sum of interest costs, excluding interest on rate refunds, amortization of debt costs and that portion of rental expense which represents an interest factor.

(2)	Throughput volumes include billable transportation throughput volumes for storage activities and exclude volumes related to discontinued operations.

RISK FACTORS
      Before you decide to participate in the exchange offer, you should read the following risks, uncertainties and factors that may adversely affect us.
Risks Related to Our Business
Our success depends on factors beyond our control.
      Our business is primarily the transportation and storage of natural gas for third parties. As a result, the volume of natural gas involved in these activities depends on the actions of those third parties, and is beyond our control. Further, the following factors, most of which are beyond our control, may unfavorably impact our ability to maintain or increase current throughput and rates, to renegotiate existing contracts as they expire, or to remarket unsubscribed capacity:

•	service area competition;

•	expiration and/or turn back of significant contracts;

•	changes in regulation and actions of regulatory bodies;

•	future weather conditions;

•	price competition;

•	drilling activity and supply availability of natural gas;

•	decreased availability of conventional gas supply sources and the availability and timing of other gas supply sources;

•	increased availability or popularity of alternative energy sources such as hydroelectric power;

•	increased cost of capital;

•	opposition to energy infrastructure development, especially in environmentally sensitive areas;

•	adverse general economic conditions; and

•	unfavorable movements in natural gas and liquids prices.
The revenues of our pipeline businesses are generated under contracts that must be renegotiated periodically.
      Our revenues are generated under transportation services and storage contracts that expire periodically and must be renegotiated and extended or replaced. Although we actively pursue the renegotiation, extension and/or replacement of these contracts, we cannot assure that we will be able to extend or replace these contracts when they expire or that the terms of any renegotiated contracts will be as favorable as the existing contracts. For a further discussion of these matters, see “Business — Markets and Competition.”
      In particular, our ability to extend and/or replace transportation services and storage contracts could be adversely affected by factors we cannot control, including:

•	competition by other pipelines, including the proposed construction by other companies of additional pipeline capacity in markets served by us;

•	changes in state regulation of local distribution companies, which may cause them to negotiate short-term contracts or turn back their capacity when their contracts expire;

•	reduced demand and market conditions in the areas we serve;

•	the availability of alternative energy sources or gas supply points; and

•	regulatory actions.

      If we are unable to renew, extend or replace these contracts or if we renew them on less favorable terms, we may suffer a material reduction in our revenues and earnings.
Fluctuations in energy commodity prices could adversely affect our business.
      Revenues generated by our transportation services and storage contracts depend on volumes and rates, both of which can be affected by the prices of natural gas. Increased natural gas prices could result in a reduction of the volumes transported by our customers, such as power companies who, depending on the price of fuel, may not dispatch gas-fired power plants. Increased prices could also result in industrial plant shutdowns or load losses to competitive fuels and local distribution companies’ loss of customer base. We also experience volatility in our financial results when the amounts of natural gas utilized in operations differ from the amounts we receive for that purpose. The success of our operations is subject to continued development of additional natural gas reserves in the vicinity of our facilities and our ability to access additional suppliers from interconnecting pipelines to offset the natural decline from existing wells connected to our systems. A decline in energy prices could precipitate a decrease in these development activities and could cause a decrease in the volume of reserves available for transmission or storage on our system. If natural gas prices in the supply basins connected to our pipeline system are higher than prices in other natural gas producing regions, our ability to compete with other transporters may be negatively impacted. Fluctuations in energy prices are caused by a number of factors, including:

•	regional, domestic and international supply and demand;

•	availability and adequacy of transportation facilities;

•	energy legislation;

•	federal and state taxes, if any, on the transportation and storage of natural gas;

•	abundance of supplies of alternative energy sources; and

•	political unrest among oil-producing countries.
The agencies that regulate us and our customers affect our profitability.
      Our pipeline business is regulated by the Federal Energy Regulatory Commission, or FERC, The U.S. Department of Transportation and various state and local regulatory agencies. Regulatory actions taken by these agencies have the potential to adversely affect our profitability. In particular, the FERC regulates the rates we are permitted to charge our customers for our services. In setting authorized rates of return in a few recent FERC decisions, the FERC has utilized a proxy group of companies that includes local distribution companies that are not faced with as much competition or risk as interstate pipelines. The inclusion of these companies may create downward pressure on tariff rates when subjected to review at the FERC.
      If our tariff rates were reduced in a future rate proceeding, if our volume of business under our currently permitted rates was decreased significantly or if we were required to substantially discount the rates for our services because of competition, our profitability and liquidity could be reduced.
      Further, state agencies and local governments that regulate our local distribution company customers could impose requirements that could impact demand for our services.
Costs of environmental liabilities, regulations and litigation could exceed our estimates.
      Our operations are subject to various environmental laws and regulations. These laws and regulations obligate us to install and maintain pollution controls and to clean up various sites at which regulated materials may have been disposed of or released. We are also party to legal proceedings involving environmental matters pending in various courts and agencies.

      It is not possible for us to estimate reliably the amount and timing of all future expenditures related to environmental matters because of:

•	the uncertainties in estimating clean up costs;

•	the discovery of new sites or information;

•	the uncertainty in quantifying our liability under environmental laws that impose joint and several liability on all potentially responsible parties;

•	the nature of environmental laws and regulations; and

•	potential changes in environmental laws and regulations, including changes in the interpretation or enforcement thereof.
      Although we believe we have established appropriate reserves for liabilities, including clean up costs, we could be required to set aside additional reserves in the future due to these uncertainties, and these amounts could be material. For additional information, see “Business — Legal Proceedings.”
Our operations are subject to operational hazards and uninsured risks.
      Our operations are subject to the inherent risks normally associated with those operations, including pipeline ruptures, explosions, pollution, release of toxic substances, fires and adverse weather conditions, and other hazards, each of which could result in damage to or destruction of our facilities or damages or injuries to persons. In addition, our operations face possible risks associated with acts of aggression on our assets. If any of these events were to occur, we could suffer substantial losses.
      While we maintain insurance against many of these risks to the extent and in amounts that we believe are reasonable, our financial condition and operations could be adversely affected if a significant event occurs that is not fully covered by insurance.
One customer contracts for a substantial portion of our firm transportation capacity.
      For 2004, contracts with Public Service Company of Colorado, or PSCO, were substantial. For additional information on our contracts with PSCO, see “Business — Markets and Competition” and Notes to Consolidated Financial Statements, Note 9 on page F-17. The loss of this customer or a decline in its creditworthiness could adversely affect our results of operations, financial position and cash flow.
Our system of internal controls ensure the accuracy or completeness of our disclosures and a loss of public confidence in the quality of our internal controls or disclosures could have a negative impact on us.
      As a result of our efforts to comply with this requirement, we determined that as of December 31, 2004, we did not maintain effective internal control over financial reporting. We identified several deficiencies in internal control over financial reporting, one of which management concluded constituted a material weakness. Although we have taken steps to remediate some of these deficiencies, additional steps must be taken to remediate the remaining control deficiencies. If we are unable to remediate our identified internal control deficiencies over financial reporting, or we identify additional deficiencies in our internal controls over financial reporting, we could be subjected to additional regulatory scrutiny, future delays in filing our financial statements and suffer a loss of public confidence in the reliability of our financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, which could have a negative impact on our liquidity, access to capital markets and our financial condition.
      In addition to the risk of not completing the remediation of all deficiencies in our internal controls over financial reporting, we do not expect that our disclosure controls and procedures or our internal controls over financial reporting will prevent all mistakes, errors and fraud. Any system of internal controls, no matter how well designed or implemented, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. The design of a control system must reflect the fact that the benefits of controls must be considered relative to their costs. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Therefore, any system of internal controls is subject to inherent limitations, including the possibility that controls may be circumvented or overridden, that judgments in decision-making can be faulty, and that misstatements due to mistakes, errors or fraud may occur and may not be detected. Also, while we document our assumptions and review financial disclosures, the regulations and literature governing our disclosures are complex and reasonable persons may disagree as to their application to a particular situation or set of facts. In addition, the applicable regulations and literature are relatively new. As a result, they are potentially subject to change in the future, which could include changes in the interpretation of the existing regulations and literature as well as the issuance of more detailed rules and procedures.
Risks Related to Our Affiliation with El Paso
      El Paso files reports, proxy statements and other information with the SEC under the Exchange Act. Each prospective investor should consider this information and the matters disclosed therein in addition to the matters described in this prospectus. Such information is not incorporated by reference herein.
Our relationship with El Paso and its financial condition subjects us to potential risks that are beyond our control.
      Due to our relationship with El Paso, adverse developments or announcements concerning El Paso could adversely affect our financial condition, even if we have not suffered any similar development. The ratings assigned to El Paso’s senior unsecured indebtedness are below investment grade, currently rated Caa1 by Moody’s Investor Service and B- by Standard & Poor’s. The ratings assigned to our senior unsecured indebtedness are currently rated B1 by Moody’s Investor Service and B by Standard & Poor’s. Further downgrades of our credit rating could increase our cost of capital and collateral requirements, and could impede our access to capital markets. El Paso continues its efforts to execute its Long Range Plan that established certain financial and other objectives, including significant debt reduction. An inability to meet these objectives could adversely affect El Paso’s liquidity position, and in turn affect our financial condition.
      Pursuant to El Paso’s cash management program, surplus cash is made available to El Paso in exchange for an affiliated receivable. In addition, we conduct commercial transactions with some of our affiliates. El Paso provides cash management and other corporate services for us. If El Paso is unable to meet its liquidity needs, there can be no assurance that we will be able to access cash under the cash management program, or that our affiliates would pay their obligations to us. However, we might still be required to satisfy affiliated company payables. Our inability to recover any affiliated receivables owed to us could adversely affect our ability to repay our outstanding indebtedness. For a further discussion of these matters, see “Certain Relationships and Related Party Transactions.”
      In 2004, El Paso restated its 2003 and prior financial statements and the financial statements of certain of its subsidiaries for the same periods due to revisions to their natural gas and oil reserves and for adjustments related to the manner in which they historically accounted for hedges of their natural gas production. As a result of its reserve revisions, several class action lawsuits have been filed against El Paso and several of its subsidiaries, but not against us. The reserve revisions have also become the subject of investigations by the SEC and U.S. Attorney. These investigations and lawsuits may further negatively impact El Paso’s credit ratings and place further demands on its liquidity.
      El Paso reviews its internal controls over financial reporting as part of El Paso’s compliance efforts under Section 404 of the Sarbanes-Oxley Act. Such review is performed consistent with the guidance established by the Public Company Accounting Oversight Board. Under the supervision and with the participation of its management, including its Chief Executive Officer and Chief Financial Officer, El Paso made an assessment of the effectiveness of its internal control over financial reporting as of December 31, 2004. In making this assessment, El Paso used the criteria established in Internal Control — Integrated Framework issued by the

Committee of Sponsoring Organizations of the Treadway Commission. As of December 31, 2004, El Paso did not maintain effective controls over (1) access to financial application programs and data in certain information technology environments, (2) account reconciliations and (3) identification, capture and communication of financial data used in accounting for non-routine transactions or activities. El Paso concluded these control deficiencies are material weaknesses that existed as of December 31, 2004. A material weakness is a control deficiency, or combination of control deficiencies, that results in a more than remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. No assurance can be given that additional material weaknesses or significant deficiencies will not be identified in the future. If additional material weaknesses or significant deficiencies are so identified, they could have an adverse effect on the ratings assigned to El Paso’s senior debt, which could in turn affect adversely the ratings assigned to our senior debt.
We may be subject to a change of control under certain circumstances.
      Our parent, Noric III, pledged its equity interests in us as collateral under El Paso’s $3 billion credit agreement. As a result, our ownership is subject to change if there is an event of default under the credit agreement and El Paso’s lenders under its credit agreement exercise rights over their collateral.
A default under El Paso’s $3 billion credit agreement by any party could accelerate our future borrowings, if any, under the agreement and our long-term debt, which could adversely affect our liquidity position.
      We are a party to El Paso’s $3 billion credit agreement. We are only liable, however, for our borrowings under the agreement, which were zero as of March 31, 2005. Under the credit agreement, a default by El Paso, or any other party, could result in the acceleration of all outstanding borrowings under the credit agreement, including the borrowings of any non-defaulting party. The acceleration of our future borrowings, if any, under the credit agreement, or the inability to borrow under the credit agreement, could adversely affect our liquidity position and, in turn, our financial condition.
We could be substantively consolidated with El Paso if El Paso were forced to seek protection from its creditors in bankruptcy.
      If El Paso were the subject of voluntary or involuntary bankruptcy proceedings, El Paso and its other subsidiaries and their creditors could attempt to make claims against us, including claims to substantively consolidate our assets and liabilities with those of El Paso and its other subsidiaries. The equitable doctrine of substantive consolidation permits a bankruptcy court to disregard the separateness of related entities and to consolidate and pool the entities’ assets and liabilities and treat them as though held and incurred by one entity where the interrelationship between the entities warrants such consolidation. We believe that any effort to substantively consolidate us with El Paso and/or its other subsidiaries would be without merit. However, we cannot assure you that El Paso and/or its other subsidiaries or their respective creditors would not attempt to advance such claims in a bankruptcy proceeding or, if advanced, how a bankruptcy court would resolve the issue. If a bankruptcy court were to substantively consolidate us with El Paso and/or its other subsidiaries, there could be a material adverse effect on our financial condition and liquidity.
We are an indirect subsidiary of El Paso.
      As an indirect subsidiary of El Paso, El Paso has substantial control over:

•	our payment of dividends;

•	decisions on our financings and our capital raising activities;

•	mergers or other business combinations;

•	our acquisitions or dispositions of assets; and

•	our participation in El Paso’s cash management program.
      El Paso may exercise such control in its interests and not necessarily in the interests of us or the holders of our long-term debt.
Risks Associated with the Exchange Offer
If you fail to follow the exchange offer procedures, your Old Notes will not be accepted for exchange.
      We will not accept your Old Notes for exchange if you do not follow the exchange offer procedures. We will issue New Notes as part of this exchange offer only after timely receipt of your Old Notes, a properly completed and duly executed letter of transmittal and all other required documents or if you comply with the guaranteed delivery procedures for tendering your Old Notes. Therefore, if you want to tender your Old Notes, please allow sufficient time to ensure timely delivery. If we do not receive your Old Notes, letter of transmittal, and all other required documents by the expiration date of the exchange offer, or you do not otherwise comply with the guaranteed delivery procedures for tendering your Old Notes, we will not accept your Old Notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange. If there are defects or irregularities with respect to your tender of Old Notes, we will not accept your Old Notes for exchange unless we decide in our sole discretion to waive such defects or irregularities.
If you fail to exchange your Old Notes for New Notes, they will continue to be subject to the existing transfer restrictions and you may not be able to sell them.
      We did not register the Old Notes, nor do we intend to do so following the exchange offer. Old Notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. As a result, if you hold Old Notes after the exchange offer, you may not be able to sell them. To the extent any Old Notes are tendered and accepted in the exchange offer, the trading market, if any, for the Old Notes that remain outstanding after the exchange offer may be adversely affected due to a reduction in market liquidity.
Risks Related to the Notes
Our indebtedness could impair our financial condition and our ability to fulfill our debt obligations, including our obligations under the notes.
      As of March 31, 2005, on a pro forma basis after giving effect to the repayment of the 10% senior debentures due in June 2005, we had total indebtedness of approximately $300 million (including Old Notes), all of which was senior unsecured long-term indebtedness.
      Our indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes and our other indebtedness, which could in turn result in an event of default on such other indebtedness or the notes;

•	impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

•	diminish our ability to withstand a downturn in our business or the economy generally;

•	require us to dedicate a substantial portion of our cash flow from operations to debt service payments, thereby reducing the availability of cash for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes.

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	place us at a competitive disadvantage compared to our competitors that have proportionately less debt.
      If we are unable to meet our debt service obligations, we could be forced to restructure or refinance our indebtedness, seek additional equity capital or sell assets. We may be unable to obtain financing or sell assets on satisfactory terms, or at all.
      We are not prohibited under the indenture governing the notes from incurring additional indebtedness. Our incurrence of significant additional indebtedness would exacerbate the negative consequences mentioned above, and could adversely affect our ability to repay the notes.
Because there is no public market for the New Notes, you may not be able to resell them.
      Although the issuance of the New Notes will be registered under the Securities Act, they will constitute a new issue of securities with no established trading market. We cannot assure you that an active market will exist for the New Notes or that any trading market that does develop will be liquid. We do not intend to apply to list the New Notes for trading on any securities exchange or to arrange for quotation on any automated dealer quotation system. The trading market for the New Notes may be adversely affected by:

•	changes in the overall market for non-investment grade securities;

•	changes in our financial performance or prospects;

•	the prospects for companies in our industry generally;

•	the number of holders of the New Notes;

•	the interest of securities dealers in making a market for the New Notes; and

•	prevailing interest rates and general economic conditions.
The notes will be effectively subordinated to liabilities and indebtedness of our subsidiaries and subordinated to any of our secured indebtedness to the extent of the assets securing such indebtedness.
      We currently have no secured indebtedness outstanding, but holders of any secured indebtedness that we may incur in the future would have claims with respect to our assets constituting collateral for such indebtedness that are prior to your claims under the notes. In the event of a default on such secured indebtedness or our bankruptcy, liquidation or reorganization, those assets would be available to satisfy obligations with respect to the indebtedness secured thereby before any payment could be made on the notes. Accordingly, any such secured indebtedness would effectively be senior to the notes to the extent of the value of the collateral securing the indebtedness. While the indenture governing the notes places some limitations on our ability to create liens, there are significant exceptions to these limitations, including with respect to sale and leaseback transactions, that will allow us to secure some kinds of indebtedness without equally and ratably securing the notes. To the extent the value of the collateral is not sufficient to satisfy the secured indebtedness, the holders of that indebtedness would be entitled to share with the holders of the notes and the holders of other claims against us with respect to our other assets.
      In addition, the notes are not guaranteed by our subsidiaries and our subsidiaries are not prohibited under the indenture from incurring additional indebtedness. As a result, holders of the notes will be effectively subordinated to claims of third party creditors, including holders of indebtedness, of these subsidiaries. Claims of those other creditors, including trade creditors, secured creditors, governmental authorities, and holders of indebtedness or guarantees issued by the subsidiaries, will generally have priority as to the assets of the subsidiaries over claims by the holders of the notes. As a result, rights of payment of holders of our indebtedness, including the holders of the notes, will be effectively subordinated to all those claims of creditors of our subsidiaries.

A court could void or subordinate the notes under fraudulent conveyance laws.
      The incurrence of indebtedness (such as the notes) could be reviewed under relevant federal and state fraudulent conveyance statutes in a bankruptcy or reorganization case or in a lawsuit by or on behalf of our other creditors. If this were to occur, then a court could void or subordinate the notes in favor of other creditors, if the court were to find that:

•	the notes were incurred with the intent to hinder, delay or defraud any present or future creditor or that we contemplated insolvency with a design to favor one or more creditors to the exclusion in whole or in part of others; or

•	we did not receive fair consideration or reasonably equivalent value for issuing the notes and, at the time thereof, we (1) were insolvent or rendered insolvent by reason of the issuance of the notes, (2) were engaged or about to engage in a business or transaction for which our remaining assets constituted unreasonably small capital or (3) intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they matured.

USE OF PROCEEDS
      We will not receive any proceeds from the exchange of the outstanding Old Notes for the New Notes.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
      You should read the following historical consolidated financial and operating information in connection with the Consolidated Financial Statements and Notes beginning on page F-1 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus. The historical consolidated financial and operating data for each of the five fiscal years ended December 31, 2004 were derived from the audited annual consolidated financial statements. The data for the quarters ended March 31, 2004 and 2005 were derived from our unaudited interim condensed consolidated financial statements appearing in this document. Our historical results are not necessarily indicative of results to be expected in future periods.

						Quarter Ended
	Year Ended December 31,					March 31,

	2000	2001	2002	2003	2004	2004	2005

						(Unaudited)
	(In millions)
Operating Results Data:
Operating revenues	$258	$250	$256	$279	$284	$75	$77
Operating expenses
Operation and maintenance	105	127	88	94	122	25	34
Merger-related costs	—	31	—	—	—	—	—
Depreciation, depletion and amortization	18	17	21	21	30	7	7
Gain on long-lived assets	—	—	(1)	(6)	—	—	—
Taxes, other than income taxes	12	9	7	11	12	4	4

	135	184	115	120	164	36	45

Operating income	123	66	141	159	120	39	32
Income before income taxes	124	57	136	167	112	37	31
Income from continuing operations	79	39	91	103	73	23	19
Net income	114	93	157	111	73	23	19
Cash Flow Data:
Cash from continuing operations:
Provided by operating activities	$92	$96	$190	$172	$80	$44	$53
Used in investing activities	(67)	(22)	(328)	(208)	(84)	(48)	(53)
Provided by (used in) financing activities	(25)	(74)	148	29	—	—	197
Cash from net operations:
Provided by operating activities	44	160	203	168	80	44	53
Used in investing activities	(28)	(40)	(193)	(134)	(84)	(48)	(53)
Provided by (used in) financing activities	(16)	(120)	—	(41)	—	—	197

											Quarter Ended
	Year Ended December 31,										March 31,

	2000		2001		2002		2003		2004		2004		2005

											(Unaudited)
	(In millions)
Financial Position Data:
Total assets	$1,189		$1,260		$1,417		$1,424		$1,480		$1,466		$1,740
Total debt	280		280		280		280		280		280		480
Stockholder’s equity	659		636		790		859		932		882		951
Other Financial Data (Unaudited):
Ratio of earnings to fixed charges(1)	5.6	x	3.1	x	6.1	x	7.4	x	5.3	x	7.2	x	5.4	x
Operating Data (Unaudited):
Throughput Volumes (BBtu/d)(2)	1,392		1,484		1,649		1,685		1,744		1,775		1,863

(1)	For purposes of this computation, earnings represents income from continuing operations before income taxes, interest expense, excluding interest on rate refunds, amortization of debt costs and that portion of rental expense which represents an interest factor. Fixed charges means that sum of interest costs, excluding interest on rate refunds, amortization of debt costs and that portion of rental expense which represents an interest factor.

(2)	Throughput volumes include billable transportation throughput volume for storage activities and exclude volumes related to discontinued operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      The following discussion and analysis of our results of operations and financial condition should be read in conjunction with “Business,” “Selected Consolidated Financial and Operating Data” included in this prospectus and our Condensed Consolidated Financial Statements and Notes beginning on page F-1.
Overview
      Our business consists of interstate natural gas transportation, storage and processing services. Our interstate natural gas transportation system and natural gas storage businesses face varying degrees of competition from other pipelines, as well as from alternative energy sources used to generate electricity, such as hydroelectric power, nuclear, coal and fuel oil.
      The FERC regulates the rates we can charge our customers. These rates are a function of our cost of providing services to our customers, including a reasonable return on our invested capital. As a result, our revenues have historically been relatively stable. However, our financial results can be subject to volatility due to factors such as changes in natural gas prices and market conditions, regulatory actions, competition, weather and the creditworthiness of our customers. We also experience volatility in our financial results when the amounts of natural gas utilized in operations differ from the amounts we receive for that purpose. In 2004, 92 percent of our transportation services and storage revenues were attributable to reservation charges paid by firm customers. The remaining eight percent was variable.
      Our ability to extend our existing customer contracts or remarket expiring contracted capacity is dependent on competitive alternatives, the regulatory environment at the federal, state and local levels and market supply and demand factors at the relevant dates these contracts are extended or expire. The duration of new or renegotiated contracts will be affected by current prices, competitive conditions and judgments concerning future market trends and volatility. Subject to regulatory constraints, we attempt to recontract or remarket our capacity at the maximum rates allowed under our tariffs, although, at times, we discount these rates to remain competitive. Our existing contracts mature at various times and in varying amounts of throughput capacity. We continue to manage our recontracting process to mitigate the risk of significant impacts on our revenues.
      Below is the contract expiration portfolio for all contracts executed as of December 31, 2004, including those whose terms begin in 2005 or later. When these contracts are included, the portfolio has a weighted average remaining contract term of approximately five years.

		Percent of Total
	MDth/d	Contracted Capacity

2005	331	9
2006	529	15
2007	1,276	35
2008 and beyond	1,470	41
Results of Operations
      Our management, as well as El Paso’s management, uses earnings before interest expense and income taxes, or EBIT, to assess the operating results and effectiveness of our business. We define EBIT as net income adjusted for (1) items that do not impact our income from continuing operations, (2) income taxes, (3) interest and debt expense and (4) affiliated income. We exclude interest and debt expense from this measure so that our management can evaluate our operating results without regard to our financing methods. We believe the discussion of our results of operations based on EBIT is useful to our investors because it allows them to more effectively evaluate the operating performance of our business using the same performance measure analyzed internally by our management. EBIT may not be comparable to measurements used by other companies. Additionally, EBIT should be considered in conjunction with net income and other performance measures such as operating income or operating cash flow.

      The following is a reconciliation of EBIT to net income for the periods presented:

				Quarter Ended
	Years Ended December 31,			March 31,

	2002	2003	2004	2004	2005

				(Unaudited)
	(In millions, except volumes)
Operating revenues	$256	$279	$284	$75	$77
Operating expenses	(115)	(120)	(164)	(36)	(45)

Operating income	141	159	120	39	32
Other income, net	14	22	2	—	1

EBIT	155	181	122	39	33
Interest and debt expense	(23)	(24)	(25)	(6)	(7)
Affiliated interest income, net	4	10	15	4	5
Income taxes	(45)	(64)	(39)	(14)	(12)

Income from continuing operations	91	103	73	23	19
Discontinued operations, net of income taxes(1)	66	8	—	—	—

Net income	$157	$111	$73	$23	$19

Throughput volumes (BBtu/d)(2)	1,649	1,685	1,744	1,775	1,863

(1)	During 2002 and 2003, we reflected our production and field services businesses as discontinued operations. As of June 30, 2003, all assets classified as discontinued operations had been sold.

(2)	Throughput volumes include billable transportation throughput volume for storage activities.
Three Months Ended 2005 Compared to Three Months Ended 2004
      The following factors contributed to our overall EBIT decrease of $6 million, for the three months ended March 31, 2005 as compared to the same period in 2004:

				EBIT
	Revenue	Expense	Other	Impact

	Favorable/(Unfavorable)
	(In millions)
Gas not used in operations and processing revenues	$3	$(2)	$—	$1
Environmental reserve accrual	—	(4)	—	(4)
Higher benefits and allocation of overhead and shared service costs from affiliates	—	(2)	—	(2)
Other items	(1)	(1)	1	(1)

Total impact on EBIT	$2	$(9)	$1	$(6)

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003
      The following items contributed to our overall EBIT decrease of $59 million for the year ended December 31, 2004 as compared to 2003:

				EBIT
	Revenue	Expense	Other	Impact

	Favorable/(Unfavorable)
	(In millions)
Gas not used in operations and processing revenues	$16	$(6)	$—	$10
Reduced transportation revenues	(4)	—	—	(4)
Impact of the finalization of rate case settlement in 2003	(4)	—	—	(4)
Impact of change in depreciation method	—	(9)	—	(9)
Impact of net gas imbalance price revaluation	—	(4)	—	(4)
Impact of Table Rock facility sold in 2003	—	(6)	—	(6)
Reapplication of SFAS No. 71 in 2003	—	—	(15)	(15)
Storage facility gas loss in 2004	—	(6)	—	(6)
Increase in overhead and shared service costs from affiliates	—	(4)	—	(4)
Environmental reserve accrual in 2004	—	(2)	—	(2)
Other items	(3)	(7)	(5)	(15)

Total impact on EBIT	$5	$(44)	$(20)	$(59)

      The following provides further discussions on some of the significant items listed in the Three Months Ended 2005 Compared to Three Months Ended 2004 and the Year Ended December 31, 2004 Compared to Year Ended December 31, 2003 tables above as well as events that may affect our operations in the future.
      Gas Not Used in Operations and Processing Revenues. The financial impact of operational gas, net of gas used in operations is based on the amount of natural gas we are allowed to recover and dispose of according to our tariff, relative to the amounts of gas we use for operating purposes, and the price of natural gas. Gas not needed for operations results in revenues to us, which is driven by volumes and prices during the period. During 2004 and the first quarter of 2005, we recovered, fairly consistently, volumes of natural gas that were not utilized for operations. These recoveries were and are based on factors such as system throughput, facility enhancements, gas processing margins and the ability to operate the systems in the most efficient and safe manner. Additionally, a steadily increasing natural gas price environment during this timeframe also resulted in favorable impacts on our operating results in 2004 and the first quarter of 2005. We anticipate that this area of our business will continue to vary in the future and will be impacted by things such as rate actions, efficiency of our pipeline operations, natural gas prices and other factors.
      Expansions. We have a filing that was accepted by the FERC in May 2005 for the Raton Basin expansion, which is projected to add 104 million cubic feet per day of capacity to our system by the end of 2005.
      Recontracting. Recontracting discussions are underway with PSCO, our largest customer representing approximately 34 percent of our operating revenues in 2004. PSCO’s contracts totaling 187 BBtu/d and 970 BBtu/d expire in 2006 and 2007.
      Regulatory Matters. In November 2004, the FERC issued a proposed accounting release that may impact certain costs we incur related to our pipeline integrity program. If the release is enacted as written, we would be required to expense certain future pipeline integrity costs instead of capitalizing them as part of our property, plant and equipment. Although we continue to evaluate the impact that this potential accounting release will have on our consolidated financial statements, we currently estimate that we would be require to expense an additional amount of pipeline integrity expenditures in the range of approximately $1 million to $4 million annually over the next eight years.

      In November 2004, the FERC issued a Notice of Inquiry, or NOI, seeking comments on its policy regarding selective discounting by natural gas pipelines. The FERC seeks comments regarding whether its practice of permitting pipelines to adjust their ratemaking throughput downward in rate cases to reflect discounts given by pipelines for competitive reason is appropriate when the discount is given to meet competition from another natural gas pipeline. We, along with several of our affiliated pipelines, filed comments on the NOI in March 2005. In May 2005, the FERC affirmed its existing policy of allowing pipelines to selectively discount, even in circumstances involving direct competition.
      We periodically file for changes in our rates which are subject to the approval of the FERC. Changes in rates and other tariff provisions resulting from these regulatory proceedings have the potential to negatively impact our profitability. We are required to file for new rates to be effective in October 2006.
Year Ended December 31, 2003 Compared to Year Ended December 31, 2002
      Our EBIT for the year ended December 31, 2003 was $26 million higher than in 2002. The completion of the Front Range and other expansion projects during 2002 and 2003, and new transportation contracts resulted in higher reservation revenues of $17 million and contributed $15 million to the increase in EBIT. In 2003, we sold our Table Rock sulfur extraction facility and realized a $6 million gain in EBIT on the buyout of a related gas purchase contract. We also had a $15 million benefit in other income and EBIT in 2003 related to the re-application of Statement of Financial Accounting Standards, or SFAS, No. 71, Accounting for the Effects of Certain Types of Regulation. See the Notes to Consolidated Financial Statements, Note 1 beginning on page F-6 for a detail of the regulatory assets we established upon re-application of this standard. Offsetting these EBIT increases was $11 million of higher system gas supply costs net of fuel and liquid recoveries.
      Reapplication of SFAS No. 71. In 2003, we reapplied the provisions of Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation, which had a $15 million benefit to other income and EBIT in 2003. Upon our reapplication of SFAS No. 71, we also changed our depreciation method from the straight line method to the composite method, which is consistent with the way we recover our plant costs under our FERC-approved tariff. As a result of this change, we now use the FERC estimated useful life for our regulated pipeline and storage facilities. Higher depreciation from this change will be approximately $9 million annually.
Affiliated Interest Income, Net

Three Months Ended 2005 Compared to Three Months Ended 2004
      During the first quarter ended March 31, 2005, there was no material change to our affiliated interest income, net.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003
      Affiliated interest income, net for the year ended December 31, 2004, was $5 million higher than the same period in 2003 due to higher average advances and short-term rates interest to El Paso under its cash management program in 2004. The average advance balance due from El Paso of $529 million in 2003 increased to $610 million in 2004. The average short-term interest rate increased from 2.0% in 2003 to 2.4% in 2004.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002
      Affiliated interest income for the year ended December 31, 2003, was $6 million higher than in 2002. The increase was due to higher average advances to El Paso under its cash management program in 2003 and higher short-term rates in 2003 on which we earned interest. The average advance balance due from El Paso of $217 million in 2002 increased to $529 million in 2003. The average short-term interest rates increased from 1.9% in 2002 to 2.0% in 2003.

Income Taxes

	Year Ended			Quarter Ended
	December 31,			March 31,

	2002	2003	2004	2004	2005

				(Unaudited)
	(In millions, except for rates)
Income taxes	$45	$64	$39	$14	$12
Effective tax rate	33%	38%	35%	38%	39%
      Our effective tax rate for 2004 was impacted by current year state income taxes offset by favorable changes in establishing prior year state income taxes. In 2003 and for each of the quarters ended March 31, 2004 and 2005, our effective tax rate was different than the statutory rate of 35 percent primarily due to state income taxes. In 2002, the difference was primarily due to state income taxes and affiliated dividend income. For a reconciliation of the statutory rate to the effective tax rates, see Notes to Consolidated Financial Statements, Note 3 on beginning on page F-10.
Discontinued Operations

Discontinued Operations
      In the first quarter of 2003, we announced a plan to sell our Mid-Continent midstream assets and completed the sale of our Wyoming gathering systems. With this announcement, we completed or announced the sale of substantially all of our midstream assets. As a result, we reclassified these assets and operations as discontinued operations in our financial statements beginning in the first quarter of 2003.
      In February 2003, we completed the sale of a natural gas gathering system located in the Panhandle field of Texas. Net proceeds on this transaction of approximately $19 million had been previously advanced to us by the purchaser in July 2002. These assets were also reflected as discontinued operations in the third quarter of 2002.
      In June 2003, we completed the sale of the assets in the Mid-Continent region. These assets primarily included our Greenwood, Hugoton, Keyes and Mocane natural gas gathering systems, our Sturgis processing plant and our processing arrangements at three additional processing plants. Net proceeds from the sale were approximately $46 million and we recognized a gain in the second quarter of 2003 of approximately $13 million.
      In December 2002, we sold the Natural Buttes gas gathering facilities for net proceeds of approximately $39 million, and we recognized a gain of approximately $25 million. We sold our Wyoming gathering systems in January 2003 for $14 million, and we recognized a gain in the first quarter of 2003 of approximately $1 million.
      In April 2002, we executed an agreement to sell all of our interests in natural gas and oil production properties and related contracts located in Texas, Kansas and Oklahoma. The sale was completed on July 1, 2002, and as part of the sale, we assigned all our rights and obligations under the Amarillo “B” contract to the purchaser. Net proceeds from the sale were approximately $112 million, and we recognized a gain in the third quarter of 2002 of approximately $23 million, net of an $8 million reserve for environmental contingencies and $13 million of income taxes.

      The summarized financial results of our discontinued operations are as follows:

	December 31,

	2002	2003

	(In millions)
Operating Results:
Revenues	$185	$67
Costs and expenses	(142)	(67)
Gain on sale of assets	61	12

Operating income	104	12
Income taxes	(38)	(4)

Income from discontinued operations, net of income taxes	$66	$8

      As of December 31, 2003, we had sold all assets classified as discontinued operations.

Divestitures
      During 2003, we sold various assets with a combined net book value of less than $1 million. Net proceeds from these sales were approximately $8 million, which includes $6 million related to the buyout of a gas purchase contract. We recorded a gain on the sale of long-lived assets of approximately $6 million.
      During March 2002, we sold natural gas and oil production properties located in south Texas to our indirect parent, El Paso CGP Company. Proceeds from this sale were approximately $2 million. We did not recognize a gain or loss on the properties sold.
      During November 2002, we sold CIG Exploration, Inc., a consolidated subsidiary, to CIGE Holdco, Inc., an affiliated company. We received gross proceeds from this sale of $75 million, which was based on the net book value of the company because the sale occurred between affiliated entities under common control. We did not recognize a gain or loss on the sale.
Liquidity
      Our liquidity needs have been provided by cash flows from operating activities and the use of El Paso’s cash management program. Under El Paso’s cash management program, depending on whether we have short-term cash surpluses or requirements, we either provide cash to El Paso or El Paso provides cash to us. We have historically provided cash advances to El Paso, and we reflect these advances as investing activities in our statement of cash flows. During much of 2004, we temporarily suspended advancing funds to El Paso, but resumed participation in the cash management program late in the year. At March 31, 2005, we had a cash advance receivable from El Paso of $642 million as a result of this program. This receivable is due upon demand; however, we do not anticipate settlement of the entire amount in the next twelve months. At March 31, 2005, we have classified $17 million of this receivable as a current note receivable from affiliates and $625 million as a non-current note receivable from affiliates in our balance sheet. We also have $6 million in other notes receivable from our parent, Noric III at March 31, 2005. In addition to El Paso’s cash management program, we are also eligible to borrow amounts available under El Paso’s $3 billion credit agreement, under which we are pledged as collateral. We believe that cash flows from operating activities, along with the current notes receivable from El Paso under its cash management program, if necessary, will be adequate to meet our short-term capital requirements for existing operations.

Debt
      At March 31, 2005, we have long-term debt outstanding of $300 million. In addition, we have $180 million of 10% senior debentures that mature in June 2005. In March 2005, we issued $200 million of 5.95% senior notes due in 2015. The net proceeds of the offering will be used to repay the $180 million senior debentures that mature in June 2005, and for general corporate purposes.

Credit Facilities
      In November 2004, El Paso replaced its previous $3 billion revolving credit facility with a new $3 billion credit agreement under which we continue to be an eligible borrower. The credit agreement consists of a $1.25 billion term loan facility, a $750 million letter of credit facility, and a $1 billion revolving credit facility. The letter of credit facility provides El Paso the ability to issue letters of credit or borrow any unused capacity as revolving loans. We are only liable for amounts we directly borrow under the credit agreement. At March 31, 2005, El Paso had $1.2 billion outstanding under the term loan and $1.4 billion of letters of credit issued under the credit agreement, none of which was borrowed by us or issued on behalf of us. Additionally, El Paso’s interests in us and several of our affiliates continues to be pledged as collateral under the credit agreement.
      Under the $3 billion credit agreement and our indentures, we are subject to a number of restrictions and covenants. The most restrictive of these include:

•	limitations on the incurrence of additional debt, based on a ratio of debt to EBITDA (as defined in the agreements), the most restrictive of which shall not exceed 5 to 1;

•	limitations on the use of proceeds from borrowings;

•	limitations, in some cases, on transactions with our affiliates;

•	limitations on the incurrence of liens;

•	potential limitations on our ability to declare and pay dividends; and

•	limitation on our ability to prepay debt.
      For the quarter ended March 31, 2005, we were in compliance with all of our debt-related covenants.

Capital Expenditures
      Our capital expenditures during the periods indicated are as follows:

	Year Ended			Quarter Ended
	December 31,			March 31,

	2002	2003	2004	2004	2005

				(Unaudited)
	(In millions)
Maintenance	$51	$30	$35	$5	$5
Expansion/ Other	91	19	12	3	4

Total	$142	$49	$47	$8	$9

      Under our current plan, we expect to spend between approximately $33 million and $44 million in each of the next three years for capital expenditures to maintain the integrity of our pipeline and ensure the safe and reliable delivery of natural gas to our customers. In addition, we have budgeted to spend between approximately $3 million and $75 million in each of the next three years to expand the capacity of our system contingent upon customer commitment to the projects. The 2005 Raton expansion is the primary driver in these capacity expansion plans. As of March 31, 2005, we expect to spend approximately $97 million for the remainder of 2005 for capital expenditures. We expect to fund our maintenance and expansion capital expenditures through a combination of internally generated funds and/or by recovering some of the amounts advanced to El Paso under its cash management program, if necessary.

Commitments and Contingencies
      For a description of our legal proceedings, see “Business — Legal Proceedings.”

Environmental Matters
      We are subject to federal, state and local laws and regulations governing environmental quality and pollution control. These laws and regulations require us to remove or remedy the effect on the environment of the disposal or release of specified substances at current and former operating sites. At March 31, 2005, we had accrued approximately $17 million for expected remediation costs and associated onsite, offsite and groundwater technical studies. This accrual includes $8 million for environmental contingencies related to properties we previously owned. Our accrual was based on the most likely outcome that can be reasonably estimated. Below is a reconciliation of our accrued liability from January 1, 2005 to March 31, 2005 (in millions):

Balance at January 1, 2005	$14
Additions/adjustments for remediation activities	4
Payments for remediation activities	(1)

Balance at March 31, 2005	$17

      For the remainder of 2005, we estimated that our total remediation expenditures will be approximately $7 million, which will be expended under government directed clean-up plans.
      In addition, we expect to make capital expenditures for environmental matters of approximately $2 million in the aggregate for the years 2005 through 2009. These expenditures primarily relate to compliance with clean air regulations.
      It is possible that new information or future developments could require us to reassess our potential exposure related to environmental matters. We may incur significant costs and liabilities in order to comply with existing environmental laws and regulations. It is also possible that other developments, such as increasingly strict environmental laws and regulations and claims for damages to property, employees, other persons and the environment resulting from our current or past operations, could result in substantial costs and liabilities in the future. As this information becomes available, or other relevant developments occur, we will adjust our accrual amounts accordingly. While there are still uncertainties relating to the ultimate costs we may incur, based upon our evaluation and experience to date, we believe our reserves are adequate.
Rates and Regulatory Matters
      While the outcome of our outstanding rates and regulatory matters cannot be predicted with certainty, based on current information, we do not expect the ultimate resolution of these matters to have a material adverse effect on our financial position, operating results or cash flows. However, it is possible that new information or future developments could require us to reassess our potential exposure and accruals related to these matters. The impact of these changes may have a material effect on our results of operations, our financial position, and our cash flows in the periods these events occur. For more information on our pipeline integrity costs and discounting notice of inquiry, see the discussion of Regulatory Matters under “ — Results of Operations.”

Contractual Obligations
      We are committed to making cash payments in the future on certain of our contracts. Below is a schedule of the future payments that we are obligated to make based on agreements in place as of December 31, 2004.

	Payments Due for Years Ended December 31,

	2005		2006	2007	2008	2009	Thereafter	Total

	(In millions)
Service Agreement(1)	$9		$7	$4	$2	$2	$3	$27
Long-Term Obligations(2)	202	(3)	19	19	19	19	553	831
Operating Lease Obligations(4)	1		—	—	—	—	—	1
Other Contractual Obligations and Purchase Commitments (5)	22		—	—	—	—	—	22

Total	$234		$26	$23	$21	$21	$556	$881

(1)	We have a service agreement with Wyoming Interstate Company, Ltd., our affiliate, providing for the availability of pipeline transportation capacity through 2011. We expensed approximately $9 million for each of the three years ended December 31, 2004 pursuant to this agreement.

(2)	Includes principal and interest amounts on all of our long-term obligations, including those related to the $200 million of 5.95% senior notes due in 2015 issued in March 2005.

(3)	Includes $180 million of 10.0% senior debentures due in June 2005.

(4)	We lease property, facilities and equipment under various operating leases. The aggregate minimum lease commitments total $1 million for the years 2005 to 2009. These amounts exclude our proportional share of minimum annual rental commitments paid by El Paso, which are allocated to us through an overhead allocation. For a further discussion of transactions with related parties, see “Certain Relationships and Related Party Transactions.” Rental expense on our operating leases for the years ended December 31, 2002, 2003 and 2004, was $3 million, $2 million and $2 million, respectively. These amounts include our share of rent allocated to us from El Paso.

(5)	At December 31, 2004, we had capital and investment commitments of approximately $22 million primarily related to ongoing capital projects. Our other planned capital and investment projects are discretionary in nature, with no substantial contractual capital commitments made in advance of the actual expenditures.
New Accounting Pronouncements Issued But Not Yet Adopted
      As of March 31, 2005, there were several accounting standards and interpretations that had not yet been adopted by us. Below is a discussion of a significant standard that may impact us.
      Accounting for Asset Retirement Obligations. In March 2005, the Financial Accounting Standards Board, or FASB, issued FASB Interpretation, or FIN, No. 47, Accounting for Conditional Asset Retirement Obligations. FIN No. 47 requires companies to record a liability for those asset retirement obligations in which the timing or amount of settlement of the obligation are uncertain. These conditional obligations were not addressed by Statement of Financial Accounting Standards No. 143, which we adopted on January 1, 2003. FIN No. 47 will require us to accrue a liability when a range of scenarios indicate that the potential timing and settlement amounts of our conditional asset retirement obligations can be determined. We will adopt the provisions of this standard in the fourth quarter of 2005 and have not yet determined the impact, if any, that this pronouncement will have on our financial statements.
Quantitative And Qualitative Disclosures About Market Risk
      Our primary market risk is exposure to changing interest rates. The table below shows the carrying value and related weighted average effective interest rates of our interest bearing securities, by expected maturity dates and the fair value of those securities. The fair values of our long-term debt securities have been estimated based on quoted market prices for the same or similar issues.

	March 31, 2005

	Expected Fiscal Year
	of Maturity of Carrying Amounts						December 31, 2004

						Fair	Carrying	Fair
	2005		Thereafter		Total	Value	Amounts	Value

	(In millions, except rates)
Liabilities:
Long-term debt, including current portion —
fixed rate	$180	(1)	$300	(2)	$480	$477	$280	$290
Average interest rate	10.0%		6.2%

(1)	In March 2005, we issued $200 million of 5.95% senior notes due in 2015, the proceeds of which will be used to repay our $180 million principal amount of 10% senior debentures due in 2005.

(2)	Holders of $100 million of our long-term debt, which has a stated maturity date of 2037, have the option to put these securities to us in 2007 at par value.

BUSINESS
General
      We are a Delaware corporation incorporated in 1927. In January 2001, we became an indirect wholly owned subsidiary of El Paso. In January 2004, our parent, Noric Holdings III, was merged into El Paso Noric Investments III, L.L.C., a wholly owned indirect subsidiary of El Paso. Our primary business consists of interstate transportation and storage of natural gas. We conduct our business activities through our natural gas pipeline system and storage facilities as discussed below.
      The Pipeline System. The Colorado Interstate Gas system provides natural gas transmission, storage and processing services and consists of approximately 4,000 miles of pipeline with a design capacity of approximately 3 Bcf/d. During 2004, 2003 and 2002, average throughput was 1,744 BBtu/d, 1,685 BBtu/d and 1,649 BBtu/d. Our system extends from most production areas in the Rocky Mountain region and the Anadarko Basin to the front range of the Rocky Mountains and interconnects with several pipeline systems transporting gas to the Midwest, the Southwest, California and the Pacific Northwest.
      Storage Facilities. Along our pipeline system, we have approximately 29 Bcf of underground working natural gas storage capacity provided by four storage facilities located in Colorado and Kansas.
Regulatory Environment
      Our interstate natural gas transmission system and storage operations are regulated by the Federal Energy Regulatory Commission, or FERC, under the Natural Gas Act of 1938 and the Natural Gas Policy Act of 1978. Our pipeline and storage facilities operate under FERC-approved tariffs that establish rates, terms and conditions for services to our customers. Generally, the FERC’s authority extends to:

•	rates and charges for natural gas transportation and storage;

•	certification and construction of new facilities;

•	extension or abandonment of services and facilities;

•	maintenance of accounts and records;

•	relationships between pipeline and energy affiliates;

•	terms and conditions of services;

•	depreciation and amortization policies;

•	acquisition and disposition of facilities; and

•	initiation and discontinuation of services.
      The fees or rates established under our tariffs are a function of our costs of providing services to our customers, and include provisions for a reasonable return on our invested capital. Approximately 92 percent of our 2004 transportation services and storage revenue is attributable to reservation charges paid by firm customers. Firm customers are those who are obligated to pay a monthly reservation charge, regardless of the amount of natural gas they transport or store, for the term of their contracts. The remaining eight percent of our transportation services and storage revenue is variable. Due to our regulated nature and the high percentage of our revenues attributable to reservation charges, our revenues have historically been relatively stable. However, our financial results can be subject to volatility due to factors such as changes in natural gas prices and market conditions, regulatory actions, competition, weather and the creditworthiness of our customers. We also experience volatility in our financial results when the amounts of natural gas utilized in operations differ from the amounts we receive for that purpose.
      Our interstate pipeline system is also subject to federal, state and local statutes and regulations regarding pipeline safety and environmental matters. Our system has ongoing inspection programs designed to keep all of our facilities in compliance with pipeline safety and environmental requirements. We believe that our system is in material compliance with the applicable requirements.
      We are subject to regulation over the safety requirements in the design, construction, operation and maintenance of our interstate natural gas transmission system and storage facilities by the U.S. Department of Transportation. Our operations on U.S. government land are regulated by the U.S. Department of the Interior.
      A discussion of significant rate and regulatory matters is included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations — Regulatory Matters.”
Markets and Competition
      Our markets consist of natural gas distribution companies, industrial customers, electric generation companies, natural gas producers, other natural gas pipelines and natural gas marketing and trading companies. Our pipeline system connects with multiple pipelines that provide our customers with access to diverse sources of supply and various natural gas markets serviced by these pipelines.
      A number of large natural gas consumers are electric utility companies who use natural gas to fuel electric power generation facilities. Electric power generation is the fastest growing demand sector of the natural gas market. The growth and development of the electric power industry potentially benefit the natural gas industry by creating more demand for natural gas turbine generated electric power, but this effect is offset, in varying degrees, by increased electric generation efficiency, the more effective use of surplus electric capacity as well as increased natural gas prices. The increase in natural gas prices, driven in part by increased demand from the power sector, has diminished the demand for natural gas in the industrial sector. In addition, in several regions of the country, new additions in electric generation capacity have exceeded electric load growth and transmission capabilities out of those regions. These developments may inhibit owners of new power generation facilities from signing firm contracts with us.
      We serve two major markets, our “on-system” market, consisting of utilities and other customers located along the front range of the Rocky Mountains in Colorado and Wyoming, and our “off-system” market, consisting of the transportation of Rocky Mountain natural gas production from multiple supply basins to interconnections with other pipelines bound for the Midwest, the Southwest, California and the Pacific Northwest. Recent growth in the on-system market from both the space heating segment and electric generation segment has provided us with incremental demand for transportation services.
      Our existing transportation and storage contracts mature at various times and in varying amounts of throughput capacity. Our ability to extend our existing contracts or remarket expiring capacity is dependent on competitive alternatives, access to capital, the regulatory environment at the federal, state and local levels and market supply and demand factors at the relevant dates these contracts are extended or expire. The duration of new or renegotiated contracts will be affected by current prices, competitive conditions and judgments concerning future market trends and volatility. While we are allowed to negotiate contracts at the maximum rates allowed under our tariffs, we must, at times, discount our contracts to remain competitive.

      The following table details the market we serve and the competition on our pipeline system as of December 31, 2004:

Customer Information	Contract Information	Competition

Approximately 112 firm and interruptible transportation customers Major Customer: Public Service Company of Colorado (PSCO) (187 BBtu/d) (970 BBtu/d) (261 BBtu/d)	Approximately 191 firm transportation contracts

Weighted average remaining contract term: approximately five years

Contract term expires in 2006
Contract term expires in 2007
Contract term expiring 2009-2014	On-System
We face competition from an intrastate pipeline, a new proposed competing interstate pipeline and local production from the Denver-Julesburg basin, and long-haul shippers who elect to sell into this market rather than the off-system market, as well as alternative energy sources that generate electricity such as hydroelectric power, nuclear, coal and fuel oil.

Off-System
We face competition from other existing pipelines and a new proposed competing interstate pipeline that are directly connected to our supply sources and transport these volumes to markets in the West, Northwest, Southwest and Midwest. We also face competition from alternative energy sources that generate electricity such as hydroelectric power, nuclear, coal and fuel oil.
Environmental
      A description of our environmental activities is included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Commitments and Contingencies — Environmental Matters.”
Employees
      As of March 24, 2005, we had approximately 240 full-time employees, none of whom are subject to a collective bargaining agreement.
Properties
      We believe that we have satisfactory title to the properties owned and used in our businesses, subject to liens for taxes not yet payable, liens incident to minor encumbrances, liens for credit arrangements and easements and restrictions that do not materially detract from the value of these properties, our interests in these properties or the use of these properties in our businesses. We believe that our properties are adequate and suitable for the conduct of our business in the future.
Legal Proceedings
      Grynberg. In 1997, we and a number of our affiliates were named defendants in actions brought by Jack Grynberg on behalf of the U.S. Government under the False Claims Act. Generally, these complaints allege an industry-wide conspiracy to underreport the heating value as well as the volumes of the natural gas produced from federal and Native American lands, which deprived the U.S. Government of royalties. The plaintiff in this case seeks royalties that he contends the government should have received had the volume and heating value been differently measured, analyzed, calculated and reported, together with interest, treble damages, civil penalties, expenses and future injunctive relief to require the defendants to adopt allegedly appropriate gas measurement practices. No monetary relief has been specified in this case. These matters have been consolidated for pretrial purposes (In re: Natural Gas Royalties Qui Tam Litigation, U.S. District Court for the District of Wyoming, filed June 1997). Motions to dismiss were filed on behalf of all defendants and the magistrate has recommended to the trial judge that Colorado Interstate Gas be dismissed from the case. Our costs and legal exposure related to these lawsuits and claims are not currently determinable.
      Will Price (formerly Quinque). We and a number of our affiliates are named defendants in Will Price, et al. v. Gas Pipelines and Their Predecessors, et al., filed in 1999 in the District Court of Stevens County, Kansas. Plaintiffs allege that the defendants mismeasured natural gas volumes and heating content of natural gas on non-federal and non-Native American lands and seek to recover royalties that they contend they should have received had the volume and heating value of natural gas produced from their properties been differently measured, analyzed, calculated and reported, together with prejudgment and postjudgment interest, punitive damages, treble damages, attorneys’ fees, costs and expenses, and future injunctive relief to require the defendants to adopt allegedly appropriate gas measurement practices. No monetary relief has been specified in this case. Plaintiffs’ motion for class certification of a nationwide class of natural gas working interest owners and natural gas royalty owners was denied in April 2003. Plaintiffs were granted leave to file a Fourth Amended Petition which narrows the proposed class to royalty owners in wells in Kansas, Wyoming and Colorado and removes claims as to heating content. A second class action petition has since been filed as to the heating content claims. Plaintiffs have filed motions for class certification in both proceedings, and defendants have filed briefs in opposition thereto. Our costs and legal exposure related to these lawsuits and claims are not currently determinable.
      In addition to the above matters, we and our subsidiaries and affiliates are named defendants in numerous lawsuits and governmental proceedings that arise in the ordinary course of our business.
      For each of our outstanding legal matters, we evaluate the merits of the case, our exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If we determine that an unfavorable outcome is probable and can be estimated, we establish the necessary accruals. As this information becomes available, or other relevant developments occur, we will adjust our accrual amounts accordingly. There are uncertainties related to the ultimate costs we may incur, based upon our evaluation and experience to date, and therefore, at March 31, 2005, we had no accruals for our outstanding legal matters.
      Natural Buttes. In May 2004, we met with the EPA to discuss potential “prevention of significant deterioration” violations due to a de-bottlenecking modification at our facility. The EPA issued an Administrative Compliance Order and we are in negotiations with the EPA as to the appropriate penalty. We have reserved an anticipated settlement amount.

MANAGEMENT
Executive Officers and Directors
      The following provides biographical information for each of our executive officers and directors as of May 1, 2005. Directors are elected annually by our parent, and hold office until their successors are elected and duly qualified. Each executive officer named in the following table has been elected to serve until his successor is duly appointed or elected or until his earlier removal or resignation from office.
      There are no family relationships among any of our executive officers or directors, and, unless described herein, no arrangement or understanding exists between any executive officer and any other person pursuant to which he was or is to be selected as an officer.

Name	Age	Position	Officer Since

James J. Cleary	50	President, Chairman of the Board and Director (Principal Executive Officer)	2004
Greg G. Gruber	57	Senior Vice President, Chief Financial Officer, Treasurer and Director (Principal Accounting Officer)	2001
Daniel B. Martin	48	Senior Vice President and Director	2001
      James J. Cleary has been Chairman of the Board since May 2005. He has been President and a Director since January 2004. He served as President of ANR Pipeline Company from January 2001 through December 2003. Prior to that time, Mr. Cleary served as Executive Vice President of Southern Natural Gas Company and served Southern Natural Gas Company and its affiliates in various capacities since 1979. He also serves as President and as a director of our affiliate El Paso Natural Gas Company.
      Greg G. Gruber has been a Director since June 2003 and has been Senior Vice President, Chief Financial Officer and Treasurer since 2001. Mr. Gruber has also served as Senior Vice President, Chief Financial Officer and Treasurer of our affiliates Tennessee Gas Pipeline Company, ANR Pipeline Company, Southern Natural Gas Company and El Paso Natural Gas Company since November 2001. He served as Senior Vice President and Chief Financial Officer of Tennessee Gas Pipeline Company, ANR Pipeline Company, Southern Natural Gas Company and El Paso Natural Gas Company from January 2001 to November 2001, and prior to that, as Vice President of Tennessee Gas Pipeline Company from June 2000 to January 2001. He also serves as a director of our affiliates Tennessee Gas Pipeline Company, Southern Natural Gas Company, ANR Pipeline Company and El Paso Natural Gas Company.
      Daniel B. Martin has been a Director since May 2005 and Senior Vice President since 2001. He has served as Senior Vice President of Southern Natural Gas Company, El Paso Natural Gas Company and Tennessee Gas Pipeline Company since 2000. Prior to that time, he served as Vice President of Tennessee Gas Pipeline Company. He has served as Senior Vice President of ANR Pipeline Company since 2001. He also serves as a director of our affiliates Tennessee Gas Pipeline Company, Southern Natural Gas Company, ANR Pipeline Company and El Paso Natural Gas Company.
      We are a wholly owned subsidiary of El Paso and rely on El Paso for certain support services. As a result, we do not have a separate corporate audit committee or audit committee financial expert. Also, we have not adopted a separate code of ethics. However, our executives are subject to El Paso’s Code of Business Conduct which is available for your review at El Paso’s website, www.elpaso.com.
Executive Compensation
      The following table and narrative text sets forth information concerning compensation paid to our chief executive officer and our other most highly compensated executive officer for services rendered to us in all capacities during the last three fiscal years. The table also identifies the principal capacity in which each of the named executives served us at the end of 2004. The table does not reflect compensation paid to an executive officer if the executive officer’s compensation does not meet the SEC’s minimum threshold reporting requirement.

		Annual Compensation			Long-Term Compensation

							Payouts

					Awards		Long-
							Term
					Restricted	Securities	Incentive
				Other Annual	Stock	Underlying	Plan	All
			Bonus	Compensation	Awards	Options	Payouts	Compensation
Name and Principal Position	Year	Salary($)	($)	($)	($)	(#)	($)	($)

John W. Somerhalder II	2004	$56,879
Former Chairman of	2003	$56,879
the Board and Chief	2002	$55,532
Executive Officer(1)			See Notes Below
James J. Cleary	2004	$107,301
President(2)

(1)	The amount reflected in the salary column for Mr. Somerhalder is the amount charged to us by Tennessee Gas Pipeline Company, our affiliate, for the services rendered to us by Mr. Somerhalder since he divided his time between service to us and to our affiliates. Our affiliate paid Mr. Somerhalder’s base salary and charged back a nine percent allocation to us. The amount charged back to us was derived by estimating the time and effort involved in providing services to us. Mr. Somerhalder may have also received stock options, restricted stock, pension plan benefits and other compensation and benefits from El Paso. Those benefits, if any, are not charged directly to us and are, therefore, not reflected in this table. However, we do pay Tennessee Gas Pipeline Company for certain general and administrative costs, which may include the costs of certain compensation and benefits for officers (including Mr. Somerhalder) and employees. The amounts reflected in the salary column for 2003 and 2002 for Mr. Somerhalder include amounts for perquisite allowances paid to Mr. Somerhalder. The amounts reflected in the salary column for 2004, 2003 and 2002 for Mr. Somerhalder does not include amounts for El Paso mandated reductions to fund certain charitable organizations. Mr. Somerhalder ceased his employment with El Paso and its affiliates on April 30, 2005.

(2)	The amount reflected in the salary column for Mr. Cleary is the amount charged to us by El Paso Natural Gas Company, our affiliate, for the services rendered to us by Mr. Cleary since he divides his time between service to us and to our affiliates. Mr. Cleary became an employee of our affiliate El Paso Natural Gas Company, and began providing services to us in 2004. Accordingly, no compensation was allocated to us for Mr. Cleary in 2003 and 2002. Our affiliate pays Mr. Cleary’s base salary and charges back a 37 percent allocation to us. Our affiliate also charges us for 37 percent of Mr. Cleary’s bonus, stock options, restricted stock, company match under the El Paso Corporation Retirement Savings Plan and other compensation. These amounts are not reflected in this table. The amount charged back to us is derived by estimating the time and effort involved in providing services to us. Mr. Cleary may also receive pension plan benefits and other compensation and benefits from El Paso. Those benefits, if any, are not charged directly to us and are, therefore, not reflected in this table. However, we do pay El Paso Natural Gas Company for certain general and administrative costs, which may include the costs of certain compensation and benefits for officers (including Mr. Cleary) and employees. The amount reflected in the salary column for 2004 for Mr. Cleary does not include an amount for El Paso mandated reductions to fund certain charitable organizations.
El Paso Pension Plan
      Effective January 1, 1997, El Paso amended its Pension Plan to provide pension benefits under a cash balance plan formula that defines participant benefits in terms of a hypothetical account balance. Prior to adopting a cash balance plan, El Paso provided pension benefits under a plan, which we refer to as the Prior Plan, that defined monthly benefits based on final average earnings and years of service. Under the cash balance plan, an initial account balance was established for each El Paso employee who was a participant in the Prior Plan on December 31, 1996. The initial account balance was equal to the present value of Prior Plan benefits as of December 31, 1996.
      In October 1999, Sonat Inc., or Sonat, merged with El Paso. Effective January 1, 2000, an initial account balance was established for each Sonat employee who was a participant in the Sonat pension plan on December 31, 1999 due to the merger of Sonat’s plan into El Paso’s Pension Plan. Prior to the pension plan merger, Sonat participants received pension benefits under a plan, which we refer to as the Prior Sonat Plan, that defined monthly benefits based on final average earnings and years of service. The initial account balance was equal to the present value of the Prior Sonat Plan benefit as of December 31, 1999.
      At the end of each calendar quarter, participant account balances are increased by an interest credit based on 5-Year Treasury bond yields, subject to a minimum interest credit of four percent per year, plus a pay credit equal to a percentage of salary and bonus. The pay credit percentage is based on the sum of age plus service at the end of the prior calendar year according to the following schedule:

Age Plus Service	Pay Credit Percentage

Less than 35	4%
35 to 49	5%
50 to 64	6%
65 and over	7%
      Under El Paso’s Pension Plan and applicable Internal Revenue Code provisions, compensation in excess of $205,000 cannot be taken into account and the maximum payable benefit in 2004 was $165,000. Any excess benefits otherwise accruing under El Paso’s Pension Plan are payable under El Paso’s Supplemental Benefits Plan. Participants will receive benefits from the Supplemental Benefits Plan in the form of a lump sum payment unless a valid irrevocable election was made to receive payment in a form other than lump sum prior to June 1, 2004.
      Participants with an initial account balance on January 1, 1997 are provided minimum benefits equal to the Prior Plan benefit accrued as of the end of 2001. Upon retirement, certain participants (which include Mr. Somerhalder) are provided pension benefits that equal the greater of the cash balance formula benefit or the Prior Plan benefit. For Mr. Somerhalder, the Prior Plan benefit reflects accruals through the end of 2001 and is computed as follows: for each year of credited service up to a total of 30 years, 1.1 percent of the first $26,800, plus 1.6 percent of the excess over $26,800, of the participant’s average annual earnings during his five years of highest earnings.
      Participants with a Prior Sonat Plan benefit (including Mr. Cleary) are provided pension benefits that equal the greater of the cash balance formula benefit or the Prior Sonat Plan benefit accrued through the earlier of the date of termination or December 31, 2004. The Prior Sonat Plan benefit is computed as follows:

2.4% of the participant’s average annual earnings during his five years of highest earnings for each year of service prior to 1992 (up to a total of 25 years),

minus 2.0% of estimated social security benefit for each year of service prior to 1992 (up to a total of 25 years),

plus 2.0% of the participant’s average annual earnings during his five years of highest earnings for each year of service after 1991 (up to a total of 30 years),

minus 1.667% of estimated social security benefit for each year of service after 1991 (up to a total of 30 years).
      The result from this Prior Sonat Plan formula can not exceed 60% of the participant’s average annual earnings during his five years of highest earnings minus 50% of the estimated social security benefit.

      Estimated annual benefits payable from El Paso’s Pension Plan and Supplemental Benefits Plan upon retirement at the normal retirement age (age 65) for each named executive is reflected below (based on assumptions that each executive receives the base salary used in calculating the allocated amounts shown in the table under “Executive Compensation” on page 35 with no pay increases, receives target annual bonuses beginning with bonuses earned for fiscal year 2005, and cash balances are credited with interest at a rate of four percent per annum):

		Pay Credit
		Percentage	Estimated Annual
Named Executive	Credited Service(1)	During 2004	Benefits(2)

John W. Somerhalder	24	7%	$402,152
James J. Cleary	26	7%	$202,446

(1)	For Mr. Somerhalder, credited service shown is as of December 31, 2001. For Mr. Cleary, credited service shown is as of December 31, 2004.

(2)	The Prior Plan minimum benefit for Mr. Somerhalder is greater than his projected cash balance benefit at age 65. As of his termination date, Mr. Somerhalder’s vested pension benefit amount under the Prior Plan is estimated to be $212,414, payable commencing at age 49 as an immediate lump sum. Mr. Somerhalder will receive his Supplemental Benefits Plan benefit in a lump sum of approximately $1.77 million, minus amounts withheld for taxes. The Sonat Prior Plan benefit for Mr. Cleary is greater than his projected cash balance benefit at age 65.
Employment Contracts, Termination of Employment,
Change in Control Arrangements and Officer Indemnification Agreements
Separation Agreements
      Effective April 30, 2005, John W. Somerhalder II entered into an agreement and general release, dated May 4, 2005, pursuant to which Mr. Somerhalder’s separation of employment with El Paso became effective. Under this agreement, El Paso agreed to provide severance benefits to Mr. Somerhalder under El Paso’s existing severance pay plan in the amount of $642,000. El Paso also agreed to provide Mr. Somerhalder with a prorationing of his incentive compensation for 2005, which included one third of his target 2005 annual cash incentive bonus in the amount of $203,300, a cash equivalent in the amount of $12,815 equal to the pro-rated value of his 2005 equity award had he received that grant and eight months of continued medical coverage subject to the payment of the required contributions. Upon his departure, Mr. Somerhalder will have 95,000 vested non-qualified El Paso stock options and 49,531 shares of vested restricted El Paso stock. These awards are subject to the terms of the original grant and the plans from which the awards were granted. In addition, El Paso entered into a consulting agreement with Mr. Somerhalder pursuant to which Mr. Somerhalder will provide consulting services to El Paso on various pipeline projects for a fee of $41,000 per month for a period of 12 months, subject to certain earlier termination rights set forth in the consulting agreement.
El Paso Benefit Plans
      El Paso Severance Pay Plan. The El Paso Severance Pay Plan is a broad-based employee plan providing severance benefits following a “qualifying termination” for all salaried employees of El Paso and certain of its subsidiaries. The plan also included an executive supplement, which provided enhanced severance benefits for certain executive officers of El Paso and certain of its subsidiaries, including Mr. Somerhalder. The enhanced severance benefits available under the supplement included an amount equal to two times the sum of the officer’s annual salary, including annual target bonus amounts as specified in the plan. A qualifying termination included an involuntary termination of the officer as a result of the elimination of the officer’s position or a reduction in force and a termination for “good reason” (as defined under the plan). The executive supplement of the El Paso Severance Pay Plan terminated on January 1, 2005. Accordingly, the executives will receive severance pay pursuant to the Severance Pay Plan which covers all employees of El Paso and provides for severance benefits in a lesser amount than the executive supplement.
      El Paso 2004 Key Executive Severance Protection Plan. El Paso periodically reviews its benefit plans and engages an independent executive compensation consultant to make recommendations regarding its plans. El Paso’s executive compensation consultant recommended that it adopt a new executive severance plan that more closely aligns with current market arrangements than El Paso’s Key Executive Severance Protection Plan (as described below) and Employee Severance Protection Plan. In light of this recommendation, El Paso adopted this plan in March 2004. This plan provides severance benefits following a “change in control” of El Paso for executives of El Paso and certain of its subsidiaries. This plan is intended to replace the El Paso Key Executive Severance Protection Plan and the El Paso Employee Severance Protection Plan, and participants are required to waive their participation under those plans (if applicable) as a condition to becoming participants in this plan. The benefits of the plan include: (1) a cash severance payment in an amount equal to three times the annual salary and target bonus for the president and chief executive officer of El Paso, two times the annual salary and target bonus for executive vice presidents and senior vice presidents of El Paso, and one times the annual salary and target bonus for vice presidents of El Paso; (2) a pro-rated portion of the executive’s target bonus for the year in which the termination of employment occurs; (3) continuation of life and health insurance following termination for a period of 36 months for the president and chief executive officer of El Paso, 24 months for executive vice presidents and senior vice presidents of El Paso, and 12 months for vice presidents of El Paso; (4) a gross-up payment for any federal excise tax imposed on an executive in connection with any payment or distribution made by El Paso or any of its affiliates under the plan or otherwise; provided that in the event a reduction in payments in respect of the executive of ten percent or less would cause no excise tax to be payable in respect of that executive, then the executive will not be entitled to a gross-up payment and payments to the executive shall be reduced to the extent necessary so that the payments shall not be subject to the excise tax; and (5) payment of legal fees and expenses incurred by the executive to enforce any rights or benefits under the plan. Benefits are payable for any termination of employment of an executive in the plan within two years following the date of a change in control, except where termination is by reason of death, disability, for “cause” (as defined in the plan) or instituted by the executive other than for “good reason” (as defined in the plan). Benefits are also payable under the plan for terminations of employment prior to a change in control that arise in connection with, or in anticipation of, a change in control. Benefits are not payable for any termination of employment following a change in control if (1) the termination occurs in connection with the sale, divestiture or other disposition of designated subsidiaries of El Paso, (2) the purchaser or entity subject to the transaction agrees to provide severance benefits at least equal to the benefits available under the plan, and (3) the executive is offered, or accepts, employment with the purchaser or entity subject to the transaction. A change in control generally occurs if: (1) any person or entity becomes the beneficial owner of more than 20 percent of El Paso’s common stock; (2) a majority of the current members of the Board of Directors of El Paso or their approved successors cease to be directors of El Paso (or, in the event of a merger, the ultimate parent following the merger); or (3) a merger, consolidation, or reorganization of El Paso, a complete liquidation or dissolution of El Paso, or the sale or disposition of all or substantially all of El Paso’s and its subsidiaries’ assets (other than a transaction in which the same stockholders of El Paso before the transaction own 50 percent of the outstanding common stock after the transaction is complete). This plan generally may be amended or terminated at any time prior to a change in control, provided that any amendment or termination that would adversely affect the benefits or protections of any executive under the plan shall be null and void as it relates to that executive if a change in control occurs within one year of the amendment or termination. In addition, any amendment or termination of the plan in connection with, or in anticipation of, a change in control which actually occurs shall be null and void. From and after a change in control, the plan may not be amended in any manner that would adversely affect the benefits or protections provided to any executive under the plan.
      El Paso Key Executive Severance Protection Plan. This plan, initially adopted in 1992, provides severance benefits following a “change in control” of El Paso for certain officers of El Paso and certain of its subsidiaries, including Mr. Cleary. The benefits of the plan include: (1) an amount equal to three times the participant’s annual salary, including maximum bonus amounts as specified in the plan; (2) continuation of life and health insurance for an 18-month period following termination; (3) a supplemental pension payment calculated by adding three years of additional credited pension service; (4) certain additional payments to the terminated employee to cover excise taxes if the payments made under the plan are subject to excise taxes on golden parachute payments; and (5) payment of legal fees and expenses incurred by the employee to enforce any rights or benefits under the plan. Benefits are payable for any termination of employment for a participant in the plan within two years of the date of a change in control, except where termination is by reason of death, disability, for cause or instituted by the employee for other than “good reason” (as defined in the plan). A change in control occurs if: (1) any person or entity becomes the beneficial owner of 20 percent or more of El Paso’s common stock; (2) any person or entity (other than El Paso) purchases the common stock by way of a tender or exchange offer; (3) El Paso stockholders approve a merger or consolidation, sale or disposition or a plan of liquidation or dissolution of all or substantially all of El Paso’s assets; or (4) if over a two year period a majority of the members of the Board of Directors of El Paso at the beginning of the period cease to be directors. A change in control has not occurred if El Paso is involved in a merger, consolidation or sale of assets in which the same stockholders of El Paso before the transaction own 80 percent of the outstanding common stock after the transaction is complete. This plan generally may be amended or terminated at any time, provided that no amendment or termination may impair participants’ rights under the plan or be made following the occurrence of a change in control. This plan is closed to new participants, unless the El Paso Board determines otherwise.
      Employee Severance Protection Plan. This plan, initially adopted in 1992, provides severance benefits following a “change in control” (as defined in the El Paso Key Executive Severance Protection Plan) of El Paso for certain salaried, non-executive employees of El Paso and certain of its subsidiaries. The benefits of the plan include: (1) severance pay based on the formula described below, up to a maximum of two times the participant’s annual salary, including maximum bonus amounts as specified in the plan; (2) continuation of life and health insurance for an 18-month period following termination (plus an additional payment, if necessary, equal to any additional income tax imposed on the participant by reason of his or her continued life and health insurance coverage); and (3) payment of legal fees and expenses incurred by the employee to enforce any rights or benefits under the plan. The formula by which severance pay is calculated under the plan consists of the sum of: (1) one-twelfth of a participant’s annual salary and maximum bonus for every $7,000 of his or her annual salary and maximum bonus, but no less than five-twelfths nor more than the entire salary and bonus amount, and (2) one-twelfth of a participant’s annual salary and maximum bonus for every year of service performed immediately prior to a change in control. Benefits are payable for any termination of employment for a participant in the plan within two years of the date of a change in control, except where termination is by reason of death, disability, for cause or instituted by the employee for other than “good reason” (as defined in the plan). This plan generally may be amended or terminated at any time, provided that no amendment or termination may impair participants’ rights under the plan or be made following the occurrence of a change in control. This plan is closed to new participants, unless the El Paso Board determines otherwise.
      El Paso Supplemental Benefits Plan. This plan provides for certain benefits to officers and key management employees of El Paso and its subsidiaries. The benefits include: (1) a credit equal to the amount that a participant did not receive under El Paso’s Pension Plan because the Pension Plan does not consider deferred compensation (whether in deferred cash or deferred restricted common stock) for purposes of calculating benefits and eligible compensation is subject to certain Internal Revenue Code limitations; and (2) a credit equal to the amount of El Paso’s matching contribution to El Paso’s Retirement Savings Plan that cannot be made because of a participant’s deferred compensation and Internal Revenue Code limitations. The plan may not be terminated so long as the El Paso Pension Plan and/or Retirement Savings Plan remain in effect. The management committee of this plan designates who may participate and also administers the plan. Benefits under El Paso’s Supplemental Benefits Plan are paid upon termination of employment in a lump-sum payment. In the event of a change in control (as defined under the El Paso Key Executive Severance Protection Plan) of El Paso, the supplemental pension benefits become fully vested and nonforfeitable. El Paso’s payment obligations under the Supplemental Benefits Plan as of December 31, 2004, are as follows:
Payment Obligations under the
Supplemental Benefits Plan
as of December 31, 2004

	Retirement	Non-Qualified
	Savings Plan	Pension Benefit
Name	($)	($)(1)

John W. Somerhalder II	$54,488	$1,774,503
James J. Cleary	$15,072	$546,145

(1)	This amount is included in the calculation of the estimated annual benefits shown in the table under the “El Paso Pension Plan” on page 37 of this prospectus.
      El Paso Senior Executive Survivor Benefits Plan. This plan provides certain senior executives (including Mr. Cleary) of El Paso and its subsidiaries who are designated by the plan administrator with survivor benefit coverage in lieu of the coverage provided generally for employees under El Paso’s group life insurance plan. The amount of benefits provided, on an after-tax basis, is two and one-half times the executive’s annual salary. Benefits are payable in installments over 30 months beginning within 31 days after the executive’s death, except that the plan administrator may, in its discretion, accelerate payments.
      El Paso Benefits Protection Trust Agreement. El Paso maintains a trust for the purpose of funding certain of its employee benefit plans (including the severance protection plans described above). The trust consists of a trustee expense account, which is used to pay the fees and expenses of the trustee, and a benefit account, which is made up of three subaccounts and used to make payments to participants and beneficiaries in the participating plans. The trust is revocable by El Paso at any time before a “threatened change in control” (which is generally defined to include the commencement of actions that would lead to a “change in control” (as defined under the El Paso Key Executive Severance Protection Plan)) as to assets held in the trustee expense account, but is not revocable (except as provided below) as to assets held in the benefit account at any time. The trust generally becomes fully irrevocable as to assets held in the trust upon a threatened change in control. The trust is a grantor trust for federal tax purposes, and assets of the trust are subject to claims by El Paso’s general creditors in preference to the claims of plan participants and beneficiaries. Upon a threatened change in control, El Paso must deliver $1.5 million in cash to the trustee expense account. Prior to a threatened change in control, El Paso may freely withdraw and substitute the assets held in the benefit account, other than the initially funded amount; however, no such assets may be withdrawn from the benefit account during a threatened change in control period. Any assets contributed to the trust during a threatened change in control period may be withdrawn if the threatened change in control period ends and there has been no threatened change in control. In addition, after a change in control occurs, if the trustee determines that the amounts held in the trust are less than “designated percentages” (as defined in the Trust Agreement) with respect to each subaccount in the benefit account, the trustee must make a written demand on El Paso to deliver funds in an amount determined by the trustee sufficient to attain the designated percentages. Following a change in control and if the trustee has not been requested to pay benefits from any subaccount during a “determination period” (as defined in the Trust Agreement), El Paso may make a written request to the trustee to withdraw certain amounts which were allocated to the subaccounts after the change in control occurred. The trust generally may be amended or terminated at any time, provided that no amendment or termination may result, directly or indirectly, in the return of any assets of the benefit account to El Paso prior to the satisfaction of all liabilities under the participating plans (except as described above) and no amendment may be made unless El Paso, in its reasonable discretion, believes that such amendment would have no material adverse effect on the amount of benefits payable under the trust to participants. In addition, no amendment may be made after the occurrence of a change in control which would (1) permit El Paso to withdraw any assets from the trustee expense account, (2) directly or indirectly reduce or restrict the trustee’s rights and duties under the trust, or (3) permit El Paso to remove the trustee following the date of the change in control.

Officer Indemnification Agreements
      El Paso has entered into indemnification agreements with each member of its Board of Directors and certain of its officers, including Mr. Somerhalder. These agreements reiterate the rights to indemnification that are provided to its Board of Directors and certain of its officers under El Paso’s By-laws, clarify procedures related to those rights, and provide that such rights are also available to fiduciaries under certain of El Paso’s employee benefit plans. As is the case under El Paso’s By-laws, the agreements provide for indemnification to the full extent permitted by Delaware law, including the right to be paid the reasonable expenses (including attorneys’ fees) incurred in defending a proceeding related to service as a director, officer or fiduciary in advance of that proceeding’s final disposition. El Paso may maintain insurance, enter into contracts, create a trust fund or use other means available to provide for indemnity payments and advances. In the event of a change in control of El Paso (as defined in the indemnification agreements), El Paso is obligated to pay the costs of independent legal counsel who will provide advice concerning the rights of each officer to indemnity payments and advances.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
El Paso Stockholder Approved Plans
      El Paso 2005 Omnibus Incentive Compensation Plan. This plan provides for the grant to all salaried employees (other than an employee who is a member of a unit covered by a collective bargaining agreement) of El Paso and the members of its Board of Directors who are salaried officers of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, incentive awards, cash awards and other stock-based awards. In addition, the plan administrator will be able to grant awards to any person who, in the sole discretion of the plan administrator, holds a position of responsibility and is able to contribute substantially to the success of El Paso. The plan administrator will also designate which employees are eligible to participate. Subject to any adjustments for “change in capitalization” (as defined in the plan), a maximum of 35,000,000 shares in the aggregate may be subject to awards under the plan, provided however, that a maximum of 17,500,000 shares in the aggregate may be issued under the plan with respect to restricted stock, restricted stock units, performance shares, performance units and other stock-based awards. Except as otherwise provided in an award agreement, in the event of a participant’s termination of employment (a) without cause or (b) by the participant for “good reason” (as defined in the plan), if applicable, within two years following a “change in control” (defined in substantially the same manner as under the El Paso 2004 Key Executive Severance Protection Plan) (1) all stock options and stock appreciation rights will become fully vested and exercisable, (2) the restriction periods applicable to all shares of restricted stock and restricted stock units will immediately lapse , (3) the performance periods applicable to any performance shares, performance units and incentive awards that have not ended will end and such awards will become vested and payable in cash in an amount equal to the target level thereof (assuming target levels of performance by both participants and El Paso have been achieved within ten days following such termination) and (4) any restrictions applicable to cash awards and other stock-based awards will immediately lapse and, if applicable, become payable within ten days following such termination. The plan generally may be amended at any time, provided that stockholder approval is required to the extent required by law, regulation or stock exchange, and no change in any award previously granted under the plan may be made without the consent of the participant if such change would impair the right of the participant to acquire or retain common stock or cash that the participant may have acquired as a result of the plan.
      El Paso 2001 Omnibus Incentive Compensation Plan. This plan provided for the grant to officers and key employees of El Paso and its subsidiaries of stock options, stock appreciation rights, limited stock appreciation rights, performance units and restricted stock. This plan has been replaced by the El Paso 2005 Omnibus Incentive Compensation Plan. Although this plan has been terminated with respect to new grants, certain stock options and other stock-based awards remain outstanding. If a “change in control” (defined in substantially the same manner as under the El Paso Key Executive Severance Protection Plan) occurs:

(1) all outstanding stock options become fully exercisable; (2) stock appreciation rights and limited stock appreciation rights become immediately exercisable; (3) designated amounts of performance units become fully vested; (4) all restrictions placed on awards of restricted common stock automatically lapse; and (5) the current year’s target bonus amount becomes payable for each officer participating in the plan within 30 days, assuming target levels of performance were achieved by El Paso and the officer for the year in which the change in control occurs, or the prior year if target levels have not been established for the current year, except that no bonus amounts will become payable in connection with a change in control that results solely from a change to the Board of Directors of El Paso.
      El Paso 1999 Omnibus Incentive Compensation Plan and El Paso 1995 Omnibus Compensation Plan — terminated plans. These plans provided for the grant to eligible officers and key employees of El Paso and its subsidiaries of stock options, stock appreciation rights, limited stock appreciation rights, performance units and restricted stock. These plans have been replaced by the El Paso 2001 Omnibus Incentive Compensation Plan. Although these plans have been terminated with respect to new grants, certain stock options and shares of restricted common stock remain outstanding under them. If a “change in control” of El Paso occurs, all outstanding stock options become fully exercisable and restrictions placed on restricted common stock lapse. For purposes of the plans, the term “change in control” has substantially the same meaning given such term in the El Paso Key Executive Severance Protection Plan.
El Paso Non-Stockholder Approved Plans
      El Paso Strategic Stock Plan. This plan is an equity compensation plan that had not been approved by the stockholders. This plan provided for the grant of stock options, stock appreciation rights, limited stock appreciation rights and shares of restricted common stock to non-employee members of the El Paso Board of Directors, officers and key employees of El Paso and its subsidiaries primarily in connection with El Paso’s strategic acquisitions. This plan has been replaced by the El Paso 2005 Omnibus Incentive Compensation Plan. Although this plan has been terminated with respect to new grants, certain stock options and other stock-based awards remain outstanding. If a change in control, as defined earlier under the El Paso Key Executive Severance Protection Plan, occurs: (1) all outstanding stock options become fully exercisable; (2) stock appreciation rights and limited stock appreciation rights become immediately exercisable; and (3) all restrictions placed on awards of restricted common stock automatically lapse.
      El Paso Restricted Stock Award Plan for Management Employees. This plan is an equity compensation plan which had not been approved by the stockholders. The plan provided for the granting of restricted shares of El Paso’s common stock to management employees (other than executive officers and directors) of El Paso and its subsidiaries for specific accomplishments beyond that which are normally expected and which will have a significant and measurable impact on the long-term profitability of El Paso. This plan has been replaced by the El Paso 2005 Omnibus Incentive Compensation Plan. Although this plan has been terminated with respect to new grants, certain stock options and other stock-based awards remain outstanding.
      El Paso Omnibus Plan for Management Employees. This plan is an equity compensation plan which had not been approved by the stockholders. This plan provided for the grant of stock options, stock appreciation rights, limited stock appreciation rights and shares of restricted common stock to salaried employees (other than employees covered by a collective bargaining agreement) of El Paso and its subsidiaries. This plan has been replaced by the El Paso 2005 Omnibus Incentive Compensation Plan. Although this plan has been terminated with respect to new grants, certain stock options and other stock-based awards remain outstanding. If a change in control, as defined earlier under the El Paso Key Executive Severance Protection Plan, occurs: (1) all outstanding stock options become fully exercisable; (2) stock appreciation rights and limited stock appreciation rights become immediately exercisable; and (3) all restrictions placed on awards of restricted common stock automatically lapse.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
      None of our common stock is held by any director or executive officer. No family relationship exists between any of our directors or executive officers. The following information relates to the only entity known to us to be the beneficial owner, as of May 1, 2005, of more than five percent of our voting securities.

		Amount and Nature of
Title of Class	Name	Beneficial Ownership	Percent of Class

Common Stock	El Paso Corporation(1) 1001 Louisiana Street Houston, Texas 77002	1,000 shares	100%

(1)	We are a direct wholly-owned subsidiary of El Paso Noric Investments III, L.L.C., which is an indirect wholly-owned subsidiary of El Paso Corporation.
      The following table sets forth, as of May 1, 2005, certain information with respect to the following individuals to the extent they own shares of common stock of El Paso, our parent.

		Beneficial
		Ownership
		(Excluding				Percent
Title of Class	Name of Beneficial Owner	Options)		Stock Options(1)	Total	of Class

El Paso Common Stock	James J. Cleary	59,412		180,056	239,468	*
El Paso Common Stock	Greg G. Gruber	57,614		177,182	234,796	*
El Paso Common Stock	Daniel B. Martin	103,339		209,062	312,401	*
El Paso Common Stock	John W. Somerhalder II	357,154	(2)	95,000	452,154	*
El Paso Common Stock	All directors and executive officers as a group (3 persons)(3)	220,365		566,300	786,665	*

*	Less than 1%

(1)	The directors and executive officers have the right to acquire the shares of common stock reflected in this column within 60 days of May 1, 2005, through the exercise of stock options.

(2)	Mr. Somerhalder’s stock ownership is as of April 30, 2005, when he ceased his employment with El Paso and its affiliates.

(3)	Does not include information for Mr. Somerhalder.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
      Cash Management Program. We participate in El Paso’s cash management program which matches short-term cash surpluses and needs of participating affiliates, thus minimizing total borrowings from outside sources. We had advanced $642 million at March 31, 2005, at a rate of interest which was 3.5%. At December 31, 2004, we had advanced $598 million at a rate of interest which was 2.0%. This receivable is due upon demand; however, we do not anticipate settlement of the entire amount in the next twelve months. At March 31, 2005 and December 31, 2004, we have classified $17 million and $3 million of this receivable as a current note receivable from affiliates. In addition, at March 31, 2005 and December 31, 2004, we classified $625 million and $595 million as a non-current note receivable from affiliates.
      Taxes. We are a party to a tax accrual policy with El Paso whereby El Paso files U.S. and certain state tax returns on our behalf. In certain states, we file and pay directly to the state taxing authorities. We have income taxes payable of $42 million at March 31, 2005 and $37 million at December 31, 2004, included in taxes payable on our balance sheet. The majority of these balances will become payable to El Paso.
      Other Affiliate Balances. The following table shows other balances with our affiliates:

	December 31,	March 31,
	2004	2005

		(Unaudited)
	(In millions)
Accounts receivable(1)	$4	$23
Other current assets	2	2
Non-current note receivable	7	6
Accounts payable(1)	9	29
Contractual deposits	5	5

(1)	The change in these accounts is due to gas imbalances with our affiliates Wyoming Interstate Company and Cheyenne Plains Gas Company. These imbalances were settled during April 2005.
      Other Transactions. In February 2003, we declared and paid a $41 million dividend to our parent. In addition, during 2004, we acquired assets from an affiliate with a net book value of $3 million.
      Affiliate Revenues and Expenses. We enter into transactions with other El Paso subsidiaries in the normal course of our business to transport, sell and purchase natural gas which increased our affiliated revenue and charges. As discussed more fully in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Commitments and Contingencies — Contractual Obligations”, we also have a transportation service agreement with Wyoming Interstate Company, Ltd. that extends through 2011. Services provided by these affiliates are based on the same terms as non-affiliates.
      El Paso allocates a portion of its general and administrative expenses to us. The allocation is based on the estimated level of effort devoted to our operations and the relative size of our EBIT, gross property and payroll. El Paso Natural Gas Company and Tennessee Gas Pipeline Company allocated payroll and other expenses to us associated with our shared pipeline services. The allocated expenses are based on the estimated level of staff and their expenses to provide the services. We provided some administrative functions for our affiliates. We, in turn, allocated administrative and general operating costs to our affiliates based on reasonable contractual levels for the services provided. The amounts recorded for these services are reported as reimbursement of operating expenses. We believe all the allocation methods are reasonable.

      The following table shows revenues and charges from our affiliates for:

				Quarter Ended
	Year Ended December 31,			March 31,

	2002	2003	2004	2004	2005

				(Unaudited)
	(In millions)
Revenues	$48	$33	$36	$8	$9
Operation and maintenance expenses from affiliates	61	63	53	12	13
Reimbursement of operating expenses charged to affiliates	10	9	10	2	4

THE EXCHANGE OFFER
Exchange Terms
      Old Notes in an aggregate principal amount of $200,000,000 are currently issued and outstanding. The maximum aggregate principal amount of New Notes that will be issued in exchange for Old Notes is $200,000,000. The terms of the New Notes and the Old Notes are substantially the same in all material respects, except that the New Notes will not contain terms with respect to transfer restrictions, registration rights and payments of liquidated damages.
      The New Notes will bear interest at a rate of 5.95% per year, payable semi-annually on March 15 and September 15 of each year, beginning on September 15, 2005. Holders of New Notes will receive interest from the date of the original issuance of the Old Notes or from the date of the last payment of interest on the Old Notes, whichever is later. Holders of New Notes will not receive any interest on Old Notes tendered and accepted for exchange. In order to exchange your Old Notes for transferable New Notes in the exchange offer, you will be required to make the following representations, which are included in the letter of transmittal:

•	any New Notes that you receive will be acquired in the ordinary course of your business;

•	you are not participating, and have no arrangement or understanding with any person or entity to participate, in the distribution of the New Notes;

•	you are not our “affiliate,” as defined in Rule 405 under the Securities Act, or a broker-dealer tendering Old Notes acquired directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

•	if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the New Notes.
      Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any Old Notes properly tendered in the exchange offer, and the exchange agent will deliver the New Notes promptly after the expiration date of the exchange offer.
      If you tender your Old Notes, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the Old Notes in connection with the exchange offer. We will pay all charges, expenses and transfer taxes in connection with the exchange offer, other than the taxes described below under “— Transfer Taxes.”
      We make no recommendation to you as to whether you should tender or refrain from tendering all or any portion of your existing Old Notes into this exchange offer. In addition, no one has been authorized to make this recommendation. You must make your own decision whether to tender into this exchange offer and, if so, the aggregate amount of Old Notes to tender after reading this prospectus and the letter of transmittal and consulting with your advisors, if any, based on your financial position and requirements.
Expiration Date; Extensions; Termination; Amendments
      The exchange offer expires at 5:00 p.m., New York City time, on                     , 2005, unless we extend the exchange offer, in which case the expiration date will be the latest date and time to which we extend the exchange offer.
      We expressly reserve the right, so long as applicable law allows:

•	to delay our acceptance of Old Notes for exchange;

•	to terminate the exchange offer if any of the conditions set forth under “— Conditions of the Exchange Offer” exist;

•	to waive any condition to the exchange offer;

•	to amend any of the terms of the exchange offer; and

•	to extend the expiration date and retain all Old Notes tendered in the exchange offer, subject to your right to withdraw your tendered Old Notes as described under “— Withdrawal of Tenders.”
      Any waiver or amendment to the exchange offer will apply to all Old Notes tendered, regardless of when or in what order the Old Notes were tendered. If the exchange offer is amended in a manner that we think constitutes a material change, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment or waiver by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes, and we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.
      We will promptly follow any delay in acceptance, termination, extension or amendment by oral or written notice of the event to the exchange agent, followed promptly by oral or written notice to the registered holders. Should we choose to delay, extend, amend or terminate the exchange offer, we will have no obligation to publish, advertise or otherwise communicate this announcement, other than by making a timely release to an appropriate news agency.
      In the event we terminate the exchange offer, all Old Notes previously tendered and not accepted for payment will be returned promptly to the tendering holders.
      In the event that the exchange offer is withdrawn or otherwise not completed, New Notes will not be given to holders of Old Notes who have validly tendered their Old Notes.
Resale of New Notes
      Based on interpretations of the SEC staff set forth in no action letters issued to third parties, we believe that New Notes issued under the exchange offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, if:

•	you are acquiring New Notes in the ordinary course of your business;

•	you are not participating, and have no arrangement or understanding with any person to participate, in the distribution of the New Notes;

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act; and

•	you are not a broker-dealer who purchased Old Notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act.
      If you tender Old Notes in the exchange offer with the intention of participating in any manner in a distribution of the New Notes:

•	you cannot rely on those interpretations by the SEC staff, and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K.
      Only broker-dealers that acquired the Old Notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of New Notes.

Acceptance of Old Notes for Exchange
      We will accept for exchange Old Notes validly tendered pursuant to the exchange offer, or defectively tendered, if such defect has been waived by us. We will not accept Old Notes for exchange subsequent to the expiration date of the exchange offer. Tenders of Old Notes will be accepted only in denominations of $1,000 and integral multiples thereof.
      We expressly reserve the right, in our sole discretion, to:

•	delay acceptance for exchange of Old Notes tendered under the exchange offer, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders promptly after the termination or withdrawal of a tender offer, or

•	terminate the exchange offer and not accept for exchange any Old Notes not theretofore accepted for exchange, if any of the conditions set forth below under “— Conditions of the Exchange Offer” have not been satisfied or waived by us or in order to comply in whole or in part with any applicable law.
In all cases, New Notes will be issued only after timely receipt by the exchange agent of certificates representing Old Notes, or confirmation of book-entry transfer, a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and any other required documents. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered Old Notes, or defectively tendered Old Notes with respect to which we have waived such defect, if, as and when we give oral, confirmed in writing, or written notice to the exchange agent. Promptly after the expiration date, we will deposit the New Notes with the exchange agent, who will act as agent for the tendering holders for the purpose of receiving the New Notes and transmitting them to the holders. The exchange agent will deliver the New Notes to holders of Old Notes accepted for exchange after the exchange agent receives the New Notes.
      If, for any reason, we delay acceptance for exchange of validly tendered Old Notes or we are unable to accept for exchange validly tendered Old Notes, then the exchange agent may, nevertheless, on our behalf, retain tendered Old Notes, without prejudice to our rights described under “— Expiration Date; Extensions; Termination; Amendments”, “— Withdrawal of Tenders” and “— Conditions of the Exchange Offer”, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.
      If any tendered Old Notes are not accepted for exchange for any reason, or if certificates are submitted evidencing more Old Notes than those that are tendered, certificates evidencing Old Notes that are not exchanged will be returned, without expense, to the tendering holder, or, in the case of Old Notes tendered by book-entry transfer into the exchange agent’s account at a book-entry transfer facility under the procedure set forth under “— Procedures for Tendering Old Notes — Book-Entry Transfer”, such Old Notes will be credited to the account maintained at such book-entry transfer facility from which such Old Notes were delivered, unless otherwise requested by such holder under “Special Delivery Instructions” in the letter of transmittal, promptly following the expiration date or the termination of the exchange offer.
      Tendering holders of Old Notes exchanged in the exchange offer will not be obligated to pay brokerage commissions or transfer taxes with respect to the exchange of their Old Notes other than as described in
“ — Transfer Taxes” or in Instruction 7 to the letter of transmittal. We will pay all other charges and expenses in connection with the exchange offer.
Procedures for Tendering Old Notes
      Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or held through a book-entry transfer facility and who wishes to tender Old Notes should contact such registered holder promptly and instruct such registered holder to tender Old Notes on such beneficial owner’s behalf.

Tender of Old Notes Held Through Depository Trust Company
      The exchange agent and Depository Trust Company, or DTC, have confirmed that the exchange offer is eligible for the DTC’s automated tender offer program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer Old Notes to the exchange agent in accordance with DTC’s automated tender offer program procedures for transfer. DTC will then send an agent’s message to the exchange agent.
      The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering Old Notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. In the case of an agent’s message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent which states that DTC has received an express acknowledgment from the participant in DTC tendering Old Notes that they have received and agree to be bound by the notice of guaranteed delivery.
Tender of Old Notes Held in Certificated Form
      For a holder to validly tender Old Notes held in certificated form:

•	the exchange agent must receive at its address set forth in this prospectus a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal, and

•	the exchange agent must receive certificates for tendered Old Notes at such address, or such Old Notes must be transferred pursuant to the procedures for book-entry transfer described below.
A confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date of the exchange offer. A holder who desires to tender Old Notes and who cannot comply with the procedures set forth herein for tender on a timely basis or whose Old Notes are not immediately available must comply with the procedures for guaranteed delivery set forth below.
      Letters of Transmittal and Old Notes should be sent only to the exchange agent, and not to us or to DTC.
      The method of delivery of Old Notes, Letters of Transmittal and all other required documents to the exchange agent is at the election and risk of the holder tendering Old Notes. Delivery of such documents will be deemed made only when actually received by the exchange agent. If such delivery is by mail, we suggest that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the expiration date of the exchange offer to permit delivery to the exchange agent prior to such date. No alternative, conditional or contingent tenders of Old Notes will be accepted.
Signature Guarantee
      Signatures on the letter of transmittal must be guaranteed by an eligible institution unless:

•	the letter of transmittal is signed by the registered holder of the Old Notes tendered therewith, or by a participant in one of the book-entry transfer facilities whose name appears on a security position listing it as the owner of those Old Notes and the New Notes are to be issued directly to such registered holder(s), or, if tendered by a participant in one of the book-entry transfer facilities, any Old Notes for principal amounts not tendered or not accepted for exchange are to be credited to the participant’s account at the book-entry transfer facility, and neither the “Special Issuance Instructions” nor the “Special Delivery Instructions” box on the letter of transmittal has been completed, or

•	the Old Notes are tendered for the account of an eligible institution.

      An eligible institution is a firm that is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or a trust company having an office or correspondent in the United States or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act.
Book-Entry Transfer
      The exchange agent will seek to establish a new account or utilize an existing account with respect to the Old Notes at DTC promptly after the date of this prospectus. Any financial institution that is a participant in the DTC system and whose name appears on a security position listing as the owner of the Old Notes may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the exchange agent’s account. However, although delivery of Old Notes may be effected through book-entry transfer into the exchange agent’s account at DTC, a properly completed and validly executed Letter of Transmittal, or a manually signed facsimile thereof, must be received by the exchange agent at one of its addresses set forth in this prospectus on or prior to the expiration date of the exchange offer, or else the guaranteed delivery procedures described below must be complied with. The confirmation of a book-entry transfer of Old Notes into the exchange agent’s account at DTC is referred to in this prospectus as a “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.
Guaranteed Delivery
      If you wish to tender your Old Notes and:

(1) certificates representing your Old Notes are not lost but are not immediately available,

(2) time will not permit your letter of transmittal, certificates representing your Old Notes and all other required documents to reach the exchange agent on or prior to the expiration date of the exchange offer, or

(3) the procedures for book-entry transfer cannot be completed on or prior to the expiration date of the exchange offer,

you may nevertheless tender if all of the following conditions are complied with:

•	your tender is made by or through an eligible institution; and

•	on or prior to the expiration date of the exchange offer, the exchange agent has received from the eligible institution a properly completed and validly executed notice of guaranteed delivery, by manually signed facsimile transmission, overnight courier, registered or certified mail or hand delivery, in substantially the form provided with this prospectus. The notice of guaranteed delivery must:

(a) set forth your name and address, the registered number(s) of your Old Notes and the principal amount of Old Notes tendered;

(b) state that the tender is being made thereby;

(c) guarantee that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof properly completed and validly executed, together with certificates representing the Old Notes, or a book-entry confirmation, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by the eligible institution with the exchange agent; and

(d) the exchange agent receives the properly completed and validly executed letter of transmittal or facsimile thereof with any required signature guarantees, together with certificates for all Old Notes in proper form for transfer, or a book-entry confirmation, and any other required documents, within three New York Stock Exchange trading days after the expiration date.

Other Matters
      New Notes will be issued in exchange for Old Notes accepted for exchange only after timely receipt by the exchange agent of:

•	certificates for (or a timely book-entry confirmation with respect to) your Old Notes,

•	a properly completed and duly executed letter of transmittal or facsimile thereof with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message, and

•	any other documents required by the letter of transmittal.
      We will determine, in our sole discretion, all questions as to the form of all documents and the validity, eligibility, including time of receipt, acceptance and withdrawal of all tenders of Old Notes. Our determination will be final and binding on all parties. Alternative, conditional or contingent tenders of Old Notes will not be considered valid. We reserve the absolute right to reject any or all tenders of Old Notes not properly tendered or the acceptance of which, in our opinion, would be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Old Notes.
      Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding.
      Any defect or irregularity in connection with tenders of Old Notes must be cured within the time we determine, unless waived by us. We will not consider the tender of Old Notes to have been validly made until all defects and irregularities have been waived by us or cured. Neither we, the exchange agent, or any other person will be under any duty to give notice of any defects or irregularities in tenders of Old Notes, or will incur any liability to holders for failure to give any such notice.
Withdrawal of Tenders
      Except as otherwise provided in this prospectus, you may withdraw your tender of Old Notes at any time prior to the expiration date.
      For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal at one of the addresses set forth below under “— Exchange Agent”, or

•	you must comply with the appropriate procedures of DTC’s automated tender offer program system.
      Any notice of withdrawal must:

•	specify the name of the person who tendered the Old Notes to be withdrawn, and

•	identify the Old Notes to be withdrawn, including the principal amount of the Old Notes.
      If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of DTC.
      We will determine all questions as to validity, form, eligibility and time of receipt of any withdrawal notices. Our determination will be final and binding on all parties. We will deem any Old Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.
      Any Old Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of Old Notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such Old Notes will be credited to an account maintained with DTC for the Old Notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn Old Notes by following one of the procedures described under “— Procedures for Tendering Old Notes” at any time on or prior to the expiration date.

Conditions of the Exchange Offer
      Notwithstanding any other provisions of the exchange offer, if, on or prior to the expiration date, we determine, in our reasonable judgment, that the exchange offer, or the making of an exchange by a holder of Old Notes, would violate applicable law or any applicable interpretation of the staff of the SEC, we will not be required to accept for exchange, or to exchange, any tendered Old Notes. We may also terminate, waive any conditions to or amend the exchange offer. In addition, we may postpone the acceptance for exchange of tendered Old Notes, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of the exchange offer.
Transfer Taxes
      We will pay all transfer taxes applicable to the transfer and exchange of Old Notes pursuant to the exchange offer. If, however:

•	New Notes or Old Notes for principal amounts not exchanged, are to be delivered to or registered or issued in the name of, any person other than the registered holder of the Old Notes tendered;

•	tendered certificates for Old Notes are registered in the name of any person other than the person signing any letter of transmittal; or

•	a transfer tax is imposed for any reason other than the transfer and exchange of Old Notes to us or our order pursuant to the exchange offer, the amount of any such transfer taxes, whether imposed on the registered holder or any other person, will be payable by the tendering holder prior to the issuance of the New Notes or delivery or registering of the Old Notes.
Consequences of Failing to Exchange
      If you do not exchange your Old Notes for New Notes in the exchange offer, you will remain subject to the restrictions on transfer of the Old Notes:

•	as set forth in the legend printed on the Old Notes as a consequence of the issuance of the Old Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise set forth in the offering circular distributed in connection with the private offering of the Old Notes.
      In general, you may not offer or sell the Old Notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the Old Notes under the Securities Act.
Accounting Treatment
      The New Notes will be recorded at the same carrying value as the Old Notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expenses of the exchange offer over the term of the New Notes.
Exchange Agent
      The Bank of New York Trust Company, N.A. has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or any other documents to the exchange agent. You should send certificates for Old Notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:
The exchange agent for the exchange offers is:
The Bank of New York Trust Company, N.A.
By Mail/Hand/Overnight Delivery:
The Bank of New York Trust Company, N.A.
c/o The Bank of New York
Corporate Trust Operations
Reorganization Unit
101 Barclay Street — 7 East
New York, NY 10286
Attn: Ms. Giselle Guadalupe
For Assistance Call:
(212) 815-6331
Fax Number:
(212) 298-1915

DESCRIPTION OF THE NOTES
      The New Notes will be issued, and the Old Notes were issued, under an Indenture (the “Base Indenture”) dated as of June 27, 1997 between us and The Bank of New York Trust Company, N.A., successor in interest to Harris Trust and Savings Bank, as trustee and a Supplemental Indenture dated as of March 9, 2005 (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”). The terms of the notes include those stated in the Indenture and made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, in effect on the date of the Indenture.
      We have summarized some of the provisions of the notes and the Indenture below. The following description of the notes is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of notes.
      The notes will be our unsecured and unsubordinated obligations ranking equally with our other outstanding unsecured and unsubordinated indebtedness. At March 31, 2005, after giving pro forma effect to the issuance of the Old Notes and the repayment of the 10% senior debentures due 2005, we would have had outstanding approximately $300 million of unsecured and unsubordinated indebtedness.
      You can find the definitions of certain terms used in this “Description of the Notes” section under the subheading “Definitions.” For purposes of this “Description of the Notes” section, when we refer to “Colorado Interstate Gas,” “us,” “we,” “our,” “ours,” or “issuer,” we are describing Colorado Interstate Gas Company and not its subsidiaries.
General Description of the Notes
      The notes will be:

•	our senior unsecured indebtedness ranking equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness;

•	senior in right of payment to any of our future subordinated indebtedness;

•	effectively junior to our secured indebtedness to the extent of assets securing such indebtedness; and

•	effectively junior to all existing and future indebtedness and other liabilities of our subsidiaries.
      Our consolidated subsidiaries have no outstanding indebtedness, which would rank effectively senior to the notes. The notes will not be guaranteed by any of our subsidiaries or any other parties. See “Risk Factors — Risks Related to the Notes — The notes will be effectively subordinated to liabilities and indebtedness of our subsidiaries and subordinated to any of our secured indebtedness to the extent of the assets securing such indebtedness.”
      The Indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder and provides that Debt Securities may be issued thereunder from time to time in one or more additional series. Except to the extent described below, the Indenture does not limit our ability or the ability of our subsidiaries to incur additional indebtedness.
Further Issuances
      We may, from time to time, without notice to or the consent of the holders of the notes, increase the principal amount of this series of notes under the Indenture and issue such increased principal amount (or any portion thereof), in which case any additional notes so issued will have the same form and terms (other than the date of issuance and, under certain circumstances, the date from which interest thereon will begin to accrue), and will carry the same right to receive accrued and unpaid interest, as the notes previously issued, and such additional notes will form a single series with the notes.

Principal, Maturity and Interest
      We plan to issue $200,000,000 aggregate principal amount of New Notes in the exchange offer, in exchange for an equal amount of our Old Notes. We have issued the notes in an initial aggregate principal amount of $200,000,000. The notes will mature on March 15, 2015.
      Interest on the notes will:

•	accrue at the rate of 5.95% per year from the date of issuance or the most recent interest payment date;

•	be payable semiannually in arrears on each March 15 and September 15, commencing September 15, 2005 to the holders of record at the close of business on the March 1 and September 1 immediately preceding the related interest payment date;

•	be computed on the basis of a 360-day year comprised of twelve 30-day months; and

•	be payable on overdue interest to the extent permitted by law at the same rate as interest is payable on principal.
      If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day (and without any interest or other payment in respect of such delay) with the same force and effect as if made on the relevant interest payment date, maturity date or redemption date. Unless we default on a payment, no interest will accrue for the period from and after the applicable maturity date or redemption date.
      We will issue the notes in denominations of $1,000 or integral multiples of $1,000.
Methods of Receiving Payments on the Notes
      We will make payments on the notes at the office or agency of the paying agent and registrar within the City and State of New York, unless we elect to make interest payments by check mailed to you at your addresses set forth in the register of holders. The Trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to you, and we may act as paying agent or registrar. However, we will at all times, maintain an office or agency in The City of New York where the notes may be presented for payment and where we will be required to make such payment in the event of such presentation.
Ranking
      The notes will be “structurally subordinated” to all indebtedness and other liabilities, including deposits, trade payables and lease obligations, of our subsidiaries. This is because our right to receive any assets of any of our subsidiaries upon its liquidation or reorganization, and thus the right of you as the holder of the notes, issued by us, to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including its depositors and trade creditors.
No Sinking Fund
      We are not required to make mandatory redemption or sinking fund payments with respect to the notes.
Optional Redemption
      The notes will be redeemable, in whole or in part, at our option at any time prior to maturity at a redemption price equal to the greater of (a) 100% of the principal amount of the notes, and (b) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest (not including any portion of those payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming 360-day years, each consisting of twelve 30-day months), at the Adjusted Treasury Rate plus 37.5 basis points plus, in each case, accrued interest to the date of redemption.

      “Adjusted Treasury Rate” means, with respect to any date of redemption, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the date of redemption.
      “Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.
      “Comparable Treasury Price” means, with respect to any redemption date, (a) the average of the Reference Treasury Dealer Quotations for the date of redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (b) if the trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.
      “Quotation Agent” means Citigroup Global Markets Inc. or another Reference Treasury Dealer appointed by us.
      “Reference Treasury Dealer” means (a) Citigroup Global Markets Inc. and its respective successors; provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we shall substitute another Primary Treasury Dealer; and (b) any other Primary Treasury Dealers selected by us.
      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that date of redemption.
      Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the notes or portions thereof called for redemption.
      On or before a redemption date, we will deposit with a paying agent (or with the trustee) sufficient money to pay the redemption price and accrued interest on the notes to be redeemed.
      We will mail a notice of redemption by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at the holder’s registered address.
      In the event that less than all of the notes are to be redeemed at any time, the trustee will select notes (or any portion of notes in integral multiples of $1,000) for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not listed on a national securities exchange, on a pro rata basis or by lot, as the trustee deems appropriate in its sole discretion. However, no note with a principal amount of $1,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note to be redeemed. On and after the redemption date, interest will cease to accrue on notes or portions of notes called for redemption and accepted for payment.
Events of Default
      Each of the following constitutes an “Event of Default” with respect to the notes:

•	default in payment of the principal of the notes when due at maturity or otherwise;

•	default for 30 days in the payment when due of interest on the notes;

•	failure for 60 days after receipt of notice from the Trustee or the holders to comply with any other term, covenant or warranty in the Indenture or the notes;

•	certain specified events of bankruptcy, insolvency or reorganization with respect to us;

      If an Event of Default (other than an Event of Default resulting from bankruptcy, insolvency or reorganization) occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by written notice to us (and to the Trustee if such notice is given by the holders) may, and the Trustee at the request of such holders shall, declare the entire principal of and accrued and unpaid interest, if any, on the notes to be immediately due and payable. The Indenture provides that if an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization occurs, the entire principal of and accrued and unpaid interest, if any, on the notes will be immediately due and payable without any declaration or other act on the part of the Trustee or the holders of any notes. However, the effect of such provision may be limited by applicable law. Acceleration of the notes may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or interest on the notes) may be waived by the holders of a majority in principal amount of the notes then outstanding upon the conditions provided in the Indenture.
Consolidation, Merger or Sale
      We may not consolidate with or merge with or into any other corporation or transfer all or substantially all of our properties and assets as an entirety to any person, unless:

(1) either we are the continuing person, or the person (if other than us) formed by such consolidation or into which we are merged or to which all or substantially all of our properties and assets as an entirety are transferred is a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia and expressly assumes, by a supplemental indenture, executed and delivered to the trustee, in form satisfactory to the Trustee, all of our obligations under each series of Debt Securities and the Indenture;

(2) immediately before and immediately after giving effect to such transaction, no Event of Default and no event which, after notice or passage of time or both, would become an Event of Default, shall have occurred and be continuing; and

(3) we have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture comply with this covenant and that all conditions precedent in the Indenture relating to such transactions have been complied with.
      Notwithstanding the foregoing, any subsidiary may consolidate with, merge with or into or transfer all or part of its properties and assets to, us or any other subsidiary or subsidiaries.
Modification of Indenture
      Without the consent of any holder, we and the trustee may amend or supplement the Indenture or the notes to:

•	cure any ambiguity, omission, defect or inconsistency;

•	comply with the indenture in the case of the merger, consolidation or sale or other disposition of all or substantially all of our assets;

•	provide for uncertificated notes in addition to or in place of certificated notes;

•	secure the notes pursuant to the requirements under the Indenture;

•	make any change that does not adversely affect the rights of any holder of notes in any material respect.
      We and the trustee may amend or supplement the Indenture or the notes with the written consent of the holders of at least a majority in principal amount of all series of Debt Securities affected thereby (voting as a single class). These changes must comply with the Trust Indenture Act of 1939. In addition, notwithstanding the above, without the consent of each holder of Debt Securities affected, we may not:

•	reduce the percentage of principal amount of Debt Securities of any series whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest, on any note;

•	reduce the principal of or change the fixed maturity of any note or alter the premium payable upon its redemption;

•	make any note payable in money or in a place other than that stated in the note;

•	impair the right to institute suit for the enforcement of any payment of principal of or interest on any note;

•	make any change in the percentage of principal amount of notes necessary to waive compliance with certain provisions of the indenture; or

•	waive a continuing default in the payment of principal of or interest on the notes.
      Holders of not less than a majority in principal amount of the outstanding Debt Securities of all series affected thereby (voting as a single class) may waive certain past defaults and may waive compliance by us with any provision of the Indenture relating to such Debt Securities (subject to the immediately preceding sentence); provided, that only the holders of a majority in principal amount of Debt Securities of a particular series may waive compliance with a provision of the Indenture or the Debt Securities of such series having applicability solely to such Series.
Covenants
Limitation on Liens
      We will not incur, create, assume or otherwise become liable with respect to any Indebtedness secured by a Lien, or guarantee any Indebtedness with a guarantee which is secured by a Lien, on any of Principal Domestic Property of Colorado Interstate Gas or any shares of stock or Indebtedness of any Significant Subsidiary, without effectively providing that the Debt Securities (together with, if we shall so determine, any other Indebtedness of Colorado Interstate Gas then existing or thereafter created ranking equally with the Debt Securities) shall be secured equally and ratably with (or, at our option, prior to) such secured Indebtedness, so long as such secured Indebtedness shall be so secured; provided, however, that this covenant will not apply to Indebtedness secured by:

(a) Liens existing on the date of the Indenture;

(b) Liens in favor of governmental bodies to secure progress, advance or other payments;

(c) Liens existing on property, shares of stock or Indebtedness at the time of acquisition thereof (including acquisition through lease, merger or consolidation) or Liens to secure the payment of all or any part of the purchase price thereof or the cost of construction, installation, renovation, improvement or development thereon or thereof or to secure any Indebtedness incurred prior to, at the time of, or within 360 days after the later of the acquisition, completion of such construction, installation, renovation, improvement or development or the commencement of full operation of such property or within 360 days after the acquisition of such shares or Indebtedness for the purpose of financing all or any part of the purchase price thereof;

(d) Liens securing Indebtedness in an aggregate amount which, at the time of incurrence and together with all outstanding Attributable Debt in respect of Sale and Leaseback Transactions permitted by clause (y) in the “Limitation on Sale-Leaseback Transactions” covenant, does not exceed ten percent of the Consolidated Net Tangible Assets of Colorado Interstate Gas;

(e) Liens securing Indebtedness other than Funded Debt;

(f) Permitted Liens; and

(g) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Liens referred to in the foregoing clauses (a) through (f) inclusive; provided that such extension, renewal or replacement of such Lien is limited to all or any part of the same property, shares of stock or Indebtedness that secured the Lien extended, renewed or replaced (plus improvements on such property), and that such secured Indebtedness at such time is not increased.

Limitation on Sale-Leaseback Transactions
      We will not sell or transfer any of our Principal Domestic Property, with Colorado Interstate Gas taking back a lease of such Principal Domestic Property of Colorado Interstate Gas (a “Sale and Leaseback Transaction”), unless:

(1) such Principal Domestic Property of Colorado Interstate Gas is sold within 360 days from the date of acquisition of such Principal Domestic Property of Colorado Interstate Gas or the date of the completion of construction or commencement of full operations of such Principal Domestic Property of Colorado Interstate Gas, whichever is later, or

(2) we, within 120 days after such sale, apply or cause to be applied to the retirement of Funded Debt of Colorado Interstate Gas or any Subsidiary (other than Funded Debt of Colorado Interstate Gas which by its terms or the terms of the instrument pursuant to which it was issued is subordinate in right of payment to the Debt Securities) an amount not less than the greater of (A) the net proceeds of the sale of such Principal Domestic Property of Colorado Interstate Gas or (B) the fair value (as determined in any manner approved by the Board of Directors) of such Principal Domestic Property of Colorado Interstate Gas.
The provisions of this covenant shall not prevent a Sale and Leaseback Transaction (x) if the lease entered into by us in connection therewith is for a period, including renewals, of not more than 36 months or (y) if we would, at the time of entering into such Sale and Leaseback Transaction, be entitled, without equally and ratably securing the Debt Securities, to create or assume a Lien on such Principal Domestic Property of Colorado Interstate Gas securing Indebtedness in an amount at least equal to the Attributable Debt in respect of such Sale and Leaseback Transaction pursuant to clause (d) above in the “Restrictions on Liens” covenant.
SEC Reports
      Regardless of whether we are required to remain subject to the reporting requirements of Section 13 of 15(d) of the Securities Exchange Act of 1934, we will electronically file with the SEC, so long as the notes are outstanding, the annual, quarterly and other periodic reports that we are required to file (or would otherwise be required to file) with the SEC pursuant to Sections 13 and 15(d) of the Securities Exchange Act of 1934. We will provide the Trustee with such annual, quarterly and other periodic reports specified in Sections 13 and 15(d) of the Securities Exchange Act within 15 days after we file them with the SEC.
      In addition, for so long as the notes are not freely transferable under the Securities Act, we will furnish the holders of the notes and prospective investors in the notes, the information required by Rule 144(A)(d)(4) under the Securities Act.
Discharge and Defeasance
      We may terminate our obligations under the notes and the Indenture, at any time, (a) by delivering all outstanding notes to the Trustee for cancellation and paying any other sums payable by us under such notes and the Indenture with respect to the notes, or (b) after giving notice to the Trustee of our intention to defease all of the notes by irrevocably depositing with the Trustee or a paying agent (other than Colorado Interstate Gas or a Subsidiary) (1) in the case of any notes denominated in U.S. dollars, cash or U.S. Government Obligations sufficient to pay all principal of and interest on such notes and (2) in the case of any notes denominated in any currency other than U.S. dollars, an amount of the Required Currency (as defined in the Indenture) sufficient to pay all principal of and interest on such notes; provided that if such irrevocable deposit pursuant to (b) above is made on or prior to one year from the Stated Maturity for payment of principal of such notes, we shall have delivered to the Trustee either an opinion of counsel with no material qualifications or a favorable ruling of the Internal Revenue Service, in either case to the effect that holders of the notes (1) will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit (and the defeasance contemplated in connection therewith) and (2) will be subject to Federal income tax on the same amounts and in the same manner and at the same time as would have been the case if such deposit and defeasance had not occurred.
Concerning the Trustee
      The Bank of New York Trust Company, N.A. will act as indenture trustee, authenticating agent, security registrar and paying agent with respect to the notes. The Trustee makes no representation or warranty, express or implied, as to the accuracy or completeness of any information contained in this prospectus, except for such information that specifically pertains to the Trustee, or any information incorporated by reference. In the ordinary course of business, The Bank of New York Trust Company, N.A. and its affiliates have provided and may in the future continue to provide trust services and other financial services to us and our subsidiaries for which they have received and will receive compensation.
No Personal Liability of Officers, Directors, Employees or Stockholders
      No director, officer, employee or stockholder, as such, of us or any of our affiliates will have any personal liability in respect of our obligations under the indenture or the notes by reason of his, her or its status as such.
Governing Law
      The Indenture provides that the Indenture and the notes will be governed by the law of the State of New York without regard to principles of conflicts of law.
Definitions
      “Attributable Debt” will mean, with respect to any Sale and Leaseback Transaction as of any particular time, the present value (discounted at the rate of interest implicit in the terms of the lease) of the obligations of the lessee under such lease for net rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of Colorado Interstate Gas be extended).
      “Consolidated Net Tangible Assets” will mean the total assets appearing on a consolidated balance sheet of Colorado Interstate Gas and its Subsidiaries, less, without duplication:

(1) current liabilities;

(2) reserves for estimated rate refunds pending the outcome of a rate proceeding to the extent such refunds have not been finally determined;

(3) all intangible assets; and

(4) deferred income tax assets.
      “Funded Debt” will mean all Indebtedness maturing one year or more from the date of the creation thereof, all Indebtedness directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all Indebtedness under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more, even though such Indebtedness may also conform to the definition of Short-Term Borrowing (as defined in the Indenture).
      “Indebtedness” will mean

(1) any liability of any person (a) for borrowed money, (b) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets (other than inventory or similar property acquired in the ordinary course of business), including securities, or (c) for the payment of money relating to a Capitalized Lease Obligation (as defined in the Indenture);

(2) any guarantee by any person of any liability of others described in the preceding clause (1); and

(3) any amendment, renewal, extension or refunding of any liability of the types referred to in clauses (1) and (2) above.
      “Permitted Liens” will mean

(1) Liens upon rights-of-way for pipeline purposes;

(2) any governmental Lien, mechanics’, materialmen’s, carriers’ or similar Lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined Lien which is incidental to construction;

(3) the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchase of, any property;

(4) Liens of taxes and assessments which are (a) for the then current year, (b) not at the time delinquent or (c) delinquent but the validity of which is being contested at the time by Colorado Interstate Gas or any Subsidiary in good faith;

(5) Liens of, or to secure performance of leases;

(6) any Lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purposes of obtaining indemnity or stay of judicial proceedings;

(7) any Lien upon property or assets acquired or sold by Colorado Interstate Gas or any Subsidiary resulting from the exercise of any rights arising out of defaults on receivables;

(8) any Lien incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

(9) any Lien upon any property or assets in accordance with customary banking practice to secure any Indebtedness incurred by Colorado Interstate Gas or any Subsidiary in connection with the exporting of goods to, or between, or the marketing of goods in, or the importing of goods from, foreign countries;

(10) any Lien securing industrial development, pollution control, or similar revenue bonds;

(11) Liens to secure Indebtedness owing to us or our Subsidiaries;

(12) Liens contemplated by the Indenture relating to compensation and other payments to the Trustee; and

(13) Liens deemed to exist by reason of negative pledges in respect of Indebtedness.
      “Principal Domestic Property of Colorado Interstate Gas” will mean any property, plant, equipment or facility of Colorado Interstate Gas which is located in the United States or any territory or political subdivision thereof, except any property which the Board of Directors or management of Colorado Interstate Gas shall determine to be not material to the business or operations of Colorado Interstate Gas and its subsidiaries, taken as a whole.
      “Sale and Leaseback Transaction” will have the meaning set forth in the “Limitation on Sale-Leaseback Transactions” covenant described above.
      “Significant Subsidiary” will mean a Subsidiary, including its Subsidiaries, which meets any of the following conditions:

(a) Colorado Interstate Gas’s and its other Subsidiaries’ investments in and advances to the Subsidiary exceed 10 percent of the total assets of Colorado Interstate Gas and its Subsidiaries consolidated as of the end of any two of the three most a recently completed fiscal years;

(b) Colorado Interstate Gas’s and its other Subsidiaries’ proportionate share of the total assets of the Subsidiary exceeds 10 percent of the total assets of Colorado Interstate Gas and its Subsidiaries consolidated as of the end of any two of the three most recently completed fiscal years; or

(c) Colorado Interstate Gas’s and its other Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of the Subsidiary exceeds 10 percent of such income of Colorado Interstate Gas and its Subsidiaries consolidated as of the end of any two of the three most recently completed fiscal years.
      “Stated Maturity” when used with respect to any security or any installment of interest thereon means the date specified in such security as the fixed date on which the principal of such security or such installment of interest is due and payable.
      “Subsidiary” will mean

(1) a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by Colorado Interstate Gas, by Colorado Interstate Gas and a Subsidiary (or Subsidiaries) of Colorado Interstate Gas or by a Subsidiary (or Subsidiaries) of Colorado Interstate Gas; or

(2) any person (other than a corporation) in which Colorado Interstate Gas, a Subsidiary (or Subsidiaries) of Colorado Interstate Gas or Colorado Interstate Gas and a Subsidiary (or Subsidiaries) of Colorado Interstate Gas, directly or indirectly, at the date of determination thereof has at least majority ownership interest; provided that no corporation shall be deemed a Subsidiary until Colorado Interstate Gas, a Subsidiary (or Subsidiaries) of Colorado Interstate Gas or Colorado Interstate Gas and a Subsidiary (or Subsidiaries) of Colorado Interstate Gas acquires more than 50% of the outstanding voting stock thereof and has elected a majority of its board of directors.
GLOBAL SECURITIES; BOOK-ENTRY SYSTEM
The Global Securities
      The notes will initially be represented by one or more permanent global notes in definitive, fully registered book-entry form (the global securities) which will be registered in the name of Cede & Co., as nominee of DTC and deposited on behalf of purchasers of the notes represented thereby with a custodian for DTC for credit to the respective accounts of the purchasers (or to such other accounts as they may direct) at DTC.
      We expect that pursuant to procedures established by DTC (a) upon deposit of the global securities, DTC or its custodian will credit on its internal system portions of the global securities which will contain the corresponding respective amount of the global securities to the respective accounts of persons who have accounts with such depositary and (b) ownership of the notes will be shown on, and the transfer of ownership thereof will be affected only through, records maintained by DTC or its nominee (with respect to interests of participants (as defined below)) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the global securities will be limited to persons who have accounts with DTC (the participants) or persons who hold interests through participants. Noteholders may hold their interests in a global security directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.
      So long as DTC or its nominee is the registered owner or holder of any of the notes, DTC or such nominee will be considered the sole owner or holder of such notes represented by such global securities for all purposes under the indenture and under the notes represented thereby. No beneficial owner of an interest in the global securities will be able to transfer such interest except in accordance with the applicable procedures of DTC.

Certain Book-Entry Procedures for the Global Securities
      The operations and procedures of DTC is solely within the control of DTC and are subject to change by them from time to time. Investors are urged to contact the DTC or its participants directly to discuss these matters.
      DTC has advised us that it is:

•	a limited-purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, as amended; and

•	a “clearing agency” registered pursuant to Section 17A of the Securities Exchange Act of 1934.
      DTC was created to hold securities for its participants (collectively, the “participants”) and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, which is owned by a number of direct participants of DTC and by the New York Stock Exchange, Inc., the American Stock Exchange, LLC and the National Association of Securities Dealers, Inc. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. The rules applicable to DTC and its participants are on file with the SEC.
      The laws of some jurisdictions may require that some purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer beneficial interests in notes represented by a global security to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person holding a beneficial interest in a global security to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical security in respect of that interest.
      So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee, as the case may be, will be considered the sole legal owner or holder of the notes represented by that global security for all purposes of the notes and the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have the notes represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of certificated securities, and will not be considered the owners or holders of the notes represented by that beneficial interest under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. To facilitate subsequent transfers, all global securities that are deposited with, or on behalf of, DTC will be registered in the name of DTC’s nominee, Cede & Co. The deposit of global securities with, or on behalf of, DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. We understand that DTC has no knowledge of the actual beneficial owners of the securities. Accordingly, each holder owning a beneficial interest in a global security must rely on the procedures of DTC and, if that holder is not a participant or an indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or that global security. We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global security desires to take any action that DTC, as the holder of that global security, is entitled to take, DTC would authorize the participants to take that action and the participants would authorize holders owning through those participants to take that action or would otherwise act upon the instruction of those holders.
      Conveyance of notices and other communications by DTC to its direct participants, by its direct participants to indirect participants and by its direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
      Neither DTC nor Cede & Co. will consent or vote with respect to the global securities unless authorized by a direct participant under DTC’s procedures. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants of DTC to whose accounts the securities are credited on the applicable record date, which are identified in a listing attached to the omnibus proxy.
      Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global securities by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those beneficial interests.
      Payments with respect to the principal of and premium, if any, liquidated damages, if any, and interest on a global security will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global security under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the notes, including the global securities, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of those amounts to owners of beneficial interests in a global security. It is our understanding that DTC’s practice is to credit the direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the paying agent on the applicable payment date in accordance with their respective holdings shown on DTC’s records. Payments by the participants and the indirect participants to the owners of beneficial interests in a global security will be governed by standing instructions and customary industry practice and will be the responsibility of the participants and indirect participants and not of DTC, us or the trustee, subject to statutory or regulatory requirements in effect at the time.
      Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and, except for trades involving only the Euroclear System as operated by Euroclear Bank S.A./N.V., or Euroclear, or Clearstream Banking, S.A. of Luxembourg, or Clearstream Luxembourg, such transfers will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.
      Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream Luxembourg participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream Luxembourg, as the case may be, by its respective depositary; however, those crossmarket transactions will require delivery of instructions to Euroclear or Clearstream Luxembourg, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream Luxembourg participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream Luxembourg.
      Because of time zone differences, the securities account of a Euroclear or Clearstream Luxembourg participant purchasing an interest in a global security from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream Luxembourg participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream Luxembourg) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream

Luxembourg as a result of sales of interests in a global security by or through a Euroclear or Clearstream Luxembourg participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream Luxembourg cash account only as of the business day for Euroclear or Clearstream Luxembourg following DTC’s settlement date.
      Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC, it is under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
      DTC may discontinue providing its services as securities depositary with respect to the global securities at any time by giving reasonable notice to us or the trustee. Under such circumstances, if a successor securities depositary is not obtained, certificates for the securities are required to be printed and delivered.
      We may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depositary. In that event, certificates for the securities will be printed and delivered.
      We have provided the foregoing information with respect to DTC to the financial community for information purposes only. Although we obtained the information in this section and elsewhere in this prospectus concerning DTC and its book-entry system from sources that we believe are reliable, we take no responsibility for the accuracy of such information.

REGISTRATION RIGHTS
      In connection with the issuance of the Old Notes, we entered into a registration rights agreement with Citigroup Global Markets Inc., Credit Suisse First Boston LLC, BNP Paribas Securities Corp., Fortis Securities LLC, Greenwich Capital Markets, Inc. and Scotia Capital (USA) Inc., the initial purchasers. The following summary of selected provisions of the registration rights agreement is not complete and is subject to all the provisions of the registration rights agreement. For a complete description of the terms of the registration rights agreement, you should read the registration rights agreement. We will provide you a copy of the registration rights agreement without charge upon request. In the registration rights agreement, we agreed to:

•	file with the SEC within 120 days after the initial issuance of the Old Notes a exchange offer registration statement relating to an offer to exchange the Old Notes for New Notes with principal amount and terms identical in all material respects to the principal amount and terms of the Old Notes, except that the New Notes will not contain terms with respect to transfer restrictions under the Securities Act or the payment of liquidated damages;

•	use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act within 210 days after the initial issuance of the Old Notes;

•	commence the exchange offer promptly after the exchange offer registration statement has been declared effective;

•	use our reasonable best efforts to keep the exchange offer registration statement effective until the closing of the exchange offer; and

•	use our reasonable best efforts to cause the exchange to be completed within 30 business days after the SEC declares the exchange offer registration statement effective.
      Promptly after the exchange offer registration statement has been declared effective, we will offer the New Notes in exchange for surrender of the Old Notes. We will keep the exchange offer open for at least 20 business days, or longer if required by applicable law, after the effective date of the exchange offer registration statement. Interest will accrue on each New Note from the last interest payment date on which we paid interest on the Old Note tendered in the exchange offer, or if we have not paid interest on the tendered Old Note, from the date of original issuance of the Old Note.
      Based on existing interpretations of the Securities Act by the staff of the SEC set forth in several no-action letters to third parties, we believe that you may offer for resale, resell and otherwise transfer the New Notes without further compliance with the registration and prospectus delivery requirements of the Securities Act. However, if you are an affiliate of ours, if you intend to participate in the exchange offer for the purpose of distributing the New Notes or if you are a broker-dealer who purchased the Old Notes for the purpose of reselling the Old Notes under Rule 144A or any other available exemption under the Securities Act, you:

•	will not be able to rely on the interpretation of the staff of the SEC set forth in these letters;

•	will not be entitled to tender your Old Notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale or transfer of the Old Notes unless the resale or transfer is made under an exemption from those requirements.
      If you wish to exchange your Old Notes for New Notes in the exchange offer, you will be required to represent that:

•	you are not an affiliate of ours;

•	at the time of the exchange offer, you have no arrangement or understanding with any person to participate in the distribution, within the meaning of the Securities Act, of the New Notes; and

•	you are acquiring the New Notes in the ordinary course of your business.
      In addition, any broker-dealer who acquired the Old Notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes. The SEC has taken the position that broker-dealers may use the prospectus contained in the registration statement to fulfill this prospectus delivery requirement. Under the registration rights agreement, we must allow broker-dealers and any other persons subject to prospectus delivery requirements to use the prospectus contained in the registration statement in connection with the resale of the New Notes.
      If:

(1) we determine that applicable law or the applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer;

(2) for any other reason the exchange offer has not been consummated within 260 days after the initial issuance of the Old Notes; or

(3) in the written opinion of counsel for holders of the Old Notes, a shelf registration statement must be filed and a prospectus must be delivered by a holder of the Old Notes in connection with its reoffering or resale of the Old Notes, then in addition to, or instead of, effecting the registration of the New Notes under the exchange offer registration statement, we will file a shelf registration statement covering resales of the Old Notes within 75 days after the determination described in clause (1), the last date described in clause (2) or our receipt of the opinion described in clause (3), as applicable.
      If required to file a resale shelf registration statement, we will:

•	use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act within 60 days after filing the registration statement;

•	use our reasonable best efforts to keep the shelf registration statement continuously effective until the earlier of:

(1) the expiration of the period referred to in Rule 144(k) under the Securities Act, or similar successor rule, with respect to the Old Notes; or

(2) such time as all of the Old Notes have been sold under the shelf registration statement or otherwise cease to be registrable notes within the meaning of the registration rights agreement.
      If we file a shelf registration statement, we will notify you when the shelf registration statement has become effective and take other actions which are required to permit unrestricted resales of the Old Notes. If you sell Old Notes under the shelf registration statement, you will be:

•	required to deliver information to be used in connection with the shelf registration statement;

•	required to be named as a selling securityholder in the related prospectus;

•	required to deliver a prospectus to purchasers;

•	subject to certain of the civil liability provisions under the Securities Act in connection with the sales; and

•	bound by some of the provisions of the registration rights agreement, including those regarding indemnification rights and obligations.
      By accepting an Old Note, a holder is deemed to have agreed to be bound by the provisions of the registration rights agreement. Under the registration rights agreement, upon receipt of notice from us of the occurrence of any event which makes any statement of a material fact in the prospectus which is part of the exchange registration statement or shelf registration statement untrue or which requires the making of any changes in the prospectus in order to make the statements in the prospectus not misleading, any holder must suspend the disposition of the Old Notes until we have amended or supplemented the prospectus to correct the misstatement or omission and have furnished copies of the amended or supplemented prospectus.
      For purposes of the registration rights agreement, “registrable notes” means each Old Note until the earliest on the date of which:

(1) a registration statement with respect to such Old Notes has been declared effective and such Old Notes have been exchanged for New Notes pursuant to an exchange offer registration statement or disposed of under a shelf registration statement, as applicable;

(2) such Old Notes have been sold to the public pursuant to Rule 144 or are saleable pursuant to Rule 144(k) (or any similar provision then in force, but not Rule 144A); or

(3) such Old Notes have ceased to be outstanding.
      If:

•	we do not file with the SEC a registration statement which we are required to file under the registration rights agreement on or prior to the date specified in the registration rights agreement and described above;

•	the SEC does not declare a registration statement effective on or prior to the date specified in the registration rights agreement and described above;

•	we do not consummate the exchange offer within 260 days after the initial issuance of the Old Notes; or

•	we have filed, and the SEC has declared effective, the shelf registration statement and at any time prior to the expiration of the period referred to in Rule 144(k) under the Securities Act, or similar successor rule, with respect to the Old Notes, other than after all the Old Notes have been disposed of under the shelf registration statement or cease to be registrable notes under the registration rights agreement, the shelf registration statement ceases to be effective, or fails to be usable for its intended purpose without being succeeded within two business days by a post-effective amendment which cures the failure and that is itself immediately declared effective;
(each, a “Registration Default”) then we agree to pay each holder of transfer restricted securities affected thereby liquidated damages in an amount equal to 0.25% per annum of the principal amount of transfer restricted securities held by such holder for the first 90 day period immediately following the occurrence of a Registration Default, and such annual rate will increase by an additional 0.25% with respect to each subsequent 90-day period, increasing to a maximum of 1.00% per annum, from and including the date on which any such Registration Default occurs. We shall not be required to pay liquidated damages for more than one Registration Default at any given time. Following the cure of all Registration Defaults, the accrual of liquidated damages will cease.
      We have agreed to (1) pay all expenses incident to the exchange offer and (2) indemnify the initial purchasers and holders of the Old Notes against some liabilities, including liabilities under the Securities Act.
      Holders of Old Notes will be required to make certain representations to us, as described in the registration rights agreement, in order to participate in the exchange offer and will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement and will be named as a selling security holder in such shelf registration statement in order to have their Old Notes included in the shelf registration statement and benefit from the provisions regarding additional interest set forth above. Any holders, other than the initial purchasers, who are eligible to participate in the exchange offer but fail to, or elect not to, participate therein will continue to hold transfer restricted Old Notes and will have no further rights to exchange their transfer restricted Old Notes or have such securities registered under the registration rights agreement.

      We have not completely summarized the provisions of the registration rights agreement in this prospectus and our summary is subject to, and is qualified in its entirety by reference to, the actual registration rights agreement. For a complete description of the terms of the registration rights agreement, you should read the registration rights agreement. We will provide you a copy of the registration rights agreement without charge upon request. In addition, you should not construe our description of the interpretations of, and positions taken by, the staff of the SEC as legal advice. You should consult your own legal advisor about this matter.

PLAN OF DISTRIBUTION
      Based on interpretations by the staff of the SEC set forth in no action letters issued to third parties, we believe that you may transfer New Notes issued under the exchange offer in exchange for Old Notes unless you are:

•	our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	a broker-dealer that acquired Old Notes directly from us; or

•	a broker-dealer that acquired Old Notes as a result of market-making or other trading activities without compliance with the registration and prospectus delivery provisions of the Securities Act;
provided that you acquire the New Notes in the ordinary course of your business and you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the New Notes. Broker-dealers receiving New Notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of the New Notes.
      To date, the staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the Old Notes, with the prospectus contained in the exchange offer registration statement.
      Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. In addition, until                     , 2005, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.
      We will not receive any proceeds from any sale of New Notes by brokers-dealers or any other persons. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      We have agreed to pay all expenses incident to this exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.
      Each broker-dealer must acknowledge and agree that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus to make the statements in the prospectus not misleading, which notice we agree to deliver promptly to the broker-dealer, the broker-dealer will suspend use of the prospectus until we have notified the broker-dealer that delivery of the prospectus may resume and have furnished copies of any amendment or supplement to the prospectus to the broker-dealer.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
      The following is a discussion of the material United States federal income tax considerations applicable to the exchange of Old Notes for New Notes in the exchange offer and of owning and disposing of the notes. This discussion applies only to holders of the notes who hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended.
      In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as:

•	dealers in securities or currencies;

•	traders in securities;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	persons holding notes as part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction;

•	certain U.S. expatriates;

•	financial institutions;

•	insurance companies;

•	entities that are tax-exempt for U.S. federal income tax purposes; and

•	partnerships and other pass-through entities.
      This discussion does not address all of the aspects of U.S. federal income taxation that may be relevant to you in light of your particular investment or other circumstances. If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. We encourage partners of partnerships holding notes to consult their tax advisors. In addition, this discussion does not address any U.S. state or local income or foreign income or other tax consequences.
      This discussion is based on U.S. federal income tax law, including the provisions of the Internal Revenue Code, Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this document. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of owning and disposing of notes as described in this discussion. We encourage you to consult your own tax advisor regarding the particular U.S. federal, state and local and foreign income and other tax consequences of the exchange offer and of owning and disposing of the notes that may be applicable to you.
The Exchange Offer
      The exchange of Old Notes for New Notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes. Holders will not recognize any taxable gain or loss as a result of the exchange and will have the same tax basis and holding period in the New Notes as they had in the Old Notes immediately before the exchange.
U.S. Holders
      The following summary applies to you only if you are a U.S. holder. A “U.S. holder” is a beneficial owner of notes who or which is for U.S. federal income tax purposes:

•	an individual citizen or resident of the U.S.;

•	a corporation or other entity classified as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the U.S. or of any political subdivision of the U.S., including any state;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of the source of that income; or

•	a trust, if, in general, a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons, within the meaning of the Internal Revenue Code, have the authority to control all of the trust’s substantial decisions, or the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.
Payments Of Interest
      Interest on your notes will be taxed as ordinary interest income at the time it is paid or at the time it accrues in accordance with your method of accounting for U.S. federal income tax purposes.
      Special rules governing the treatment of market discount and amortizable premium are described below.
Market Discount
      If you purchase a note at a discount, you may be subject to the “market discount” rules of the Internal Revenue Code. These rules provide, in part, that gain on the sale or other disposition of a note and partial principal payments on a note are treated as ordinary income to the extent of accrued market discount. The market discount rules also provide for deferral of interest deductions with respect to debt incurred to purchase or carry a note that has market discount.
Amortizable Premium
      If you purchase a note at a premium over the sum of all amounts payable thereafter on the note that are treated as stated redemption price at maturity, you may elect to offset the premium against interest income over the remaining term of the note in accordance with the “premium amortization” provisions of the Internal Revenue Code.
Sale Or Other Disposition Of Notes
      When you sell or otherwise dispose of your notes in a taxable transaction, you generally will recognize taxable gain or loss equal to the difference, if any, between:

•	the amount realized on the sale or other disposition, less any amount attributable to accrued interest, which will be taxable in the manner described under “— Payments of Interest;” and

•	your adjusted tax basis in the notes.
      Your adjusted tax basis in your notes generally will equal the amount you paid for the notes, increased by the amount of any market discount previously included in your gross income with respect to the note, decreased by the portion of any premium applied to reduce interest payments as described above and any principal payments you receive. Your gain or loss generally will be capital gain or loss except to the extent the gain represents market discount on the note not previously included in gross income, to which extent the gain would be treated as ordinary income. This capital gain or loss will be long-term capital gain or loss if at the time of the sale or other taxable disposition you have held the notes for more than one year. Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income. If you are a non-corporate U.S. holder, your long-term capital gain generally is subject to a current maximum tax rate of 15%.

Information Reporting And Backup Withholding
      Information reporting requirements apply to interest and principal payments and to the proceeds of sales before maturity. These amounts generally must be reported to the IRS. In general, “backup withholding” may apply:

•	to any payments made to you of interest on your notes, and

•	to payment of the proceeds of a sale or other disposition of your notes before maturity, if you are a non-corporate U.S. holder and fail to provide a correct taxpayer identification number, certified under penalties of perjury, or otherwise fail to comply with applicable requirements of the backup withholding rules.
      The backup withholding rate is currently 28%. After December 31, 2010, the backup withholding rate is scheduled to be increased to 31%. The backup withholding tax is not an additional tax and may be credited against your U.S. federal income tax liability if the required information is provided to the IRS.
Non-U.S. Holders
      The following summary applies to you if you are a non-U.S. holder. The term “non-U.S. holder” means a beneficial owner of a note or notes that is for U.S. federal income tax purposes either a non-resident alien or a corporation, estate or trust that is not a U.S. holder.
U.S. Federal Withholding Tax
      Under current U.S. federal income tax laws, and subject to the discussion below, U.S. federal withholding tax will not apply to payments by us or our paying agent, in its capacity as such, of interest on your notes under the “portfolio interest” exception of the Internal Revenue Code, provided that:

•	you do not, directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a controlled foreign corporation for U.S. federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Internal Revenue Code); and

•	you certify as to your foreign status by providing a properly executed Form W-8BEN or appropriate substitute form to us or our paying agent, or a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds your notes on your behalf and that certifies to us or our paying agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your signed, written statement and provides us or our paying agent with a copy of this statement.
      If you are a foreign partnership or a foreign trust, we encourage you to consult your own tax advisor regarding your status under these Treasury regulations and the certification requirements applicable to you.
      If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed IRS Form W-8BEN or successor form claiming an exemption from or a reduction of withholding under the benefit of a U.S. income tax treaty, or you provide us with a properly executed IRS Form W-8ECI claiming that the payments of interest are effectively connected with your conduct of a trade or business in the United States.
U.S. Federal Income Tax
      Except for the possible application of U.S. withholding tax (please read “— U.S. Federal Withholding Tax” above) and backup withholding tax (please read “— Backup Withholding and Information Reporting” below), you generally will not have to pay U.S. federal income tax on payments of principal of and interest on your notes, or on any gain or income realized from the sale, redemption, retirement at maturity or other disposition of your notes if, in the case of proceeds representing accrued interest, the conditions described in “— U.S. Federal Withholding Tax” are met, unless:

•	in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other taxable disposition of your notes and specific other conditions are present; or

•	the income or gain is effectively connected with your conduct of a U.S. trade or business, or, if a U.S. income tax treaty applies, is generally attributable to a U.S. “permanent establishment” maintained by you.
      If you are engaged in a trade or business in the United States and interest, gain or any other income regarding your notes is effectively connected with the conduct of your trade or business, or, if a U.S. income tax treaty applies, you maintain a U.S. “permanent establishment” to which the interest, gain or other income is generally attributable, you may be subject to U.S. income tax on a net income basis on such interest, gain or income. In this instance, however, the interest on your notes will be exempt from the 30% U.S. withholding tax discussed under the caption “— U.S. Federal Withholding Tax”, if you provide a properly executed IRS Form W-8ECI or appropriate substitute form to us or our paying agent on or before any payment date to claim the exemption.
      In addition, if you are a foreign corporation, you may be subject to a U.S. branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under a U.S. income tax treaty with your country of residence. For this purpose, you must include interest, gain and income on your notes in the earnings and profits subject to the U.S. branch profits tax if these amounts are effectively connected with the conduct of your U.S. trade or business.
Backup Withholding And Information Reporting
      Payments made to you of interest on the notes and amounts, if any, withheld from such payments will be reported to the IRS and to you. U.S. backup withholding tax generally will not apply to payments of interest and principal on the notes if you have provided the required certification that you are a non-U.S. holder as described in “— U.S. Federal Withholding Tax” above or otherwise established an exemption, and if neither we nor our paying agent has actual knowledge or reason to know that you are a U.S. holder or that the conditions of any other exemptions are not in fact satisfied.
      The gross proceeds from the disposition of your notes may be subject to information reporting and backup withholding tax. Payments of the proceeds of a sale of your notes effected through a U.S. office of a broker, will be subject to both U.S. backup withholding and information reporting unless you provide an IRS Form W-8BEN certifying that you are a non-U.S. person and specific other conditions are met or you otherwise establish an exemption. If you sell your notes outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your notes through a non-U.S. office of a broker that:

•	is a United States person as defined in the Internal Revenue Code;

•	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

•	is a “controlled foreign corporation” for U.S. federal income tax purposes; or

•	is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by U.S. persons or is engaged in the conduct of a U.S. trade or business, unless the broker has documentary evidence in its files that you are a non-U.S. person and specific other conditions are met or you otherwise establish an exemption.

      We encourage you to consult your own tax advisor regarding application of backup withholding in your particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your U.S. federal income tax liability, provided that the required information is furnished to the IRS.
LEGAL MATTERS
      The validity of the notes and certain other matters will be passed upon for us by Andrews Kurth LLP, Houston, Texas.
EXPERTS
      The consolidated financial statements and financial statement schedule as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004, included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s re-application of the provisions of Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

COLORADO INTERSTATE GAS COMPANY
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(In millions)

	Year Ended December 31,

	2004	2003	2002

Operating revenues	$284	$279	$256

Operating expenses
Operation and maintenance	122	94	88
Depreciation, depletion and amortization	30	21	21
Gain on long-lived assets	—	(6)	(1)
Taxes, other than income taxes	12	11	7

	164	120	115

Operating income	120	159	141
Other income, net	2	22	—
Affiliated dividend income	—	—	14
Interest and debt expense	(25)	(24)	(23)
Affiliated interest income, net	15	10	4

Income before income taxes	112	167	136
Income taxes	39	64	45

Income from continuing operations	73	103	91
Discontinued operations, net of income taxes	—	8	66

Net income	$73	$111	$157
Other comprehensive loss	—	—	(3)

Comprehensive income	$73	$111	$154

See accompanying notes.

COLORADO INTERSTATE GAS COMPANY
CONSOLIDATED BALANCE SHEETS
(In millions, except share amounts)

	December 31,

	2004	2003

ASSETS

Current assets
Cash and cash equivalents	$—	$4
Accounts and notes receivable
Customer, net of allowance of $2 in 2004 and 2003	32	27
Affiliates	7	1
Other	1	1
Materials and supplies	3	4
Deferred income taxes	4	7
Other	5	8

Total current assets	52	52

Property, plant and equipment, at cost	1,181	1,157
Less accumulated depreciation, depletion and amortization	374	372

Total property, plant and equipment, net	807	785

Other assets
Notes receivable from affiliates	602	569
Other	19	18

	621	587

Total assets	$1,480	$1,424

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Accounts payable
Trade	$9	$2
Affiliates	9	10
Other	8	9
Current maturities of long-term debt	180	—
Accrued liabilities	5	14
Taxes payable	45	69
Contractual deposits	8	9
Other	1	3

Total current liabilities	265	116

Long-term debt	100	280

Other liabilities
Deferred income taxes	170	162
Other	13	7

	183	169

Commitments and contingencies

Stockholder’s equity
Common stock, par value $1 per share; 1,000 shares authorized and issued	—	—
Additional paid-in capital	47	47
Retained earnings	885	812

Total stockholder’s equity	932	859

Total liabilities and stockholder’s equity	$1,480	$1,424

See accompanying notes.

COLORADO INTERSTATE GAS COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended December 31,

	2004	2003	2002

Cash flows from operating activities
Net income	$73	$111	$157
Less income from discontinued operations, net of income taxes	—	8	66

Net income from continuing operations	73	103	91
Adjustments to reconcile net income from continuing operations to net cash from operating activities
Depreciation, depletion and amortization	30	21	21
Deferred income taxes	11	33	30
Gain on sale of assets	—	(6)	(1)
Re-application of SFAS No. 71	—	(15)	—
Other non-cash income items	(3)	(1)	(3)
Asset and liability changes
Accounts and notes receivable	(7)	63	(82)
Accounts payable	5	27	66
Taxes payable	(22)	(20)	40
Other asset and liability changes
Assets	—	(5)	31
Liabilities	(7)	(28)	(3)

Cash provided by continuing operations	80	172	190
Cash provided by (used in) discontinued operations	—	(4)	13

Net cash provided by operating activities	80	168	203

Cash flows from investing activities
Additions to property, plant and equipment	(47)	(49)	(129)
Additions to investments	—	—	(13)
Proceeds from the sale of assets and investments	1	9	51
Net change in affiliated advances	(35)	(167)	(237)
Other	(3)	(1)	—

Cash used in continuing operations	(84)	(208)	(328)
Cash provided by discontinued operations	—	74	135

Net cash used in investing activities	(84)	(134)	(193)

Cash flows from financing activities
Dividends paid	—	(41)	—
Contributions from discontinued operations	—	70	148

Cash provided by continuing operations	—	29	148
Cash used in discontinued operations	—	(70)	(148)

Net cash used in financing activities	—	(41)	—

Net change in cash and cash equivalents from continuing operations	(4)	(7)	10
Cash and cash equivalents
Beginning of period	4	11	1

End of period	$—	$4	$11

See accompanying notes.

COLORADO INTERSTATE GAS COMPANY
CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY
(In millions, except share amounts)

					Accumulated
	Common stock		Additional		other	Total
			paid-in	Retained	comprehensive	stockholder’s
	Shares	Amount	capital	earnings	income	equity

January 1, 2002	10	$28	$20	$585	$3	$636
Net income				157		157
Other comprehensive loss, net of $1 in taxes					(3)	(3)
Change in par value and shares of common stock	990	(28)	28			—

December 31, 2002	1,000	—	48	742	—	790
Net income				111		111
Allocated tax expense of El Paso equity plans			(1)			(1)
Dividends				(41)		(41)

December 31, 2003	1,000	—	47	812	—	859
Net income				73		73

December 31, 2004	1,000	$—	$47	$885	$—	$932

See accompanying notes.

COLORADO INTERSTATE GAS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Summary of Significant Accounting Policies
  Basis of Presentation and Principles of Consolidation
      Our consolidated financial statements include the accounts of all majority-owned and controlled subsidiaries after the elimination of all significant intercompany accounts and transactions. We consolidate entities when we either (i) have the ability to control the operating and financial decisions and policies of that entity or (ii) are allocated a majority of the entity’s losses and/ or returns through our variable interests in that entity. The determination of our ability to control or exert significant influence over an entity and whether we are allocated a majority of the entity’s losses and/ or returns involves the use of judgment. Our financial statements for prior periods include reclassifications that were made to conform to the current year presentation. Those reclassifications had no impact on reported net income or stockholder’s equity.

Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires the use of estimates and assumptions that affect the amounts we report as assets, liabilities, revenues and expenses and our disclosures in these financial statements. Actual results can, and often do, differ from those estimates.
  Regulated Operations
      Our natural gas system and storage operations are subject to the jurisdiction of the FERC in accordance with the Natural Gas Act of 1938 and the Natural Gas Policy Act of 1978, and in 2003, we re-established the provisions of Statement of Financial Accounting Standards (SFAS) No. 71, Accounting for the Effect of Certain Types of Regulation. We perform an annual study to assess the ongoing applicability of SFAS No. 71. The accounting required by SFAS No. 71 differs from the accounting required for businesses that do not apply its provisions. Transactions that are generally recorded differently as a result of applying regulatory accounting requirements include capitalizing an equity return component on regulated capital projects, postretirement employee benefit plans, and other costs included in, or expected to be included in, future rates.
      As a result of re-establishing the principles of SFAS No. 71, we recorded other income of $15 million in our 2003 income statement comprised of $9 million to record the regulatory asset associated with the tax gross-up of allowance for funds used during construction (AFUDC) and $6 million to record the postretirement benefits to be collected from our customers in the future. Additionally, we reclassified $1 million in other non-current assets and $2 million in other current and non-current liabilities as regulatory related matters. See Note 5 for a detail of our regulatory assets and liabilities.

Cash and Cash Equivalents
      We consider short-term investments with an original maturity of less than three months to be cash equivalents.
  Allowance for Doubtful Accounts
      We establish provisions for losses on accounts receivable and for natural gas imbalances due from shippers and operators if we determine that we will not collect all or part of an outstanding receivable balance. We regularly review collectibility and establish or adjust our allowance as necessary using the specific identification method.

Materials and Supplies
      We value materials and supplies at the lower of cost or market value with cost determined using the average cost method.
  Natural Gas Imbalances
      Natural gas imbalances occur when the actual amount of natural gas delivered from or received by a pipeline system, processing plant or storage facility differs from the contractual amount of natural gas to be delivered or received. We value these imbalances due to or from shippers and operators at an actual or appropriate index price. Imbalances are settled in cash or made up in-kind, subject to the terms of settlement.
      Imbalances due from others are reported in our balance sheet as either accounts receivable from customers or accounts receivable from affiliates. Imbalances owed to others are reported on the balance sheet as either trade accounts payable or accounts payable to affiliates. In addition, we classify all imbalances as current.

Property, Plant and Equipment
      Our property, plant and equipment is recorded at its original cost of construction or, upon acquisition, at either the fair value of the assets acquired or the cost to the entity that first placed the asset in service. For assets we construct, we capitalize direct costs, such as labor and materials and indirect costs, such as overhead, interest and, an equity return component for our regulated businesses as allowed by the FERC. We capitalize the major units of property replacements or improvements and expense minor items.
      Prior to our reapplication of SFAS No. 71 effective December 31, 2003, we used the straight-line method to depreciate our pipeline and storage systems over their remaining useful lives of 50 years at a rate of 2 percent. Beginning in January 2004, we began using the composite (group) method to depreciate property, plant and equipment. Under this method, assets with similar lives and other characteristics are grouped and depreciated as one asset. We apply the FERC-accepted depreciation rate to the total cost of the group until its net book value equals its salvage value. Currently, our depreciation rates vary from two to 27 percent. Using these rates, the remaining depreciable lives of these assets range from two to 33 years. We re-evaluate depreciation rates each time we file with the FERC for a change in our transportation service and storage rates.
      When we retire property, plant and equipment, we charge accumulated depreciation and amortization for the original cost, plus the cost to remove, sell or dispose, less its salvage value. We do not recognize a gain or loss unless we sell an entire operating unit. We include gains or losses on dispositions of operating units in income.
      At December 31, 2004 and 2003, we had approximately $22 million and $37 million of construction work in progress included in our property, plant and equipment.
      We capitalize a carrying cost (an allowance for funds used during construction) on funds invested in our construction of long-lived assets. This carrying cost consists of a return on the investment financed by debt and a return on the investment financed by equity. The debt portion is calculated based on our average cost of debt. Debt amounts capitalized in 2004 were immaterial. Debt amounts capitalized during the years ended December 31, 2003 and 2002 were $2 million, and $3 million. These amounts are included as a reduction to interest expense in our income statement. The equity portion is calculated using the most recent FERC approved equity rate of return. The equity amount capitalized for the year ended December 31, 2004 was $1 million (exclusive of any tax related impacts). Equity amounts capitalized for the year ended December 31, 2003 and 2002 were not recorded as we were not following the provisions of SFAS No. 71 during that time. These amounts are included as other non-operating income on our income statement. Capitalized carrying costs for debt and equity financed construction are reflected as an increase in the cost of the asset on our balance sheet.

  Asset Impairments
      We apply the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to account for asset impairments. Under this standard, we evaluate an asset for impairment when events or circumstances indicate that its carrying value may not be recovered. These events include market declines, changes in the manner in which we intend to use an asset, decisions to sell an asset and adverse changes in the legal or business environment such as adverse actions by regulators. When an event occurs, we evaluate the recoverability of the asset’s carrying value based on its ability to generate future cash flows on an undiscounted basis. If an impairment is indicated or if we decide to exit or sell a long-lived asset or group of assets, we adjust the carrying value of those assets downward, if necessary, to their estimated fair value, less costs to sell. Our fair value estimates are generally based on market data obtained through the sales process and an analysis of expected discounted cash flows. The magnitude of any impairment is impacted by a number of factors, including the nature of the assets to be sold and our established time frame for completing the sales, among other factors. We also reclassify the asset or assets as either held-for-sale or as discontinued operations, depending on, among other criteria, whether we will have any continuing involvement in the cash flows of those assets after they are sold. We applied SFAS No. 144 in accounting for the sales of our field services and production businesses during 2003 and 2002, which met all of the requirements to be treated as discontinued operations in 2003 and 2002. See Note 2 for further information.

Accumulated Other Comprehensive Income
      We sold most of our natural gas and oil production properties in June 2002 and recognized a $3 million reduction in comprehensive income on derivative positions that no longer qualified as cash flow hedges under SFAS No. 133. We terminated all of our derivative positions in 2002 and are no longer involved in hedging activities.

Revenue Recognition
      Our revenues consist primarily of demand and throughput-based transportation and storage services. We recognize demand revenues on firm contracted capacity and storage monthly over the contract period, regardless of the amount of capacity that is actually used. For throughput-based services, as well as revenues on sales of natural gas and related products, we record revenues when physical deliveries of natural gas or other commodities are made at the agreed upon delivery point. Revenues in all services are generally based on the thermal quantity of gas delivered or subscribed at a price specified in the contract. We are subject to FERC regulations and, as a result, revenues we collect may possibly be refunded in a final order of a pending rate proceeding or as a result of a rate settlement. We establish reserves for these potential refunds.

Environmental Costs and Other Contingencies
      We record environmental liabilities when our environmental assessments indicate that remediation efforts are probable, and the costs can be reasonably estimated. We recognize a current period expense for the liability when the clean-up efforts do not benefit future periods. We capitalize costs that benefit more than one accounting period, except in instances where separate agreements or legal and regulatory guidelines dictate otherwise. Estimates of our liabilities are based on currently available facts, existing technology and presently enacted laws and regulations taking into account the likely effects of inflation and other societal and economic factors, and include estimates of associated legal costs. These amounts also consider prior experience in remediating contaminated sites, other companies’ clean-up experience and data released by the Environmental Protection Agency (EPA) or other organizations. These estimates are subject to revision in future periods based on actual costs or new circumstances and are included in our balance sheet in other current and long-term liabilities at their undiscounted amounts. We evaluate recoveries from insurance coverage, rate recovery, government sponsored and other programs separately from our liability and, when recovery is assured, we record and report an asset separately from the associated liability in our financial statements.

      We recognize liabilities for other contingencies when we have an exposure that, when fully analyzed, indicates it is both probable that an asset has been impaired or that a liability has been incurred and the amount of impairment or loss can be reasonably estimated. Funds spent to remedy these contingencies are charged against a reserve, if one exists, or expensed. When a range of probable loss can be estimated, we accrue the most likely amount or at least the minimum of the range of probable loss.

Income Taxes
      El Paso maintains a tax accrual policy to record both regular and alternative minimum taxes for companies included in its consolidated federal and state income tax returns. The policy provides, among other things, that (i) each company in a taxable income position will accrue a current expense equivalent to its federal and state income taxes, and (ii) each company in a tax loss position will accrue a benefit to the extent its deductions, including general business credits, can be utilized in the consolidated returns. El Paso pays all consolidated U.S. federal and state income taxes directly to the appropriate taxing jurisdictions and, under a separate tax billing agreement, El Paso may bill or refund its subsidiaries for their portion of these income tax payments.
      Pursuant to El Paso’s policy, we report current income taxes based on our taxable income and we provide for deferred income taxes to reflect estimated future tax payments or receipts. Deferred taxes represent the tax impacts of differences between the financial statement and tax bases of assets and liabilities and carryovers at each year end. We account for tax credits under the flow-through method, which reduces the provision for income taxes in the year the tax credits first become available. We reduce deferred tax assets by a valuation allowance when, based on our estimates, it is more likely than not that a portion of those assets will not be realized in a future period. The estimates utilized in the recognition of deferred tax assets are subject to revision, either up or down, in future periods based on new facts or circumstances.
2. Discontinued Operations and Divestitures

Discontinued Operations
      In the first quarter of 2003, we announced a plan to sell our Mid-Continent midstream assets and completed the sale of our Wyoming gathering systems. With this announcement, we completed or announced the sale of substantially all of our midstream assets. As a result, we reclassified these assets and operations as discontinued operations in our financial statements beginning in the first quarter of 2003.
      In February 2003, we completed the sale of a natural gas gathering system located in the Panhandle field of Texas. Net proceeds on this transaction of approximately $19 million had been previously advanced to us by the purchaser in July 2002. These assets were also reflected as discontinued operations in the third quarter of 2002.
      In June 2003, we completed the sale of the assets in the Mid-Continent region. These assets primarily included our Greenwood, Hugoton, Keyes and Mocane natural gas gathering systems, our Sturgis processing plant and our processing arrangements at three additional processing plants. Net proceeds from the sale were approximately $46 million and we recognized a gain in the second quarter of 2003 of approximately $13 million.
      In December 2002, we sold the Natural Buttes gas gathering facilities for net proceeds of approximately $39 million, and we recognized a gain of approximately $25 million. We sold our Wyoming gathering systems in January 2003 for $14 million, and we recognized a gain in the first quarter of 2003 of approximately $1 million.
      In April 2002, we executed an agreement to sell all of our interests in natural gas and oil production properties and related contracts located in Texas, Kansas and Oklahoma. The sale was completed on July 1, 2002, and as part of the sale, we assigned all our rights and obligations under the Amarillo “B” contract to the purchaser. Net proceeds from the sale were approximately $112 million, and we recognized a gain in the third quarter of 2002 of approximately $23 million, net of an $8 million reserve for environmental contingencies and $13 million of income taxes.

      The summarized financial results of our discontinued operations are as follows:

	December 31,

	2003	2002

	(In millions)
Operating Results:
Revenues	$67	$185
Costs and expenses	(67)	(142)
Gain on sale of assets	12	61

Operating income	12	104
Income taxes	(4)	(38)

Income from discontinued operations, net of income taxes	$8	$66

      As of December 31, 2003, we had sold all assets classified as discontinued operations.

Divestitures
      During 2003, we sold various assets with a combined net book value of less than $1 million. Net proceeds from these sales were approximately $8 million, which includes $6 million related to the buyout of a gas purchase contract. We recorded a gain on the sale of long-lived assets of approximately $6 million.
      During March 2002, we sold natural gas and oil production properties located in south Texas to our indirect parent, El Paso CGP Company (El Paso CGP). Proceeds from this sale were approximately $2 million. We did not recognize a gain or loss on the properties sold.
      During November 2002, we sold CIG Exploration, Inc., a consolidated subsidiary, to CIGE Holdco, Inc., an affiliated company. We received gross proceeds from this sale of $75 million, which was based on the net book value of the company because the sale occurred between affiliated entities under common control. We did not recognize a gain or loss on the sale.
3. Income Taxes
      The following table reflects the components of income taxes from continuing operations for each of the three years ended December 31:

	2004	2003	2002

	(In millions)
Current
Federal	$30	$28	$13
State	(2)	3	2

	28	31	15

Deferred
Federal	10	29	27
State	1	4	3

	11	33	30

Total income taxes from continuing operations	$39	$64	$45

      Our income taxes from continuing operations differ from the amount computed by applying the statutory federal income tax rate of 35 percent for the following reasons for each of the three years ended December 31:

	2004	2003	2002

	(In millions)
Income taxes at the statutory federal rate of 35%	$39	$58	$48
Increase (decrease)
Current year state income taxes, net of federal income tax benefit	3	5	3
State income tax adjustment, net of federal income tax benefit	(3)	—	—
Affiliated dividend income	—	—	(5)
Other	—	1	(1)

Income taxes from continuing operations	$39	$64	$45

Effective tax rate	35%	38%	33%

      The following are the components of our net deferred tax liability at December 31:

	2004	2003

	(In millions)
Deferred tax liabilities
Property, plant and equipment	$165	$154
Other	14	15

Total deferred tax liability	179	169

Deferred tax assets
Other	13	14

Total deferred tax asset	13	14

Net deferred tax liability	$166	$155

      Under El Paso’s tax accrual policy, we are allocated the tax effects associated with our employees’ non-qualified dispositions of employee stock purchase plan stock, the exercise of non-qualified stock options and the vesting of restricted stock as well as restricted stock dividends. This allocation increased taxes payable by $1 million in 2003. This allocation was not material in 2004 and 2002. These tax effects are included in additional paid-in capital in our balance sheet.
4. Financial Instruments
      The carrying amounts and estimated fair values of our financial instruments are as follows at December 31:

	2004		2003

	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

	(In millions)
Balance sheet financial instruments:
Long-term debt, including current maturities(1)	$280	$290	$280	$294

(1)	We estimated the fair value of debt with fixed interest rates based on quoted market prices for the same or similar issues.
     As of December 31, 2004 and 2003, the carrying amounts of cash and cash equivalents, short-term borrowings, and trade receivables and payables are representative of fair value because of the short-term maturity of these instruments.

5. Regulatory Assets and Liabilities
      Below are the details of our regulatory assets and regulatory liabilities at December 31:

Description	2004	2003

	(In millions)
Non-current regulatory assets
Grossed-up deferred taxes on capitalized funds used during construction(1)	$9	$9
Postretirement benefit	5	6
Under-collected deferred income taxes	1	1

Total non-current regulatory assets(2)	$15	$16

Current regulatory liabilities
Postemployment benefit	$—	$1

Non-current regulatory liabilities
Excess deferred income taxes	$1	$1

Total regulatory liabilities(2)	$1	$2

(1)	This amount is not included in our rate base on which we earn a current return.
(2)	Amounts are included as other non-current assets and other current and non-current liabilities in our balance sheet.
6. Debt and Other Credit Facilities
      Our long-term debt consists of $100 million of 6.85% senior debentures due in 2037. These debentures are puttable to us by the holders in 2007.
      We also have $180 million of 10% senior debentures that mature in June 2005. In March 2005, we issued $200 million of 5.95% senior notes due 2015. The net proceeds of the offering will be used to repay the $180 million of senior debentures that mature in June 2005, and for general corporate purposes.
  Credit Facilities
      In November 2004, El Paso replaced its previous $3 billion revolving credit facility with a new $3 billion credit agreement under which we continue to be an eligible borrower. The credit agreement consists of a $1.25 billion term loan facility, a $750 million letter of credit facility, and a $1 billion revolving credit facility. The letter of credit facility provides El Paso the ability to issue letters of credit or borrow any unused capacity as revolving loans. We are only liable for amounts we directly borrow under the credit agreement. At December 31, 2004, El Paso had $1.25 billion outstanding under the term loan facility and utilized approximately all of the $750 million letter of credit facility and approximately $0.4 billion of the $1 billion revolving credit facility to issue letters of credit, none of which were borrowed by or issued on behalf of us. Additionally, El Paso’s interests in us and several of our affiliates continues to be pledged as collateral under the credit agreement.
      Under the $3 billion credit agreement and our indentures, we are subject to a number of restrictions and covenants. The most restrictive of these include (i) limitations on the incurrence of additional debt, based on a ratio of debt to EBITDA (as defined in the agreements), the most restrictive of which shall not exceed 5 to 1; (ii) limitations on the use of proceeds from borrowings; (iii) limitations, in some cases, on transactions with our affiliates; (iv) limitations on the incurrence of liens; (v) potential limitations on our ability to declare and pay dividends and (vi) limitation on our ability to prepay debt. For the year ended December 31, 2004, we were in compliance with all of our debt-related covenants.
      Our long-term debt contains cross-acceleration provisions, the most restrictive of which is a $5 million cross-acceleration clause. If triggered, repayment of our long-term debt could be accelerated.

7. Commitments and Contingencies
  Legal Proceedings
      Grynberg. In 1997, we and a number of our affiliates were named defendants in actions brought by Jack Grynberg on behalf of the U.S. Government under the False Claims Act. Generally, these complaints allege an industry-wide conspiracy to underreport the heating value as well as the volumes of the natural gas produced from federal and Native American lands, which deprived the U.S. Government of royalties. The plaintiff in this case seeks royalties that he contends the government should have received had the volume and heating value been differently measured, analyzed, calculated and reported, together with interest, treble damages, civil penalties, expenses and future injunctive relief to require the defendants to adopt allegedly appropriate gas measurement practices. No monetary relief has been specified in this case. These matters have been consolidated for pretrial purposes (In re: Natural Gas Royalties Qui Tam Litigation, U.S. District Court for the District of Wyoming, filed June 1997). Motions to dismiss have been filed on behalf of all defendants. Our costs and legal exposure related to these lawsuits and claims are not currently determinable.
      Will Price (formerly Quinque). We and a number of our affiliates are named defendants in Will Price, et al. v. Gas Pipelines and Their Predecessors, et al., filed in 1999 in the District Court of Stevens County, Kansas. Plaintiffs allege that the defendants mismeasured natural gas volumes and heating content of natural gas on non-federal and non-Native American lands and seek to recover royalties that they contend they should have received had the volume and heating value of natural gas produced from their properties been differently measured, analyzed, calculated and reported, together with prejudgment and postjudgment interest, punitive damages, treble damages, attorneys’ fees, costs and expenses, and future injunctive relief to require the defendants to adopt allegedly appropriate gas measurement practices. No monetary relief has been specified in this case. Plaintiffs’ motion for class certification of a nationwide class of natural gas working interest owners and natural gas royalty owners was denied in April 2003. Plaintiffs were granted leave to file a Fourth Amended Petition which narrows the proposed class to royalty owners in wells in Kansas, Wyoming and Colorado and removes claims as to heating content. A second class action petition has since been filed as to the heating content claims. Plaintiffs have filed motions for class certification in both proceedings, and defendants have filed briefs in opposition thereto. Our costs and legal exposure related to these lawsuits and claims are not currently determinable.
      In addition to the above matters, we and our subsidiaries and affiliates are named defendants in numerous lawsuits and governmental proceedings that arise in the ordinary course of our business.
      For each of our outstanding legal matters, we evaluate the merits of the case, our exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If we determine that an unfavorable outcome is probable and can be estimated, we establish the necessary accruals. As this information becomes available, or other relevant developments occur, we will adjust our accrual amounts accordingly. There are uncertainties related to the ultimate costs we may incur, based upon our evaluation and experience to date, and therefore, at December 31, 2004, we had no accruals for our outstanding legal matters.

Environmental Matters
      We are subject to federal, state and local laws and regulations governing environmental quality and pollution control. These laws and regulations require us to remove or remedy the effect on the environment of the disposal or release of specified substances at current and former operating sites. At December 31, 2004, we had accrued approximately $14 million for expected remediation costs and associated onsite, offsite and groundwater technical studies. This accrual includes $8 million for environmental contingencies related to properties we previously owned. Our accrual was based on the most likely outcome that can be reasonably estimated. Below is a reconciliation of our accrued liability at December 31, 2004 (in millions):

Balance at January 1, 2004	$14
Additions/adjustments for remediation activities	3
Payments for remediation activities	(3)

Balance at December 31, 2004	$14

      In addition, we expect to make capital expenditures for environmental matters of approximately $2 million in the aggregate for the years 2005 through 2009. These expenditures primarily relate to compliance with clean air regulations. For 2005, we estimate that our total remediation expenditures will be approximately $4 million, which will be expended under government directed clean-up plans.
      It is possible that new information or future developments could require us to reassess our potential exposure related to environmental matters. We may incur significant costs and liabilities in order to comply with existing environmental laws and regulations. It is also possible that other developments, such as increasingly strict environmental laws and regulations and claims for damages to property, employees, other persons and the environment resulting from our current or past operations, could result in substantial costs and liabilities in the future. As this information becomes available, or other relevant developments occur, we will adjust our accrual amounts accordingly. While there are still uncertainties relating to the ultimate costs we may incur, based upon our evaluation and experience to date, we believe our reserves are adequate.
  Rates and Regulatory Matters
      Accounting for Pipeline Integrity Costs. In November 2004, the FERC issued a proposed accounting release that may impact certain costs our interstate pipelines incur related to their pipeline integrity program. If the release is enacted as written, we would be required to expense certain future pipeline integrity costs instead of capitalizing them as part of our property, plant and equipment. Although we continue to evaluate the impact that this potential accounting release will have on our consolidated financial statements, we currently estimate that we would be require to expense an additional amount of pipeline integrity expenditures in the range of approximately $1 million to $4 million annually over the next eight years.
      Selective Discounting Notice of Inquiry. In November 2004, the FERC issued a Notice of Inquiry (NOI) seeking comments on its policy regarding selective discounting by natural gas pipelines. The FERC seeks comments regarding whether its practice of permitting pipelines to adjust their ratemaking throughput downward in rate cases to reflect discounts given by pipelines for competitive reason is appropriate when the discount is given to meet competition from another natural gas pipeline. We, along with several of our affiliated pipelines, filed comments on the NOI in March 2005. The final outcome of this inquiry cannot be predicted with certainty, nor can we predict the impact that the final rule will have on us.
      While the outcome of our outstanding rates and regulatory matters cannot be predicted with certainty, based on current information, we do not expect the ultimate resolution of these matters to have a material adverse effect on our financial position, operating results or cash flows. However, it is possible that new information or future developments could require us to reassess our potential exposure and accruals related to these matters. The impact of these changes may have a material effect on our results of operations, our financial position, and our cash flows in the periods these events occur.
  Capital and Other Commitments
      At December 31, 2004, we had capital and investment commitments of approximately $22 million primarily related to ongoing capital projects. Our other planned capital and investment projects are discretionary in nature, with no substantial contractual capital commitments made in advance of the actual expenditures.
      We have a service agreement with Wyoming Interstate Company, Ltd., our affiliate, providing for the availability of pipeline transportation capacity through 2011. Under the service agreement, we are required to make minimum annual payments of $9 million for 2005, $7 million for 2006, $4 million for 2007, $2 million for each of the years 2008 and 2009 and $3 million in total thereafter. We expensed approximately $9 million for each of the three years ended December 31, 2004 pursuant to this agreement.
  Operating Leases
      We lease property, facilities and equipment under various operating leases. The aggregate minimum lease commitments total $1 million for the years 2005 to 2009. These amounts exclude our proportional share of minimum annual rental commitments paid by El Paso, which are allocated to us through an overhead allocation. See a further discussion of transactions with related parties in Note 11. Rental expense on our operating leases for the years ended December 31, 2004, 2003 and 2002, was $2 million, $2 million and $3 million. These amounts include our share of rent allocated to us from El Paso.
8. Retirement Benefits
  Pension and Retirement Benefits
      El Paso maintains a pension plan to provide benefits determined under a cash balance formula covering substantially all of its U.S. employees, including our employees. Prior to our merger with El Paso, our parent, El Paso CGP, provided non-contributory pension plans covering substantially all of its U.S. employees, including our employees. On April 1, 2001, this plan was merged into El Paso’s existing cash balance plan. Our employees who were participants in this plan on March 31, 2001 receive the greater of cash balance benefits under the El Paso plan or the predecessor’s plan benefits accrued through March 31, 2006.
      El Paso maintains a defined contribution plan covering its U.S. employees, including our employees. Prior to May 1, 2002, El Paso matched 75 percent of participant basic contributions up to 6 percent, with the matching contributions being made to the plan’s stock fund, which participants could diversify at any time. After May 1, 2002, the plan was amended to allow for company matching contributions to be invested in the same manner as that of participant contributions. Effective March 1, 2003, El Paso suspended the matching contribution but reinstituted it again at a rate of 50 percent of participant basic contributions up to 6 percent on July 1, 2003. Effective July 1, 2004, El Paso increased the matching contributions to 75 percent of participant basic contributions up to 6 percent. El Paso is responsible for benefits accrued under its plans and allocates the related costs to its affiliates.

Other Postretirement Benefits
      As a result of El Paso’s merger with El Paso CGP, we offered a one-time election through an early retirement window for employees who were at least age 50 with 10 years of service on December 31, 2000, to retire on or before June 30, 2001, and keep benefits under our postretirement medical and life plans. Total charges associated with the curtailment and special termination benefits were $8 million. In addition, these benefits are available to a closed group of employees who retired before the El Paso merger with El Paso CGP. Medical benefits for this closed group of retirees may be subject to deductibles, co-payment provisions, and other limitations and dollar caps on the amount of employer costs. El Paso reserves the right to change these benefits. Employees who retired after June 30, 2001, continue to receive limited postretirement life insurance benefits. Our postretirement benefit plan costs are pre-funded to the extent these costs are recoverable through our rates. We expect to contribute $2 million to our other postretirement benefit plan in 2005.
      In 2004, we adopted FASB Staff Position (FSP) No. 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003. This pronouncement requires companies to record the impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 on their postretirement benefit plans that provide drug benefits that are covered by that legislation. We determined that our postretirement benefit plans do not provide drug benefits that are covered by this legislation and, as a result, the adoption of this pronouncement did not have a material impact on our financial statements.

      The following table presents the change in projected benefit obligation, change in plan assets and reconciliation of funded status for our other postretirement benefit plan. Our benefits are presented and computed as of and for the twelve months ended September 30 (the plan reporting date):

	2004	2003

	(In millions)
Change in benefit obligation:
Projected benefit obligation at beginning of period:	$12	$13
Interest cost	1	1
Participant contributions	1	1
Actuarial gain	—	(1)
Benefits paid	(2)	(2)

Projected benefit obligation at end of period	$12	$12

Change in plan assets:
Fair value of plan assets at beginning of period	$13	$10
Actual return on plan assets	1	2
Employer contributions	1	2
Participant contributions	1	1
Benefits paid	(2)	(2)

Fair value of plan assets at end of period	$14	$13

Reconciliation of funded status:
Funded status at September 30	$2	$1
Unrecognized actuarial gain	(5)	(6)

Net accrued benefit cost at December 31	$(3)	$(5)

      Future benefits expected to be paid on our other postretirement plan as of December 31, 2004, are as follows (in millions):

Year Ending
December 31,

2005	$1
2006	1
2007	1
2008	1
2009	1
2010 - 2014	5

Total	$10

      Our postretirement benefit costs recorded in operating expenses include the following components for the years ended December 31:

	2004	2003	2002

	(In millions)
Interest cost	$1	$1	$1
Expected return on plan assets	(1)	(1)	—

Net postretirement benefit cost	$—	$—	$1

      Projected benefit obligations and net benefit costs are based on actuarial estimates and assumptions. The following table details the weighted average actuarial assumptions used for our other postretirement plan for 2004, 2003 and 2002:

	2004	2003	2002

	(Percent)
Assumptions related to benefit obligations at September 30:
Discount rate	5.75	6.00
Assumptions related to benefit costs at December 31:
Discount rate	6.00	6.75	7.25
Expected return on plan assets(1)	7.50	7.50	7.50

(1)	The expected return on plan assets is a pre-tax rate (before a tax rate ranging from 35 percent to 38 percent on postretirement benefits) that is primarily based on an expected risk-free investment return, adjusted for historical risk premiums and specific risk adjustments associated with our debt and equity securities. These expected returns were then weighted based on the target asset allocations of our investment portfolio.
     Actuarial estimates for our postretirement benefits plan assumed a weighted average annual rate of increase in the per capita costs of covered health care benefits of 10.0 percent in 2004, gradually decreasing to 5.5 percent by the year 2009. Assumed health care cost trends can have a significant effect on the amounts reported for other postretirement benefit plan. The impact of a one-percentage point increase or decrease in our assumed health care cost trends presented above would have been less than $1 million for both our service and interest costs and our accumulated postretirement benefit obligations.

Other Postretirement Plan Assets
      The following table provides the actual asset allocations in our postretirement plan as of September 30:

	Actual	Actual
Asset Category	2004	2003

	(Percent)
Equity securities	56	28
Debt securities	30	58
Other	14	14

Total	100	100

      The primary investment objective of our plan is to ensure, that over the long-term life of the plan, an adequate pool of sufficiently liquid assets exists to support the benefit obligation to participants, retirees and beneficiaries. In meeting this objective, the plan seeks to achieve a high level of investment return consistent with a prudent level of portfolio risk. Investment objectives are long-term in nature covering typical market cycles of three to five years. Any shortfall in investment performance compared to investment objectives is the result of general economic and capital market conditions.
      The target allocation for the invested assets is 65 percent equity and 35 percent fixed income. In 2003, we modified our target asset allocations for our postretirement benefit plan to increase our equity allocation to 65 percent of total plan assets. Other assets are held in cash for payment of benefits upon presentment. Any El Paso stock held by the plan is held indirectly through investments in mutual funds.
9. Transactions with Major Customer
      The following table shows revenues from our major customer for each of the three years ended December 31:

	2004	2003	2002

	(In millions)
Public Service Company of Colorado(1)	$96	$95	$88

(1)	Our contracts with PSCO include 1,418 BBtu/d that expire between 2006 and 2014. Of this amount, 187 BBtu/d expires in 2006 and 970 BBtu/d expires in 2007.

10. Supplemental Cash Flow Information
      The following table contains supplemental cash flow information for each of the three years ended December 31:

	2004	2003	2002

	(In millions)
Interest paid, net of capitalized interest	$25	$23	$22
Income tax payments	51	63	27
11. Transactions with Affiliates
      Cash Management Program. We participate in El Paso’s cash management program which matches short-term cash surpluses and needs of participating affiliates, thus minimizing total borrowings from outside sources. We had advanced $598 million at December 31, 2004, at a rate of interest which was 2.0%. At December 31, 2003, we had advanced $563 million at a rate of interest which was 2.8%. This receivable is due upon demand; however, we do not anticipate settlement of the entire amount in the next twelve months. At December 31, 2004, we have classified $3 million of this receivable as current accounts receivable from affiliates. In addition, at December 31, 2004 and 2003, we classified $595 million and $563 million as non-current note receivables from affiliates.
      Affiliate Receivables and Payables. At December 31, 2004 and 2003, we had other accounts receivable from affiliates of $4 million and $1 million. In addition, at December 31, 2004 and 2003, we had $7 million and $6 million of non-current notes receivable from our parent, Noric III. Accounts payable to related parties was $9 million and $10 million at December 31, 2004 and 2003. These balances arose in the normal course of our business.
      We also maintained $5 million and $3 million at December 31, 2004 and 2003, in contractual deposits related to our affiliates’ transportation contracts on our system.
      We are a party to a tax accrual policy with El Paso whereby El Paso files U.S. and certain state tax returns on our behalf. In certain states, we file and pay directly to the state taxing authorities. We have income taxes payable of $37 million and $59 million at December 31, 2004 and 2003, included in taxes payable on our balance sheet. The majority of these balances will become payable to El Paso under the tax accrual policy. See Note 1 for a discussion of our tax accrual policy.
      Other. In February 2003, we declared and paid a $41 million dividend to our parent. In addition, during 2004, we acquired assets from an affiliate with a net book value of $3 million.
      Affiliate Revenues and Expenses. We enter into transactions with other El Paso subsidiaries in the normal course of our business to transport, sell and purchase natural gas which increased our affiliated revenue and charges. As discussed more fully in Note 7, we also have a transportation service agreement with Wyoming Interstate Company, Ltd. that extends through 2011. Services provided by these affiliates are based on the same terms as non-affiliates.
      El Paso allocates a portion of its general and administrative expenses to us. The allocation is based on the estimated level of effort devoted to our operations and the relative size of our EBIT, gross property and payroll. For the years ended December 2004, 2003 and 2002, the annual charges were $21 million, $27 million and $27 million. During 2004, 2003 and 2002, El Paso Natural Gas Company and Tennessee Gas Pipeline Company allocated payroll and other expenses to us associated with our shared pipeline services. The allocated expenses are based on the estimated level of staff and their expenses to provide the services. For the years ended December 2004, 2003 and 2002, the annual charges were $23 million, $19 million and $16 million. During 2004, 2003, and 2002, we provided some administrative functions for our affiliates. We, in turn, allocated administrative and general operating costs to our affiliates based on reasonable contractual levels for the services provided. The amounts recorded for these services are reported as reimbursement of operating expenses. We believe all the allocation methods are reasonable.

      The following table shows revenues and charges from our affiliates for each of the three years ended December 31:

	2004	2003	2002

	(In millions)
Revenues	$36	$33	$48
Operation and maintenance expenses from affiliates	53	63	61
Reimbursement of operating expenses charged to affiliates	10	9	10

12.	Supplemental Selected Quarterly Financial Information (Unaudited)
      Financial information by quarter is summarized below.

	Quarters Ended

	March 31	June 30	September 30	December 31	Total

	(In millions)
2004
Operating revenues	$75	$65	$64	$80	$284
Operating income	39	25	17	39	120
Net income	23	14	10	26	73
2003
Operating revenues	$82	$68	$54	$75	$279
Operating income	54	41	27	37	159
Income from continuing operations	31	22	15	35	103
Discontinued operations, net of income taxes	1	7	—	—	8
Net income	32	29	15	35	111

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholder of
Colorado Interstate Gas Company:
      In our opinion, the accompanying consolidated balance sheets and related consolidated statements of income and comprehensive income, of stockholder’s equity and of cash flows present fairly, in all material respects, the consolidated financial position of Colorado Interstate Gas Company and its subsidiaries (the “Company”) at December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule of valuation and qualifying accounts presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      As discussed in Note 1, the Company re-applied the provisions of Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation, on December 31, 2003.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
March 29, 2005

SCHEDULE II
COLORADO INTERSTATE GAS COMPANY
VALUATION AND QUALIFYING ACCOUNTS
Years Ended December 31, 2004, 2003 and 2002
(In millions)

	Balance at	Charged to		Charged to	Balance
	Beginning	Costs and		Other	at End
Description	of Period	Expenses	Deductions(1)	Accounts	of Period

2004
Environmental Reserves	$14	$3	$(3)	$—	$14
Allowance for Doubtful Accounts	2	—	—	—	2
2003
Legal Reserves	$2	$(2)	$—	$—	$—
Environmental Reserves	13	3	(2)	—	14
Regulatory Reserves	4	(4)	—	—	—
Allowance for Doubtful Accounts	1	(1)	—	2	2
2002
Legal Reserves	$19	$(7)	$(10)	$—	$2
Environmental Reserves	7	8	(2)	—	13
Regulatory Reserves	5	7	(8)	—	4
Allowance for Doubtful Accounts	—	1	—	—	1

(1)	These amounts represent cash payments.

CONTROLS AND PROCEDURES AS OF DECEMBER 31, 2004
Evaluation of Disclosure Controls and Procedures
      As of December 31, 2004, we carried out an evaluation under the supervision and with the participation of our management, including our Chief Executive Officer (CEO) and our Chief Financial Officer (CFO), as to the effectiveness, design and operation of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (Exchange Act)). This evaluation considered the various processes carried out under the direction of our disclosure committee in an effort to ensure that information required to be disclosed in the SEC reports we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including the CEO and CFO, as appropriate, to allow timely discussion regarding required financial disclosure.
      Based on the results of this evaluation, our CEO and CFO concluded that as a result of the material weakness discussed below, our disclosure controls and procedures were not effective as of December 31, 2004. Because of the material weakness, we performed additional procedures to ensure that our financial statements as of and for the year ended December 31, 2004, were fairly presented in all material respects in accordance with generally accepted accounting principles.
Internal Control Over Financial Reporting
      During 2004, we continued our efforts to ensure our compliance with Section 404 of the Sarbanes-Oxley Act of 2002, which will apply to us at December 31, 2006. In our efforts to evaluate our internal control over financial reporting, we have identified the material weakness described below as of December 31, 2004. A material weakness is a control deficiency, or combination of control deficiencies, that results in a more than remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.
      Access to Financial Application Programs and Data. At December 31, 2004, we did not maintain effective controls over access to financial application programs and data. Specifically, we identified internal control deficiencies with respect to inadequate design of and compliance with our security access procedures related to identifying and monitoring conflicting roles (i.e., segregation of duties) and a lack of independent monitoring of access to various systems by our information technology staff, as well as certain users that require unrestricted security access to financial and reporting systems to perform their responsibilities. These control deficiencies did not result in an adjustment to the 2004 interim or annual consolidated financial statements. However, these control deficiencies could result in a misstatement of a number of our financial statement accounts, including property, plant and equipment, accounts payable, operating expenses and potentially others, that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected. Accordingly, management has determined that these control deficiencies constitute a material weakness.
Changes in Internal Control over Financial Reporting
      Changes in the Fourth Quarter 2004. There has been no change in our internal control over financial reporting during the fourth quarter of 2004 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.
      Changes in 2005. Since December 31, 2004, we have taken action to correct the control deficiencies that resulted in the material weakness described above including implementing monitoring controls in our information technology areas over users who require unrestricted access to perform their job responsibilities. Other remedial actions have also been identified and are in the process of being implemented.

COLORADO INTERSTATE GAS COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions)
(Unaudited)

	Quarter Ended
	March 31,

	2005	2004

Operating revenues	$77	$75

Operating expenses
Operation and maintenance	34	25
Depreciation, depletion and amortization	7	7
Taxes, other than income taxes	4	4

	45	36

Operating income	32	39
Other income, net	1	—
Interest and debt expense	(7)	(6)
Affiliated interest income, net	5	4

Income before income taxes	31	37
Income taxes	12	14

Net income	$19	$23

See accompanying notes.

COLORADO INTERSTATE GAS COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share amounts)
(Unaudited)

	March 31,	December 31,
	2005	2004

ASSETS
Current assets
Cash and cash equivalents	$197	$—
Accounts and notes receivable
Customer, net of allowance of $2 in 2005 and 2004	29	32
Affiliates	40	7
Other	1	1
Materials and supplies	3	3
Deferred income taxes	5	4
Other	8	5

Total current assets	283	52

Property, plant and equipment, at cost	1,175	1,181
Less accumulated depreciation, depletion and amortization	372	374

Total property, plant and equipment, net	803	807

Other assets
Notes receivable from affiliates	631	602
Other	23	19

	654	621

Total assets	$1,740	$1,480

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Accounts payable
Trade	$14	$9
Affiliates	29	9
Other	8	8
Current maturities of long-term debt	180	180
Accrued liabilities	8	5
Taxes payable	46	45
Contractual deposits	8	8
Other	8	1

Total current liabilities	301	265

Long-term debt	300	100

Other liabilities
Deferred income taxes	175	170
Other	13	13

	188	183

Commitments and contingencies
Stockholder’s equity
Common stock, par value $1 per share; 1,000 shares authorized, issued and outstanding	—	—
Additional paid-in capital	47	47
Retained earnings	904	885

Total stockholder’s equity	951	932

Total liabilities and stockholder’s equity	$1,740	$1,480

See accompanying notes.

COLORADO INTERSTATE GAS COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Quarter Ended
	March 31,

	2005	2004

Cash flows from operating activities
Net income	$19	$23
Adjustments to reconcile net income to net cash from operating activities
Depreciation, depletion and amortization	7	7
Deferred income taxes	4	4
Asset and liability changes	23	10

Net cash provided by operating activities	53	44

Cash flows from investing activities
Additions to property, plant and equipment	(9)	(8)
Net change in affiliate advances	(44)	(41)
Other	—	1

Net cash used in investing activities	(53)	(48)

Cash flows from financing activities
Net proceeds from issuance of long-term debt	197	—

Net cash provided by financing activities	197	—

Net change in cash and cash equivalents	197	(4)
Cash and cash equivalents
Beginning of period	—	4

End of period	$197	$—

See accompanying notes.

COLORADO INTERSTATE GAS COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
1. Basis of Presentation and Significant Accounting Policies
  Basis of Presentation
      We are an indirect wholly owned subsidiary of El Paso Corporation (El Paso). We prepared these condensed consolidated financial statements (unaudited) under the rules and regulations of the United States Securities and Exchange Commission (SEC). Because these are interim period financial statements presented using a condensed format, they do not include all of the disclosures required by generally accepted accounting principles. You should read them along with our Consolidated Financial Statements beginning on page F-2, which includes a summary of our significant accounting policies and other disclosures. The financial statements as of March 31, 2005, and for the quarters ended March 31, 2005 and 2004, are unaudited. We derived the balance sheet as of December 31, 2004, from the audited balance sheet included in our Consolidated Financial Statements beginning on page F-2. In our opinion, we have made all adjustments which are of a normal, recurring nature to fairly present our interim period results. Due to the seasonal nature of our business, information for interim periods may not be indicative of our results of operations for the entire year.
  Significant Accounting Policies
      Our significant accounting policies are consistent with those discussed in Note 1 of the Notes to Consolidated Financial Statements beginning on page F-6.
  New Accounting Pronouncements Issued But Not Yet Adopted
      As of March 31, 2005, there were several accounting standards and interpretations that had not yet been adopted by us. Below is a discussion of a significant standard that may impact us.
      Accounting for Asset Retirement Obligations. In March 2005, the Financial Accounting Standards Board (FASB) issued FASB Interpretation (FIN) No. 47, Accounting for Conditional Asset Retirement Obligations. FIN No. 47 requires companies to record a liability for those asset retirement obligations in which the timing or amount of settlement of the obligation are uncertain. These conditional obligations were not addressed by Statement of Financial Accounting Standards No. 143, which we adopted on January 1, 2003. FIN No. 47 will require us to accrue a liability when a range of scenarios indicate that the potential timing and settlement amounts of our conditional asset retirement obligations can be determined. We will adopt the provisions of this standard in the fourth quarter of 2005 and have not yet determined the impact, if any, that this pronouncement will have on our financial statements.
2. Debt and Credit Facilities
     Debt
      In March 2005, we issued $200 million of 5.95% senior notes due 2015. The net proceeds of the offering will be used to repay $180 million of senior debentures that are scheduled to mature in June 2005, and for general corporate purposes.
  Credit Facilities
      We are an eligible borrower under El Paso’s $3 billion credit agreement. At March 31, 2005, El Paso had $1.2 billion outstanding under the term loan and $1.4 billion of letters of credit issued under the credit agreement, none of which was borrowed by us or issued on behalf of us. For a further discussion of El Paso’s $3 billion credit agreement and our restrictive covenants, see Note 6 of the Notes to Consolidated Financial Statements on page F-12.

3. Commitments and Contingencies

Legal Proceedings
      Grynberg. In 1997, we and a number of our affiliates were named defendants in actions brought by Jack Grynberg on behalf of the U.S. Government under the False Claims Act. Generally, these complaints allege an industry-wide conspiracy to underreport the heating value as well as the volumes of the natural gas produced from federal and Native American lands, which deprived the U.S. Government of royalties. The plaintiff in this case seeks royalties that he contends the government should have received had the volume and heating value been differently measured, analyzed, calculated and reported, together with interest, treble damages, civil penalties, expenses and future injunctive relief to require the defendants to adopt allegedly appropriate gas measurement practices. No monetary relief has been specified in this case. These matters have been consolidated for pretrial purposes (In re: Natural Gas Royalties Qui Tam Litigation, U.S. District Court for the District of Wyoming, filed June 1997). Motions to dismiss have been briefed and argued and the parties are awaiting the court’s ruling. Our costs and legal exposure related to these lawsuits and claims are not currently determinable.
      Will Price (formerly Quinque). We and a number of our affiliates are named defendants in Will Price, et al. v. Gas Pipelines and Their Predecessors, et al., filed in 1999 in the District Court of Stevens County, Kansas. Plaintiffs allege that the defendants mismeasured natural gas volumes and heating content of natural gas on non-federal and non-Native American lands and seek to recover royalties that they contend they should have received had the volume and heating value of natural gas produced from their properties been differently measured, analyzed, calculated and reported, together with prejudgment and postjudgment interest, punitive damages, treble damages, attorneys’ fees, costs and expenses, and future injunctive relief to require the defendants to adopt allegedly appropriate gas measurement practices. No monetary relief has been specified in this case. Plaintiffs’ motion for class certification of a nationwide class of natural gas working interest owners and natural gas royalty owners was denied in April 2003. Plaintiffs were granted leave to file a Fourth Amended Petition which narrows the proposed class to royalty owners in wells in Kansas, Wyoming and Colorado and removes claims as to heating content. A second class action petition has since been filed as to the heating content claims. Motions for class certification have been briefed and argued in both proceedings, and the parties are awaiting the court’s ruling. Our costs and legal exposure related to these lawsuits and claims are not currently determinable.
      In addition to the above matters, we and our subsidiaries and affiliates are named defendants in numerous lawsuits and governmental proceedings that arise in the ordinary course of our business.
      For each of our outstanding legal matters, we evaluate the merits of the case, our exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If we determine that an unfavorable outcome is probable and can be estimated, we establish the necessary accruals. As further information becomes available, or other relevant developments occur, we adjust our accrual amounts accordingly. While there are still uncertainties related to the ultimate costs we may incur, based upon our evaluation and experience to date, we had no accruals for our outstanding legal matters at March 31, 2005.

Environmental Matters
      We are subject to federal, state and local laws and regulations governing environmental quality and pollution control. These laws and regulations require us to remove or remedy the effect on the environment of the disposal or release of specified substances at current and former operating sites. At March 31, 2005, we had accrued approximately $17 million for expected remediation costs and associated onsite, offsite and groundwater technical studies. This accrual includes $8 million for environmental contingencies related to properties we previously owned. Our accrual was based on the most likely outcome that can be reasonably estimated. Below is a reconciliation of our accrued liability from January 1, 2005 to March 31, 2005 (in millions):

Balance at January 1, 2005	$14
Additions/adjustments for remediation activities	4
Payments for remediation activities	(1)

Balance at March 31, 2005	$17

      For the remainder of 2005, we estimate that our total remediation expenditures will be approximately $7 million, which will be expended under government directed clean-up plans. In addition, we expect to make capital expenditures for environmental matters of approximately $2 million in the aggregate for the years 2005 through 2009. These expenditures primarily relate to compliance with clean air regulations.
      It is possible that new information or future developments could require us to reassess our potential exposure related to environmental matters. We may incur significant costs and liabilities in order to comply with existing environmental laws and regulations. It is also possible that other developments, such as increasingly strict environmental laws and regulations and claims for damages to property, employees, other persons and the environment resulting from our current or past operations, could result in substantial costs and liabilities in the future. As this information becomes available, or other relevant developments occur, we will adjust our accrual amounts accordingly. While there are still uncertainties relating to the ultimate costs we may incur, based upon our evaluation and experience to date, we believe our reserves are adequate.
  Rates and Regulatory Matters
      Accounting for Pipeline Integrity Costs. In November 2004, the Federal Energy Regulatory Commission (FERC) issued a proposed accounting release that may impact certain costs our interstate pipelines incur related to their pipeline integrity program. If the release is enacted as written, we would be required to expense certain future pipeline integrity costs instead of capitalizing them as part of our property, plant and equipment. Although we continue to evaluate the impact that this potential accounting release will have on our consolidated financial statements, we currently estimate that we would be required to expense an additional amount of pipeline integrity expenditures in the range of approximately $1 million to $4 million annually over the next eight years.
      Selective Discounting Notice of Inquiry. In November 2004, the FERC issued a Notice of Inquiry (NOI) seeking comments on its policy regarding selective discounting by natural gas pipelines. The FERC seeks comments regarding whether its practice of permitting pipelines to adjust their ratemaking throughput downward in rate cases to reflect discounts given by pipelines for competitive reason is appropriate when the discount is given to meet competition from another natural gas pipeline. We, along with several of our affiliated pipelines, filed comments on the NOI in March 2005. The final outcome of this inquiry cannot be predicted with certainty, nor can we predict the impact that the final rule will have on us.
      While the outcome of our outstanding rates and regulatory matters cannot be predicted with certainty, based on current information, we do not expect the ultimate resolution of these matters to have a material adverse effect on our financial position, operating results or cash flows. However, it is possible that new information or future developments could require us to reassess our potential exposure and accruals related to these matters, which could have a material effect on our results of operations, our financial position, and our cash flows in the periods these events occur.

4. Transactions with Affiliates
      Cash Management Program. We participate in El Paso’s cash management program which matches short-term cash surpluses and needs of participating affiliates, thus minimizing total borrowings from outside sources. We had advanced $642 million at March 31, 2005, at a rate of interest which was 3.5%. At December 31, 2004, we had advanced $598 million at a rate of interest which was 2.0%. This receivable is due upon demand; however, we do not anticipate settlement of the entire amount in the next twelve months. At March 31, 2005 and December 31, 2004, we have classified $17 million and $3 million of this receivable as a current note receivable from affiliates. In addition, at March 31, 2005 and December 31, 2004, we classified $625 million and $595 million as a non-current note receivable from affiliates.
      Taxes. We are a party to a tax accrual policy with El Paso whereby El Paso files U.S. and certain state tax returns on our behalf. In certain states, we file and pay directly to the state taxing authorities. We have income taxes payable of $42 million at March 31, 2005 and $37 million at December 31, 2004, included in taxes payable on our balance sheet. The majority of these balances will become payable to El Paso.
      Other Affiliate Balances. The following table shows other balances with our affiliates:

	March 31,	December 31,
	2005	2004

	(In millions)
Accounts receivable(1)	$23	$4
Other current assets	2	2
Non-current note receivable	6	7
Accounts payable(1)	29	9
Contractual deposits	5	5

(1)	The change in these accounts is due to gas imbalances with our affiliates Wyoming Interstate Company and Cheyenne Plains Gas Company. These imbalances were settled during April 2005.
      Affiliate Revenues and Expenses. The following table shows revenues and charges from our affiliates for the quarters ended March 31:

	2005	2004

	(In millions)
Revenues from affiliates	$9	$8
Operations and maintenance expenses from affiliates	13	12
Reimbursements of operating expenses charged to affiliates	4	2

CONTROLS AND PROCEDURES AS OF MARCH 31, 2005
Material Weakness Previously Disclosed
      As discussed in our Controls and Procedures as of December 31, 2004, we did not maintain effective controls as of December 31, 2004, over access to financial application programs and data in certain information technology environments. The remedial actions implemented in the first quarter of 2005 related to this material weakness are described below.
Evaluation of Disclosure Controls and Procedures
      As of March 31, 2005, we carried out an evaluation under the supervision and with the participation of our management, including our President and our Chief Financial Officer (CFO), as to the effectiveness, design and operation of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (Exchange Act)). This evaluation considered the various processes carried out under the direction of our disclosure committee in an effort to ensure that information required to be disclosed in the SEC reports we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including the President and CFO, as appropriate, to allow timely discussion regarding required financial disclosure.
      Based on the results of this evaluation, our President and CFO concluded that as a result of the material weaknesses discussed above, our disclosure controls and procedures were not effective as of March 31, 2005. Because of this material weakness, we performed additional procedures to ensure that our financial statements as of and for the quarter ended March 31, 2005, were fairly presented in all material respects in accordance with generally accepted accounting principles.
Changes in Internal Control Over Financial Reporting
      During the first quarter of 2005, we implemented the following changes in our internal control over financial reporting:

•	Implemented automated and manual controls for our primary financial system to monitor unauthorized password changes; and

•	Developed a segregation of duties matrix for our primary financial system that documents existing role assignments.
      We have identified other remedial actions to improve our internal control over financial reporting that are in the process of being implemented. In addition, we are continuing to evaluate the ongoing effectiveness and sustainability of the changes we have made in our internal control and, as a result of our ongoing evaluation, we may identify additional changes to improve our internal control over financial reporting.

      UNTIL                     , ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS’ OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNUSED ALLOTMENTS OR SUBSCRIPTIONS.
COLORADO INTERSTATE GAS COMPANY
$200,000,000
OFFER TO EXCHANGE
ALL OUTSTANDING 5.95% SENIOR NOTES DUE 2015
FOR
ALL REGISTERED 5.95% SENIOR NOTES DUE 2015

PROSPECTUS

                    , 2005
The Bank of New York Trust Company, N.A.
By Mail/Hand/Overnight Delivery:
The Bank of New York Trust Company, N.A.
c/o The Bank of New York
Corporate Trust Operations
Reorganization Unit
101 Barclay Street — 7 East
New York, NY 10286
Attn: Ms. Giselle Guadalupe
For Assistance Call:
(212) 815-6331
Fax Number:
(212) 298-1915

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS
      Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, proceedings whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, by-laws, disinterested director vote, stockholder vote, agreement, or otherwise.
      Article IV, Section IV of the by-laws of Colorado Interstate Gas requires indemnification to the full extent permitted under Delaware law for any person made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative, actually and reasonably incurred by reason of the fact that such person or such person’s testator or intestate, is or was serving as a director, officer or employee of Colorado Interstate Gas or its predecessor, such person or is or was serving at the request of Colorado Interstate Gas as a director, officer or employee of another enterprise. The by-laws of Colorado Interstate Gas also provide that in the event that the board of directors or stockholders refuse or fail to provide indemnity, a person may seek indemnity from the Colorado Interstate Gas in court and have the court substitute its judgment as to the propriety of indemnity, or determine whether indemnity is proper in the absence of such determination by the board of directors or stockholders.
      Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.
      Article Seventh of Colorado Interstate Gas’ amended and restated certificate of incorporation contains a similar provision. It also provides that to the full extent that the DGCL, as it now exists or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of Colorado Interstate Gas shall not be liable to Colorado Interstate Gas or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment, repeal or modification of such Article Seventh shall not adversely affect any right or protection of a director of Colorado Interstate Gas for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
      Certain directors and officers of Colorado Interstate Gas are directors, officers and/or employees of El Paso.
      Article X of El Paso’s By-laws requires indemnification to the full extent permitted under Delaware law as from time to time in effect. Subject to any restrictions imposed by Delaware law, the By-laws of El Paso provide an unconditional right to indemnification for all expense, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes, or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by any person in connection with any actual or threatened proceeding (including, to the extent permitted by law, any derivative action) by reason of the fact that such person is or was serving as a director, officer, or employee of El Paso or that, being or having been such a director or officer or an employee of El Paso, such person is or was serving at the request of El Paso as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, including an employee benefit plan. The By-laws of El Paso also provide that El Paso may, by action of its Board of Directors, provide indemnification to its agents with the same scope and effect as the foregoing indemnification of directors and officers.
      El Paso has entered into indemnification agreements with each member of its Board of Directors and certain of its officers, including Mr. Somerhalder. These agreements reiterate the rights to indemnification that are provided to its Board of Directors and certain of its officers under El Paso’s By-laws, clarify procedures related to those rights, and provide that such rights are also available to fiduciaries under certain of El Paso’s employee benefit plans. As is the case under the By-laws, the agreements provide for indemnification to the full extent permitted by Delaware law, including the right to be paid the reasonable expenses (including attorneys’ fees) incurred in defending a proceeding related to service as a director, officer or fiduciary in advance of that proceeding’s final disposition. El Paso may maintain insurance, enter into contracts, create a trust fund or use other means available to provide for indemnity payments and advances. In the event or a change in control of El Paso (as defined in the indemnification agreements), El Paso is obligated to pay the costs of independent legal counsel who will provide advice concerning the rights of each director and officer to indemnity payments and advances.
      El Paso maintains directors’ and officers’ liability insurance which provides for payment, on behalf of the directors and officers of El Paso and its subsidiaries, including Colorado Interstate Gas Company, of certain losses of such persons (other than matters uninsurable under law) arising from claims, including claims arising under the Securities Act, for acts or omissions by such persons while acting as directors or officers of El Paso and/or its subsidiaries, as the case may be.

ITEM 21.	EXHIBIT AND FINANCIAL STATEMENTS INDEX
      (a)     Exhibits:

Exhibit
Number		Description

3.1		Amended and Restated Certificate of Incorporation dated as of March 7, 2002 (incorporated by reference to Exhibit 3.A to our 2001 Form 10-K).
3.2		By-laws dated June 24, 2002 (incorporated by reference to Exhibit 3.B to our 2002 Form 10-K).
4.1		Form of 5.95% Note of due 2015 (included in Exhibit 4.3).
4.2		Indenture, dated as of June 27, 1997, among Colorado Interstate Gas Company, as issuer, and The Bank of New York Trust Company, N.A., as successor-in-interest to Harris Trust and Saving Bank, as trustee, (incorporated by reference to Exhibit 4.A to our Annual Report on Form 10-K filed on March 29, 2005).
4.3		First Supplemental Indenture dated as of June 27, 1997, between Colorado Interstate Gas Company and The Bank of New York Trust Company, N.A. (successor to Harris Trust and Savings Bank), as Trustee, (incorporated by reference to Exhibit 4.A.1 to our Annual Report on Form 10-K filed on March 29, 2005).
4.4		Second Supplemental Indenture dated as of March 9, 2005 between Colorado Interstate Gas Company and The Bank of New York Trust Company, N.A., as trustee. (incorporated by reference to Exhibit 4.A to our Current Report on Form 8-K filed on March 14, 2005).
4.5		Registration Rights Agreement, dated as of March 9, 2005 between Colorado Interstate Gas Company and Citigroup Global Markets Inc., Credit Suisse First Boston LLC, BNP Paribas Securities Corp., Fortis Securities LLC, Greenwich Capital Markets, Inc. and Scotia Capital (USA) Inc., (incorporated by reference to Exhibit 10.A to our Current Report on Form 8-K filed on March 14, 2005).
5	.1**	Opinion of Andrews Kurth LLP regarding the validity of the securities registered hereby.
8	.1**	Opinion of Andrews Kurth LLP regarding tax matters.

Exhibit
Number	Description

10.1	Amended and Restated Credit Agreement dated as of November 23, 2004, among El Paso Corporation, ANR Pipeline Company, Colorado Interstate Gas Company, El Paso Natural Gas Company, Tennessee Gas Pipeline Company, the several banks and other financial institutions from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent (incorporated by reference to Exhibit 10.A to our Form 8-K filed November 29, 2004).
10.2	Amended and Restated Security Agreement dated as of November 23, 2004, among El Paso Corporation, ANR Pipeline Company, Colorado Interstate Gas Company, El Paso Natural Gas Company, Tennessee Gas Pipeline Company, the Subsidiary Grantors and certain other credit parties thereto and JPMorgan Chase Bank, N.A., not in its individual capacity, but solely as collateral agent for the Secured Parties and as the depository bank (Exhibit 10.B to our Form 8-K filed November 29, 2004).
10.3	$3,000,000,000 Revolving Credit Agreement dated as of April 16, 2003 among El Paso Corporation, El Paso Natural Gas Company, Tennessee Gas Pipeline Company and ANR Pipeline Company, as Borrowers, the Lenders Party thereto, and JPMorgan Chase Bank, as Administrative Agent, ABN Amro Bank N.V. and Citicorp North America, Inc., as Co-Document Agents, Bank of America, N.A. and Credit Suisse First Boston, as Co-Syndication Agents, J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as Joint Bookrunners and Co-Lead Arrangers. (incorporated by reference to Exhibit 99.1 to El Paso Corporation’s Form 8-K filed April 18, 2003); First Amendment to the $3,000,000,000 Revolving Credit Agreement and Waiver dated as of March 15, 2004 among El Paso Corporation, El Paso Natural Gas Company, Tennessee Gas Pipeline Company, ANR Pipeline Company and Colorado Interstate Gas Company, as Borrowers, the Lenders party thereto and JPMorgan Chase Bank, as Administrative Agent, ABN AMRO Bank N.V. and Citicorp North America, Inc., as Co-Documentation Agents, Bank of America, N.A. and Credit Suisse First Boston, as Co-Syndication Agents (incorporated by reference to Exhibit 10.A.1 to our 2003 First Quarter Form 10-Q); Second Waiver to the $3,000,000,000 Revolving Credit Agreement dated as of June 15, 2004 among El Paso Corporation, El Paso Natural Gas Company, Tennessee Gas Pipeline Company, ANR Pipeline Company and Colorado Interstate Gas Company, as Borrowers, the Lenders party thereto and JPMorgan Chase Bank, as Administrative Agent, ABN AMRO Bank N.V. and Citicorp North America, Inc., as Co-Documentation Agents, Bank of America, N.A. and Credit Suisse First Boston, as Co-Syndication Agents (incorporated by reference to Exhibit 10.A.2 to our 2003 Second Quarter Form 10-Q); Second Amendment to the $3,000,000,000 Revolving Credit Agreement and Third Waiver dated as of August 6, 2004 among El Paso Corporation, El Paso Natural Gas Company, Tennessee Gas Pipeline Company, ANR Pipeline Company and Colorado Interstate Gas Company, as Borrowers, the Lenders party thereto and JPMorgan Chase Bank, as Administrative Agent, ABN AMRO Bank N.V. and Citicorp North America, Inc., as Co-Documentation Agents, Bank of America, N.A. and Credit Suisse First Boston, as Co-Syndication Agents. (incorporated by reference to Exhibit 99.B to our Form 8-K filed August 10, 2004); Pipeline Company Borrower Joinder Agreement dated as of December 23, 2003 (incorporated by reference to Exhibit 10.E to our 2003 Form 10-K); CIG Joinder Agreement dated as of December 23, 2003 (incorporated by reference to Exhibit 10.F to our 2003 Form 10-K).
10.4	Security and Intercreditor Agreement dated as of April 16, 2003 among El Paso Corporation, the persons referred to therein as Pipeline Company Borrowers, the persons referred to therein as Grantors, each of the Representative Agents, JPMorgan Chase Bank, as Credit Agreement Administrative Agent and JPMorgan Chase Bank, as Collateral Agent, Intercreditor Agent, and Depository Bank. (incorporated by reference to Exhibit 99.3 to El Paso Corporation’s Form 8-K filed April 18, 2003).
10.5	No-Notice Storage and Transportation Delivery Service Agreement Rate Schedule NNT-1, dated October 1, 2001, between Colorado Interstate Gas Company and Public Service Company of Colorado. (incorporated by reference to Exhibit 10.6 to our 2005 First Quarter Form 10-Q).

Exhibit
Number		Description

10.6		Agreement and General Release dated May 4, 2005, by and between El Paso Corporation and John W. Somerhalder II.(incorporated by reference to Exhibit 10.A to El Paso Corporation’s Form 8-K, filed May 4, 2005).
10.7		Form of Indemnification Agreement executed by El Paso Corporation for the benefit of each officer listed in Schedule A thereto, effective December 17, 2004 (incorporated by reference to Exhibit 10.WW to El Paso Corporation’s 2004 Third Quarter Form 10-Q).
12	.1†	Computation of Ratio of Earnings to Fixed Charges.
21	.1†	Subsidiaries of Colorado Interstate Gas Company.
23	.1*	Consent of PricewaterhouseCoopers LLP.
23.2		Consent of Andrews Kurth LLP (included in Exhibit 5.1).
25	.1†	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Bank of New York Trust Company, N.A. to act as trustee under the Indenture.
99	.1†	Form of Letter of Transmittal.
99	.2†	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
99	.3†	Form of Notice of Guaranteed Delivery.
99	.4†	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99	.5†	Form of Letter to Clients
99	.6†	Form of Exchange Agent Agreement

*	Indicates exhibits filed herewith.

**	Indicates exhibits to be filed by amendment.

†	Previously filed with our Form S-4 dated June 10, 2005.

ITEM 22. UNDERTAKINGS
      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs 1(a) and 1(b) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Houston, State of Texas on July 26, 2005.

COLORADO INTERSTATE GAS COMPANY

By:	/s/ Greg G. Gruber

Name: Greg G. Gruber

Title:	Senior Vice President, Chief Financial Officer, Treasurer and Director
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons, in the capacities and on the dates indicated:

Signature	Title	Date

/s/ James J. Cleary James J. Cleary	President, Chairman of the Board and Director (Principal Executive Officer)	July 26, 2005

/s/ Greg G. Gruber Greg G. Gruber	Senior Vice President, Chief Financial Officer, Treasurer and Director (Principal Accounting Officer and Principal Financial Officer)	July 26, 2005

/s/ Daniel B. Martin Daniel B. Martin	Senior Vice President and Director	July 26, 2005

EXHIBITS INDEX

Exhibit
Number		Description

3.1		Amended and Restated Certificate of Incorporation dated as of March 7, 2002 (incorporated by reference to Exhibit 3.A to our 2001 Form 10-K).
3.2		By-laws dated June 24, 2002 (incorporated by reference to Exhibit 3.B to our 2002 Form 10-K).
4.1		Form of 5.95% Note of due 2015 (included in Exhibit 4.3).
4.2		Indenture, dated as of June 27, 1997, among Colorado Interstate Gas Company, as issuer, and The Bank of New York Trust Company, N.A., as successor-in-interest to Harris Trust and Saving Bank, as trustee, (incorporated by reference to Exhibit 4.A to our Annual Report on Form 10-K filed on March 29, 2005).
4.3		First Supplemental Indenture dated as of June 27, 1997, between Colorado Interstate Gas Company and The Bank of New York Trust Company, N.A. (successor to Harris Trust and Savings Bank), as Trustee (incorporated by reference to Exhibit 4.A.1 to our Annual Report on Form 10-K filed on March 29, 2005).
4.4		Second Supplemental Indenture dated as of March 9, 2005 between Colorado Interstate Gas Company and The Bank of New York Trust Company, N.A., as trustee. (incorporated by reference to Exhibit 4.A to our Current Report on Form 8-K filed on March 14, 2005).
4.5		Registration Rights Agreement, dated as of March 9, 2005 between Colorado Interstate Gas Company and Citigroup Global Markets Inc., Credit Suisse First Boston LLC, BNP Paribas Securities Corp., Fortis Securities LLC, Greenwich Capital Markets, Inc. and Scotia Capital (USA) Inc., (incorporated by reference to Exhibit 10.A to our Current Report on Form 8-K filed on March 14, 2005).
5	.1**	Opinion of Andrews Kurth LLP regarding the validity of the securities registered hereby.
8	.1**	Opinion of Andrews Kurth LLP regarding tax matters.
10.1		Amended and Restated Credit Agreement dated as of November 23, 2004, among El Paso Corporation, ANR Pipeline Company, Colorado Interstate Gas Company, El Paso Natural Gas Company, Tennessee Gas Pipeline Company, the several banks and other financial institutions from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent (incorporated by reference to Exhibit 10.A to our Form 8-K filed November 29, 2004).
10.2		Amended and Restated Security Agreement dated as of November 23, 2004, among El Paso Corporation, ANR Pipeline Company, Colorado Interstate Gas Company, El Paso Natural Gas Company, Tennessee Gas Pipeline Company, the Subsidiary Grantors and certain other credit parties thereto and JPMorgan Chase Bank, N.A., not in its individual capacity, but solely as collateral agent for the Secured Parties and as the depository bank (Exhibit 10.B to our Form 8-K filed November 29, 2004).
10.3		$3,000,000,000 Revolving Credit Agreement dated as of April 16, 2003 among El Paso Corporation, El Paso Natural Gas Company, Tennessee Gas Pipeline Company and ANR Pipeline Company, as Borrowers, the Lenders Party thereto, and JPMorgan Chase Bank, as Administrative Agent, ABN Amro Bank N.V. and Citicorp North America, Inc., as Co-Document Agents, Bank of America, N.A. and Credit Suisse First Boston, as Co-Syndication Agents, J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as Joint Bookrunners and Co-Lead Arrangers. (incorporated by reference to Exhibit 99.1 to El Paso Corporation’s Form 8-K filed April 18, 2003); First Amendment to the $3,000,000,000 Revolving Credit Agreement and Waiver dated as of March 15, 2004 among El Paso Corporation, El Paso Natural Gas Company, Tennessee Gas Pipeline Company, ANR Pipeline Company and Colorado Interstate Gas Company, as Borrowers, the Lenders party thereto and JPMorgan Chase Bank, as Administrative Agent, ABN AMRO Bank N.V. and Citicorp North America, Inc., as Co-Documentation Agents, Bank of America, N.A. and Credit Suisse First Boston, as Co-Syndication Agents (incorporated by reference to Exhibit 10.A.1 to our 2003 First Quarter Form 10-Q); Second Waiver to the $3,000,000,000 Revolving Credit Agreement dated as of June 15, 2004 among El Paso Corporation, El Paso Natural Gas Company, Tennessee Gas Pipeline Company, ANR Pipeline Company and Colorado Interstate Gas Company, as Borrowers, the

Exhibit
Number		Description

Lenders party thereto and JPMorgan Chase Bank, as Administrative Agent, ABN AMRO Bank N.V. and Citicorp North America, Inc., as Co-Documentation Agents, Bank of America, N.A. and Credit Suisse First Boston, as Co-Syndication Agents (incorporated by reference to Exhibit 10.A.2 to our 2003 Second Quarter Form 10-Q); Second Amendment to the $3,000,000,000 Revolving Credit Agreement and Third Waiver dated as of August 6, 2004 among El Paso Corporation, El Paso Natural Gas Company, Tennessee Gas Pipeline Company, ANR Pipeline Company and Colorado Interstate Gas Company, as Borrowers, the Lenders party thereto and JPMorgan Chase Bank, as Administrative Agent, ABN AMRO Bank N.V. and Citicorp North America, Inc., as Co-Documentation Agents, Bank of America, N.A. and Credit Suisse First Boston, as Co-Syndication Agents. (incorporated by reference to Exhibit 99.B to our Form 8-K filed August 10, 2004); Pipeline Company Borrower Joinder Agreement dated as of December 23, 2003 (incorporated by reference to Exhibit 10.E to our 2003 Form 10-K); CIG Joinder Agreement dated as of December 23, 2003 (incorporated by reference to Exhibit 10.F to our 2003 Form 10-K).
10.4		Security and Intercreditor Agreement dated as of April 16, 2003 among El Paso Corporation, the persons referred to therein as Pipeline Company Borrowers, the persons referred to therein as Grantors, each of the Representative Agents, JPMorgan Chase Bank, as Credit Agreement Administrative Agent and JPMorgan Chase Bank, as Collateral Agent, Intercreditor Agent, and Depository Bank. (incorporated by reference to Exhibit 99.3 to El Paso Corporation’s Form 8-K filed April 18, 2003).
10.5		No-Notice Storage and Transportation Delivery Service Agreement Rate Schedule NNT-1, dated October 1, 2001, between Colorado Interstate Gas Company and Public Service Company of Colorado. (incorporated by reference to Exhibit 10.6 to our 2005 First Quarter Form 10-Q).
10.6		Agreement and General Release dated May 4, 2005, by and between El Paso Corporation and John W. Somerhalder II.(incorporated by reference to Exhibit 10.A to El Paso Corporation’s Form 8-K, filed May 4, 2005).
10.7		Form of Indemnification Agreement executed by El Paso Corporation for the benefit of each officer listed in Schedule A thereto, effective December 17, 2004 (incorporated by reference to Exhibit 10.WW to El Paso Corporation’s 2004 Third Quarter Form 10-Q).
12	.1†	Computation of Ratio of Earnings to Fixed Charges.
21	.1†	Subsidiaries of Colorado Interstate Gas Company.
23	.1*	Consent of PricewaterhouseCoopers LLP.
23.2		Consent of Andrews Kurth LLP (included in Exhibit 5.1).
25	.1†	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Bank of New York Trust Company, N.A. to act as trustee under the Indenture.
99	.1†	Form of Letter of Transmittal.
99	.2†	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
99	.3†	Form of Notice of Guaranteed Delivery.
99	.4†	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99	.5†	Form of Letter to Clients
99	.6†	Form of Exchange Agent Agreement

*	Indicates exhibits filed herewith.

**	Indicates exhibits to be filed by amendment.

†	Previously filed with our Form S-4 dated June 10, 2005.